Form 10-K405, Exhibit 13
period 2000-02-29
COGNOS INC
filed 2000-05-26
CIK 746782

                                                                    Exhibit 13.1



                              COGNOS INCORPORATED


Common Share Information

PRINCIPAL MARKETS

The Toronto Stock Exchange and the Nasdaq National Market are the principal markets on which the Corporation's shares are traded.

The Corporation's common shares were first listed on The Toronto Stock Exchange on August 21, 1986, on The Nasdaq Stock Market on July 1, 1987, and on Nasdaq's National Market on September 15, 1987. The stock symbol of the Corporation's common shares on The Toronto Stock Exchange is CSN and on Nasdaq is COGN.

On April 6, 2000, subsequent to year-end, the Board of Directors of the Corporation authorized a two-for-one stock split, effected in the form of a stock dividend, payable on or about April 27, 2000 to shareholders of record at the close of business on April 20, 2000. All historic information has been adjusted for the split.

The following table sets forth the high and low sale prices, as well as the trading volume, for the common shares for the fiscal periods shown below:

-------------------------------------------------------------------------------------------
                                       NASDAQ NATIONAL MARKET    THE TORONTO STOCK EXCHANGE
-------------------------------------------------------------------------------------------
                                      High     Low     Volume     High       Low     Volume
-------------------------------------------------------------------------------------------
                                     (US$)    (US$)    (000s)     (Cdn$)    (Cdn$)   (000s)
Fiscal 1999
  First Quarter                     15.250   12.438    21,274      21.63    17.55    11,652
  Second Quarter                    13.625    8.594    19,230      20.13    13.40     7,258
  Third Quarter                     10.625    7.375    24,352      16.25    11.38     9,802
  Fourth Quarter                    14.063    8.563    23,826      21.28    13.35     9,614

Fiscal 2000
  First Quarter                     12.938    9.750    13,625      18.88    14.88     9,465
  Second Quarter                    12.063    9.844    14,415      17.80    14.63    12,054
  Third Quarter                     19.188    9.688    19,314      28.00    14.30    13,575
  Fourth Quarter                    37.125   16.688    29,621      54.00    24.73    16,386

Fiscal 2001
  First Quarter                     41.125   23.313    22,518      60.50    34.00    10,025
  (through April 20, 2000)
-------------------------------------------------------------------------------------------

SHAREHOLDERS

As of April 20, 2000, there were approximately 86,990,752 registered shareholders.

DIVIDEND POLICY

The Corporation has never declared or paid any cash dividends on its common shares. The Corporation's current policy is to retain its earnings to finance expansion and to develop, license, and acquire new software products, and to otherwise reinvest in the Corporation.

                                       1