Form 10-K405, Exhibit 13
period 2000-02-29
COGNOS INC
filed 2000-05-26
CIK 746782

                                                                    Exhibit 13.2



                              COGNOS INCORPORATED

Selected Consolidated Financial Data

FIVE-YEAR SUMMARY

The following Selected Consolidated Financial Data has been derived from the Corporation's consolidated financial statements that have been audited by Ernst & Young LLP, independent chartered accountants. The Selected Consolidated Financial Data should be read in conjunction with the Consolidated Financial Statements and related Notes, and with Management's Discussion and Analysis of Financial Condition and Results of Operations.

On April 6, 2000, subsequent to year-end, the Board of Directors of the Corporation authorized a two-for-one stock split, effected in the form of a stock dividend, payable on or about April 27, 2000 to shareholders of record at the close of business on April 20, 2000. All historic consolidated results have been restated for the split.


------------------------------------------------------------------------------------------------------------------------------
                                                                                        YEARS ENDED THE LAST DAY OF FEBRUARY
------------------------------------------------------------------------------------------------------------------------------
                                                                    2000         1999         1998         1997         1996
------------------------------------------------------------------------------------------------------------------------------
                                                                                    (US$000s except share amounts, U.S. GAAP)
Statement of Income Data
Revenue                                                          $ 385,640    $ 301,125    $ 244,834    $ 198,185    $ 152,186
------------------------------------------------------------------------------------------------------------------------------
Operating expenses
  Cost of product license                                            5,235        5,738        3,828        3,266        3,433
  Cost of product support                                           13,758       11,166        9,694        9,634        7,488
  Selling,general,and administrative                               238,147      172,482      140,882      114,617       98,908
  Research and development                                          53,548       42,274       33,530       28,951       22,382
  Acquired in-process technology                                        --        3,800       18,000           --           --
------------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                           310,688      235,460      205,934      156,468      132,211
------------------------------------------------------------------------------------------------------------------------------
Operating income                                                    74,952       65,665       38,900       41,717       19,975
Interest expense                                                      (718)        (527)        (481)        (427)        (468)
Interest income                                                      7,454        6,430        5,340        4,524        4,019
------------------------------------------------------------------------------------------------------------------------------
Income before taxes                                                 81,688       71,568       43,759       45,814       23,526
Income tax provision                                                22,873       13,134       11,117        9,025        5,996
------------------------------------------------------------------------------------------------------------------------------
Net income                                                       $  58,815    $  58,434    $  32,642    $  36,789    $  17,530
==============================================================================================================================
Net income per share
  Basic                                                          $    0.68    $    0.67    $    0.37    $    0.43    $    0.21
  Diluted                                                        $    0.67    $    0.66    $    0.36    $    0.40    $    0.20


Net income per share, excluding the effect of the write-off of in-process technology
  Basic                                                          $    0.68    $    0.71    $    0.57    $    0.43    $    0.21
  Diluted                                                        $    0.67    $    0.69    $    0.55    $    0.40    $    0.20


Weighted average number of shares (000s)
  Basic                                                             85,972       87,416       88,414       86,298       82,578
  Diluted                                                           88,100       88,940       91,544       92,104       88,602


Balance Sheet Data (at end of period)
Working capital                                                  $ 166,455    $ 123,343    $ 112,846    $ 103,727    $  66,149
Total assets                                                       379,886      289,129      219,663      189,152      140,010
Total debt                                                           2,176        2,612        2,457        2,655        2,744
Stockholders' equity                                               215,304      162,614      131,005      115,912       78,297
------------------------------------------------------------------------------------------------------------------------------

                                       1