Form 10-K405, Exhibit 13
period 2000-02-29
COGNOS INC
filed 2000-05-26
CIK 746782

                                                                    Exhibit 13.3



                              COGNOS INCORPORATED


Management's Discussion and Analysis of
Financial Condition and Results of Operations

(in United States dollars, unless otherwise indicated, and in accordance with U.S. GAAP)

The following discussion should be read in conjunction with the audited consolidated financial statements and notes included in this Annual Report. The Corporation prepares and files its consolidated financial statements and the Management's Discussion and Analysis of Financial Condition and Results of Operations (MD&A) in United States (U.S.) dollars and in accordance with U.S. Generally Accepted Accounting Principles (GAAP). The consolidated financial statements and MD&A in accordance with Canadian GAAP, in U.S. dollars, are made available to all shareholders and filed with various regulatory authorities.

On April 6, 2000, subsequent to the year-end, the Board of Directors of the Corporation authorized a two-for-one stock split, effected in the form of a stock dividend, payable on or about April 27, 2000 to shareholders of record at the close of business on April 20, 2000. Share and per-share amounts in this MD&A, and the audited consolidated financial statements and notes thereto included in this Annual Report, have been adjusted retroactively for this split.

OVERVIEW

The Corporation develops, markets, and supports complementary lines of software tools that are designed to satisfy business-critical needs for the extended enterprise within traditional and e-business markets. The Corporation's business intelligence products are designed to give individual users the ability to independently access, explore, analyze, and report corporate data. The Corporation's client/server application development tools are designed to increase the productivity of system analysts and developers. Cognos products are distributed both directly and through resellers worldwide.

Revenue is derived from the licensing of software and the provision of related services, which include product support and education, consulting, and other services. The Corporation generally licenses software and provides services subject to terms and conditions consistent with industry standards. Customers may elect to contract with the Corporation for product support, which includes product and documentation enhancements, as well as telephone support, by paying either an annual fee or fees based on usage of support services.

The Corporation operates internationally, with a substantial portion of its business conducted in foreign currencies. Accordingly, the Corporation's results are affected by year-over-year exchange rate fluctuations of the United States dollar relative to the Canadian dollar, to various European currencies, and to a lesser extent, other foreign currencies.

RESULTS OF OPERATIONS

Net Income

[GRAPH]


Total revenue for the year ended February 29, 2000 (fiscal 2000) was $385.6 million, which was 28% more than the fiscal 1999 revenue of $301.1 million which, in turn, was 23% more than the fiscal 1998 revenue of $244.8 million. Net income for fiscal 2000 was $58.8 million and diluted net income per share was $0.67, compared to fiscal 1999 net income of $58.4 million and diluted net income per share of $0.66, and net income of $32.6 million and diluted net income per share of $0.36 for fiscal 1998.

The results for the prior fiscal year, fiscal 1999 include the write-off of $3.8 million of acquired in-process technology as a result of the acquisitions of Relational Matters and LEX2000 Inc., both of which occurred in the last fiscal quarter of fiscal 1999. The results for fiscal 1998 include the write-off of $18.0 million of acquired in-process technology as a result of the acquisitions of Right Information Systems Limited and Interweave Software, Inc. during the year. Excluding the effect of these write-offs, net income and diluted net income per share for fiscal 1999 would have been $61.8 million and $0.69, respectively, and net income and diluted net income per share for fiscal 1998 would have been $50.6 million and $0.55, respectively.

Income Before taxes

[GRAPH]


Basic net income per share was $0.68, $0.67, and $0.37 in fiscal 2000, 1999, and 1998, respectively. Excluding the effect of the write-offs in fiscal 1999 and fiscal 1998, basic net income per share would have been $0.71 and $0.57, respectively.

The Corporation experienced a decrease in net income as a percentage of revenue in fiscal 2000 as a result of increases in selling, general, and administrative expenses and an increase in the provision for income taxes. During fiscal 2000 the Corporation increased its investment in its sales channels to focus on revenue growth and expand global market coverage. The provision for income taxes increased in fiscal 2000 from the prior fiscal years as the Corporation recognized the benefits of previously unrecorded tax benefits during fiscal 1999 and 1998.

The following table sets out, for each fiscal year indicated, the percentage that each income and expense item bears to revenue, and the percentage change in the dollar amount of each item as compared to the prior fiscal year.

                                                          PERCENTAGE OF REVENUE   PERCENTAGE CHANGE FROM FISCAL
---------------------------------------------------------------------------------------------------------------
                                              2000          1999          1998     1999 to 2000  1998 to 1999
---------------------------------------------------------------------------------------------------------------
Revenue                                      100.0%        100.0%        100.0%         28.1%        23.0%
--------------------------------------------------------------------------------
Operating expenses
  Cost of product license                      1.3           1.9           1.5          (8.8)        49.9
  Cost of product support                      3.5           3.7           4.0          23.2         15.2
  Selling, general, and administrative        61.8          57.3          57.5          38.1         22.4
  Research and development                    13.9          14.0          13.7          26.7         26.1
  Acquired in-process technology               0.0           1.3           7.4        (100.0)       (78.9)
--------------------------------------------------------------------------------
Total operating expenses                      80.5          78.2          84.1          31.9         14.3
--------------------------------------------------------------------------------
Operating income                              19.5          21.8          15.9          14.1         68.8
Interest expense                              (0.2)         (0.2)         (0.2)         36.2          9.6
Interest income                                1.9           2.2           2.2          15.9         20.4
--------------------------------------------------------------------------------
Income before taxes                           21.2          23.8          17.9          14.1         63.6
Income tax provision                           5.9           4.4           4.6          74.2         18.1
--------------------------------------------------------------------------------
Net income                                    15.3%         19.4%         13.3%          0.7%        79.0%
---------------------------------------------------------------------------------------------------------------

The following table sets out, for each fiscal year indicated, the percentage that specific items bear to revenue, and the percentage change in the dollar amount of each item as compared to the prior fiscal year, when the effect of the write-offs of acquired in-process technology is excluded.

-----------------------------------------------------------------------------------------------
                                          PERCENTAGE OF REVENUE   PERCENTAGE CHANGE FROM FISCAL
-----------------------------------------------------------------------------------------------
                               2000          1999          1998     1999 to 2000  1998 to 1999
-----------------------------------------------------------------------------------------------
Revenue                       100.0%        100.0%        100.0%       28.1%        23.0%
Total operating expenses       80.5          76.9          76.8        34.1         23.3
Operating income               19.5          23.1          23.2         7.9         22.1
Net income                     15.3%         20.5%         20.7%       (4.8)%       22.0%
-----------------------------------------------------------------------------------------------

REVENUE

The Corporation's total revenue (consisting of product license, product support, and services revenue) was $385.6 million in fiscal 2000, compared to $301.1 million in fiscal 1999 and $244.8 million in fiscal 1998. The Corporation operates internationally, with a substantial portion of its business conducted in foreign currencies. Accordingly, the Corporation's results are affected by year-over-year exchange rate fluctuations of the United States dollar relative to the Canadian dollar, to various European currencies, and to a lesser extent, other foreign currencies. The effect of foreign exchange rate fluctuations decreased the overall revenue growth by two percentage points in fiscal 2000 from fiscal 1999 and by one percentage point in fiscal 1999 from fiscal 1998.

Total Revenue

[GRAPH]

The Corporation's growth in total revenue was derived primarily from the increase in revenue from the Corporation's business intelligence products, principally Web versions of PowerPlay((r)), Impromptu((r))and to a lesser extent, the addition of revenue from Cognos Visualizer and DecisionStream((tm)), which were released during fiscal 2000. The bundling of these products for facilitated and flexible deployment contributed to the growth of Web versions of the Corporation's business intelligence products. Total revenue for all business intelligence products was $328.0 million, $230.9 million, and $176.2 million in fiscal 2000, 1999, and 1998, respectively, which resulted in year-over-year increases of 42% and 31%, respectively. Total revenue from the Corporation's business intelligence products represented 85%, 77%, and 72% of total revenue in fiscal 2000, 1999, and 1998, respectively. As described in the following section on Product License Revenue, the Corporation believes that its business intelligence products address the current market need for distributing corporate information to the end user's desktop in an extended enterprise environment of corporate intranets, extranets and client/server networks.

Total revenue from the Corporation's application development tools, PowerHouse((r))and Axiant((r)), was $57.6 million in fiscal 2000, compared to $70.2 million in fiscal 1999, and $68.6 million in fiscal 1998, which resulted in year-over-year changes of (18)% and 2%, respectively. While the Corporation experienced an increase in total revenue from these products during fiscal 1999, as described in the following section on Product License Revenue, the Corporation believes that, in the long term, revenues from these products will continue to decline.

The growth in total revenue from the three revenue categories in fiscal 2000 from fiscal 1999 was as follows: a 28% increase in product license revenue, a 27% increase in product support revenue, and a 30% increase in services revenue. This compares to an increase for the same categories for fiscal 1999 from fiscal 1998 as follows: 25%, 28%, and 9%, respectively.

Fiscal 2000 Total Revenue
by geography

[GRAPH]

The Corporation's operations are divided into three main geographic regions:(1) North America (includes Latin America), (2) Europe (consists of the U.K. and Continental Europe), and (3) Asia/Pacific (consists of Australia and countries in the Far East). In fiscal 2000, the percentage of total revenue from North America, Europe, and Asia/Pacific was 61%, 32%, and 7%, respectively, compared to 59%, 34%, and 7%, respectively, in fiscal 1999, and 60%, 33%, and 7%, respectively, in fiscal 1998. In fiscal 2000, total revenue from North America, Europe, and Asia/Pacific increased from fiscal 1999 by 32%, 20%, and 32%, respectively, compared to increases of 22%, 25%, and 23%, respectively, in fiscal 1999 from fiscal 1998. The increase in growth for fiscal 2000 compared to growth in fiscal 1999 in North America and Asia/Pacific is attributable to the increase in revenue from the business intelligence products. The decrease in growth for Europe was attributable to slower growth in the U.K. where the Corporation experienced a relatively larger decline in revenue from application development tools and relatively less growth in business intelligence products.

Product License Revenue

Total product license revenue was $203.3 million, $158.4 million, and $126.8 million in fiscal 2000, 1999, and 1998, respectively, and accounted for 53%, 53%, and 52% of the Corporation's revenue for the respective time periods.

Business Intelligence

[GRAPH]

The increase in all periods occurred predominantly as a result of the performance of the Corporation's business intelligence products. Product license revenue from these products was $186.6 million, $131.9 million, and $102.3 million in fiscal 2000, 1999, and 1998, respectively. The Corporation derived approximately 92% of its product license revenue in fiscal 2000 from these products, compared to 83% in fiscal 1999, and 81% in fiscal 1998.

The Corporation believes that its business intelligence products address the current market need for distributing corporate information to the end user's desktop in an extended enterprise environment of corporate intranets, extranets and client/server networks. The Corporation continues to address the emerging market for Web or intranet-based products with the release in the current fiscal year of PowerPlay 6.6, and the launch of the Cognos enterprise BI Platform and in fiscal 1999, the release of Impromptu Web Reports. While the Corporation believes that there is a market opportunity for Web-based decision support solutions, there can be no assurance of the rate or extent of growth of this market, or that the Corporation will be successful in continuing to develop products that will effectively address this market.

Application Development

[GRAPH]

Product license revenue from the Corporation's application development tools, PowerHouse and Axiant, was $16.7 million, $26.5 million, and $24.5 million in fiscal 2000, 1999, and 1998, respectively. Over several of the past fiscal years, the Corporation has experienced a decline in product license revenue in this market which is consistent, in the Corporation's view, with the market trend away from proprietary systems and host-based computing toward industry-standard systems, corporate intranets, extranets, client/server technology, and packaged application products. The Corporation believes the increase during fiscal 1999 was partially the result of expanded use of PowerHouse applications or upgrades to customer computers, and testing of legacy systems to ensure Year 2000 compliance. The Corporation believes that the maximum revenue potential from the activity around Year 2000 compliance occurred during fiscal 1999 and expects that, in the long term, the trend of decreasing product license revenue from these products will continue.

The Corporation's sales and marketing strategy includes multi-tiered channels ranging from a direct sales force to various forms of third-party distributors, resellers, and original equipment manufacturers. In fiscal 2000, the Corporation increased product license revenue derived from third-party channels to $62.2 million from $49.2 million in fiscal 1999, and from $39.6 million in fiscal 1998. The majority of the increase in product license revenue derived from third parties in fiscal 2000 from fiscal 1999 was attributable to the activity in Asia/Pacific and Europe and to a lesser extent activity in North America. The increase in product license revenue derived from third parties in fiscal 1999 from fiscal 1998 was mainly attributable to an increase in activity in North America.

Total product license revenue from third-party channels represented 31% of total product license revenue in each of fiscal 2000, 1999 and 1998.

Within the Corporation's business intelligence market, product license revenue from third-party channels was $57.3 million in fiscal 2000, compared to $42.3 million in fiscal 1999, and $33.0 million in fiscal 1998. Product license revenue within this market, from third-party channels represented 31% of the Corporation's product license revenue in fiscal 2000, compared to 32% in fiscal 1999 and 1998.

The Corporation expects to continue to enhance its combined sales and marketing strategies to further develop the potential within the business intelligence products market. The Corporation expects to continue to utilize a multi-tiered channel strategy, as outlined above. With respect to the marketing strategy, the Corporation intends to continue to form alliances with system integrators, the larger accounting and consulting firms, packaged application providers, and various other strategic partners. In addition, the Corporation plans to continue to utilize marketing and promotional programs to generate awareness of extended enterprise business intelligence solutions and interest in the Corporation's products.

There can be no assurance that increases in total product license revenue will continue to occur, or occur to the same extent to which they have historically occurred.

Product Support Revenue

Product support revenue was $118.1 million, $93.3 million, and $72.8 million in fiscal 2000, 1999, and 1998, respectively. Product support revenue accounted for 31% of the Corporation's total revenue for fiscal 2000 and 1999 and 30% for fiscal 1998. The increase in the dollar amounts was the result of new support contracts from the expansion of the Corporation's customer base, as well as the renewal of existing support contracts. The rate of growth in product support revenue associated with the expansion of the Corporation's customer base exceeds the rate of non-renewals of support contracts.

Total product support revenue from the business intelligence products was $78.8 million, $52.0 million, and $31.9 million in fiscal 2000, 1999, and 1998, respectively and comprised 67%, 56%, and 44% of the total product support revenue in fiscal 2000, 1999, and 1998, respectively. In fiscal 2000, total product support revenue from the business intelligence products increased by 52% from fiscal 1999, and total product support revenue from the application development tools decreased by 5% over the same period. In fiscal 1999, total product support revenue from the business intelligence products increased by 63% from fiscal 1998, and total product support revenue from the application development tools increased by 1% over the same period. Consistent with the discussion in product license revenue, the Corporation believes that, despite the product support revenue growth from the application development tools in fiscal 1999, in the long term, the trend of decreasing revenue from these products will continue.

There can be no assurance that increases in total product support revenue will continue to occur, or occur to the same extent to which they have historically occurred.

Services Revenue

Revenue from education, consulting, and other services was $64.3 million, $49.4 million, and $45.2 million in fiscal 2000, 1999, and 1998, respectively. Services revenue accounted for 17%, 16%, and 18% of the Corporation's total revenue for the same time periods. During fiscal 2000 the Corporation began to offer a broader range of consulting and education services in line with the shift in the demand for Web-based products. As a result, during fiscal 2000 the Corporation experienced both an increase in growth of services revenue, and an increase in the percentage of total revenue generated by services. The decline in fiscal 1999 services revenue as a percentage of total revenue was the result of relatively larger increases in both product support and product license revenue.

The increase in services revenue was predominantly the result of an increase in consulting revenue and to a lesser extent, increases in education revenue associated with the business intelligence products, consistent with the trend in product license revenue in this market. Services revenue associated with the business intelligence products contributed approximately 97%, 95%, and 93% to this revenue category in fiscal 2000, 1999, and 1998, respectively.

There can be no assurance that increases in total services revenue will continue to occur, or occur to the same extent to which they have historically occurred.

Cost of Product License

[GRAPH]

COST OF PRODUCT LICENSE

The cost of product license consists primarily of royalties for technology licensed from third parties and the costs of materials and distribution related to licensed software.

Product license costs in fiscal 2000 were $5.2 million compared to $5.7 million in fiscal 1999, and $3.8 million in fiscal 1998. Product license costs represented 3% of product license revenue for fiscal 2000, compared to 4% and 3% of product license revenue for fiscal 1999 and 1998, respectively.

The decrease, in dollar terms in fiscal 2000 from fiscal 1999 is principally due to decreases in both royalty costs and materials and distribution costs associated with product offerings. The increase in fiscal 1999 from fiscal 1998 was predominantly the result of a relatively larger increase in royalties; manufacturing and distribution costs remained constant between the two years.

Cost of
Product Support

[GRAPH]

COST OF PRODUCT SUPPORT

The cost of product support includes the costs associated with resolving customer telephone inquiries and other telesupport activities, royalties in respect of technological support received from third parties, and the cost of materials delivered in connection with enhancement releases.

The cost of product support was $13.8 million, $11.2 million, and $9.7 million in fiscal 2000, 1999, and 1998, respectively. These costs represented 12% of product support revenue for fiscal 2000 and 1999, and 13% for fiscal 1998.

The increase in fiscal 2000 from fiscal 1999 was associated predominantly with increases in customer telesupport costs; enhancement release costs contributed to a lesser extent to the increase. The increase in fiscal 1999 from fiscal 1998 was primarily associated with increases in telesupport costs.

SELLING, GENERAL, AND ADMINISTRATIVE

Selling, general, and administrative expenses were $238.1 million, $172.5 million, and $140.9 million in fiscal 2000, 1999, and 1998, respectively. These costs were 62% of revenue in fiscal 2000 compared to 57% and 58% in fiscal 1999 and 1998.

Selling, General, and
Administrative Expenses

[GRAPH]

The increase in the selling, general, and administrative expenses in fiscal 2000 was substantially the result of increases in staffing and related compensation expenses, and to a lesser extent increases in subcontracting, facilities and marketing costs. During fiscal 2000 the Corporation increased its investment in its sales channels to focus on revenue growth and expand global market coverage. The average number of employees within the selling, general, and administrative areas grew by 30% in fiscal 2000 predominantly as the result of additions to sales staff. The increase in the selling, general, and administrative expenses in fiscal 1999 was mainly the result of increased staffing and related compensation expense as the average number of employees within this area grew by approximately 15%.The costs per employee increased 6% in both fiscal 2000 and fiscal 1999.

Foreign exchange rate fluctuations reduced the overall percentage increase in fiscal 2000 over 1999 by approximately one percentage point, whereas they reduced the overall percentage increase in fiscal 1999 over 1998 by approximately three percentage points.

RESEARCH AND DEVELOPMENT

The following table sets out the components of the Corporation's research and development, as well as the percentages of revenue for the periods indicated.

--------------------------------------------------------------------------------------------
                                                              2000       1999       1998
--------------------------------------------------------------------------------------------
                                                             ($000s)     ($000s)    ($000s)
--------------------------------------------------------------------------------------------
Gross research and development costs                         $54,244    $42,746    $33,997
Government allowances                                           (696)      (527)      (897)
Amortization of previously capitalized amounts                    --         55        430
--------------------------------------------------------------------------------------------
Research and development                                     $53,548    $42,274    $33,530
--------------------------------------------------------------------------------------------
Percentage of total revenue
  Gross research and development                                  14%        14%        14%
  Research and development                                        14%        14%        14%
--------------------------------------------------------------------------------------------

Gross research and development costs have continued to increase, in dollar terms, over the last several fiscal years but have remained relatively constant as a percentage of total revenue. The growth in both fiscal 2000 and fiscal 1999 was predominantly the result of increases associated with higher staffing levels in this area. The increase in the average number of employees in this area was 26% in fiscal 2000 from fiscal 1999, and was 27% in fiscal 1999 from fiscal 1998.Foreign exchange rate fluctuations improved the overall percentage increase in fiscal 2000 by approximately one percentage point whereas it reduced the overall increase by eight percentage points for fiscal 1999.

Software development costs are expensed as incurred unless they meet generally accepted accounting criteria for deferral and amortization. Software development costs incurred prior to the establishment of technological feasibility do not meet these criteria, and are expensed as incurred. Capitalized costs are amortized over a period not exceeding 36 months. Costs were not deferred in any of fiscal 2000, 1999, or 1998 because either no projects met the criteria for deferral or the period between (i) achieving technological feasibility and (ii) the general availability of the product was short, and the associated costs were immaterial.

The Corporation believes there is a business opportunity for distributing corporate information to the end user's desktop in an extended enterprise environment of corporate intranets, extranets and client/server networks. In earlier years the Corporation addressed this opportunity with the release of Web-based products: PowerPlay Web, Impromptu Web Reports, and Cognos Query (formerly Impromptu Web Query).

Gross Research
and Development

[GRAPH]

During fiscal 2000 the Corporation launched a platform for Enterprise Business Intelligence. This plat-form, which includes DecisionStream, provides a single user interface or portal to support access to all Cognos business intelligence products in an extended enterprise environment. During fiscal 2000 the Corporation released PowerPlay 6.6, which provides Web managed reporting and analysis functions for intranet, extranet and Internet access to OLAP (online analytical processing) data. Also, during fiscal 2000 the Corporation released Cognos Visualizer, a business management and measurement product that extends the capabilities of PowerPlay and Impromptu with advanced visual reporting and analysis. The Corporation also released new versions of Impromptu Web Reports, DataMerchant((tm)), and Cognos Finance (formerly LEX2000).

The Corporation continues to support its application development tools and to that end released a new version of PowerHouse during fiscal 2000 which enables Web deployment of PowerHouse applications.

During fiscal 2001 the Corporation will invest in research and development of business intelligence solutions, particularly those solutions that support the Corporation's strategy to meet the needs of the extended enterprise customers within the e-business economy. These investments will include the development of e-application packages which include pre-defined data marts, key reports and analysis solutions. The Corporation will continue the development of business-to-business solutions using BI which extend the enterprise to incorporate the supply chain, and the relationship with an enterprise's customers.

ACQUIRED IN-PROCESS TECHNOLOGY

Fiscal 2000

During fiscal 2000 the Corporation completed two acquisitions. Neither the acquisition of Information Tools AG, nor the acquisition of the minority interest in Cognos Far East Pte Limited involved the purchase of acquired in-process technology.

The Corporation acquired Information Tools AG, the Corporation's distributor in Switzerland. The shareholders of Information Tools AG are to receive total consideration of approximately $657,000, of which $458,000 was received in cash during fiscal 2000.The remainder of the consideration ($199,000) is payable equally on the first and second anniversaries of the closing of the transaction. An amount, not to exceed $500,000 could also be paid in contingent consideration. Of that amount, approximately $120,000 will be paid in fiscal 2001 relating to fiscal 2000 results. This amount has been recorded as additional purchase price.

The Corporation purchased the entire outstanding minority interest in the Corporation's subsidiary in Singapore, Cognos Far East Pte Limited. The former minority shareholders of Cognos Far East Pte Limited received approximately $1,688,000 in cash upon completion of the purchase. No further consideration is due to the former minority shareholders of the subsidiary.

Fiscal 1999

The Corporation acquired substantially all the assets of Relational Matters including DecisionStream software. DecisionStream aggregates and integrates large volumes of transaction data with multidimensional data structures. Relational Matters will receive approximately $7,550,000 over three years and 250,980 shares of the Corporation's common stock valued at $1,823,000 over the same time period. The shares, all of which were issued, are being held in escrow by the Corporation and will be released on the second (40%) and third (60%) anniversaries of the closing of the transaction. For valuation purposes, the deferred payments and shares were appropriately discounted. An independent appraisal valued the in-process research and development at $2,400,000. In the opinion of management and the appraiser, the acquired in-process research and development had not yet reached technological feasibility and had no alternative future uses. Accordingly, the Corporation recorded a special charge of $2,400,000 ($0.02 per share on a diluted basis) in the fourth quarter ended February 28, 1999, to write off the acquired in-process technology.

The Corporation acquired LEX2000 Inc., a developer of financial data mart and reporting software, for a combination of cash and the Corporation's common stock. The shareholders of LEX2000 Inc. will receive approximately $7,444,000 over three years and 252,118 shares of the Corporation's common stock valued at $1,940,000 over the same time period. Approximately 14,200 shares were issued at closing; the remainder, all of which were issued, are being held in escrow by the Corporation and will be released equally on the second (50%) and third (50%) anniversaries of the closing of the transaction. For valuation purposes, the deferred payments and shares were appropriately discounted. An independent appraisal valued the in-process research and development at $1,400,000. In the opinion of management and the appraiser, the acquired in-process research and development had not yet reached technological feasibility and had no alternative future uses. Accordingly, the Corporation recorded a special charge of $1,400,000 ($0.02 per share on a diluted basis) in the fourth quarter ended February 28, 1999, to write off the acquired in-process technology.

Fiscal 1998

During the first quarter ended May 31, 1997, the Corporation completed the acquisition of Right Information Systems Limited (RIS) of London, England. RIS was the provider of 4Thought((tm)), business modeling and forecasting software. The shareholders of RIS received $4,500,000 and 180,000 shares of the Corporation's common stock, valued at $1,607,000. These shares are being held in escrow by the Corporation until April 9,2000. An independent appraisal valued the in-process research and development at $5,000,000. In the opinion of management and the appraiser, the acquired in-process research and development had not yet reached technological feasibility and had no alternative future uses. Accordingly, the Corporation recorded a special charge of $5,000,000 ($0.05 per share on a diluted basis) in the first quarter ended May 31, 1997, to write off the acquired in-process technology.

During the third quarter ended November 30, 1997, the Corporation completed the acquisition of Interweave Software, Inc.(Interweave) of Santa Clara, California, U.S.A. Interweave was the developer and marketer of the Interweave software product line, which allows information technology organizations to deploy intranet- and extranet-based business intelligence applications more broadly within and across enterprises. The acquisition agreement called for the Corporation to pay approximately $12,415,000 cash to the shareholders of Interweave, most of which was paid upon completion of the acquisition. An independent appraisal valued the in-process research and development at $13,000,000. In the opinion of management and the appraiser, the acquired in-process research and development had not yet reached technological feasibility and had no alternative future uses. Accordingly, the Corporation recorded a special charge of $13,000,000 ($0.14 per share on a diluted basis) in the third quarter ended November 30, 1997, to write off the acquired in-process technology.

The acquisitions in fiscal 2000, 1999 and 1998 have been accounted for using the purchase method. The results of operations of all acquired companies prior to their respective dates of acquisition were not material. The results of all acquired companies have been combined with those of the Corporation since their respective dates of acquisition.(See Note 5 of the Notes to the Consolidated Financial Statements.)

INTEREST INCOME AND EXPENSE

Interest income is earned on the Corporation's cash, cash equivalents, and short-term investments, and interest expense relates primarily to the interest on the Corporation's mortgage and capital leases.

Net interest income was $6.7 million, $5.9 million, and $4.9 million in fiscal 2000, 1999, and 1998, respectively. The increase during fiscal 2000 was the result of a significant increase in the average size of the investment portfolio, and to a lesser extent the impact of favorable exchange rate fluctuations. This increase was offset by a slight decrease in the average effective interest rates during fiscal 2000. The increase in fiscal 1999 was primarily attributable to higher average effective interest rates, and to a lesser extent, a larger average port-folio, which was partially offset by the impact of adverse exchange rate fluctuations.

TAX EXPENSE

The Corporation's tax rate is affected by the relative profitability of its operations in various geographic regions. In fiscal 2000 the Corporation recorded an income tax provision of $22.9 million on $81.7 million of pre-tax income. This tax expense represents an effective income tax rate of 28% for the year as compared to 18% for 1999. In fiscal 1999 the Corporation recorded an income tax provision of $13.1 million on $75.4 million of pre-tax income, excluding the $3.8 million write-off of acquired in-process technology, some of which was not tax deductible. This tax expense represented an effective income tax rate of 18% for the year, excluding the aforementioned non-deductible items, which was consistent with the effective tax rate for fiscal 1998. The rate for fiscal 2000 has increased from the prior year as the Corporation recognized the benefits of previously unrecorded tax benefits during fiscal 1999 and 1998.(See
Note 9 of the Notes to the Consolidated Financial Statements.)

LIQUIDITY AND CAPITAL RESOURCES

As of February 29, 2000, the Corporation held $196.7 million in cash, cash equivalents, and short-term investments, an increase of $47.0 million from February 28, 1999. In addition, the Corporation has arranged an unsecured credit facility that includes an operating line and foreign exchange conversion facilities. The operating line permits the Corporation to borrow funds or issue letters of credit or guarantee up to Cdn$15.0 (US$10.4) million, subject to certain covenants. As of February 29, 2000, there were no direct borrowings under this operating line. As discussed further below, the Corporation has foreign exchange conversion facilities that allow it to hold foreign exchange contracts of approximately Cdn$130.0 (US$89.7) million outstanding at any one time.

Working Capital and
Cash Flow from Operations

[GRAPH]

As of February 29, 2000, the Corporation had a total of $4.9 million of long-term liabilities (including the current portion of long-term debt), consisting of a mortgage, other long-term liabilities, and certain capital leases. As of February 29, 2000, working capital was $166.5 million, an increase of $43.1 million from February 28, 1999, primarily because of higher levels of cash, accounts receivable, and short-term investments, which were partially offset by increases in deferred revenue and other current liabilities. Working capital increased in fiscal 2000 even though the Corporation used $26.0 million for share repurchases and $2.1 million for acquisitions during the year.

Cash provided by operating activities (after changes in non-cash working capital items) for fiscal 2000 was $83.2 million, a decrease of $1.4 million compared to the prior fiscal year. This fluctuation was due to a net increase in non-cash working capital as compared to a net decrease in non-cash working capital during fiscal 1999, which was offset by an increase in net income after adjustments for depreciation, amortization and other non-cash items.

Cash used in investing activities was $37.7 million for fiscal 2000, a decrease in investment of $11.9 million compared to the prior fiscal year. The majority of the fluctuation stems from a decrease in net investment in short-term investments and decreases in acquisition costs; these decreases were offset by an increase in fixed asset additions. The increase in fixed asset additions was primarily the result of computer equipment and software purchases. Further, during fiscal 2000 the Corporation began the construction of a second building on the site of its corporate headquarters in Ottawa. The Corporation has invested approximately $3.4 million in the current year and it is anticipated that costs will total $21 million when the construction is substantially complete in fiscal 2001.(See Note 7 of the Notes to the Consolidated Financial Statements.) During fiscal 1999, the Corporation purchased the remaining interest in its head office building in Ottawa, Canada for approximately $4.8 million. In fiscal 2000, the Corporation spent $7.4 million related to the activity in short-term investments compared to $19.2 million (both net of maturities) in fiscal 1999. In addition, the Corporation spent $2.1 million in fiscal 2000 on acquisitions, compared to $9.2 million in fiscal 1999.(See Note 5 of the Notes to the Consolidated Financial Statements.)

Cash used in financing activities was $9.1 million for fiscal 2000, compared to $28.7 million in fiscal 1999. The Corporation's financing activities for both fiscal years were centered around the repurchase of its own shares in the open market, and the issuance of shares pursuant to the Corporation's stock purchase plan and the exercise of stock options. During fiscal 2000, the Corporation repurchased 2,286,000 shares at a cost of $26.0 million, compared to 3,006,000 shares repurchased at a cost of $34.1 million in fiscal 1999. Offsetting this activity, the Corporation issued 2,093,000 common shares for consideration of $16.5 million during fiscal 2000, compared to 1,146,000 shares for consideration of $5.0 million in fiscal 1999. The issuance of shares in both periods was pursuant to the Corporation's stock purchase plan and the exercise of stock options by employees, officers, and directors. In fiscal 1999, the Corporation also issued 503,000 shares for a value of $3.8 million in conjunction with the acquisition of Relational Matters and LEX2000 Inc. In fiscal 1998 the Corporation issued 180,000 shares for a value of $1.6 million in conjunction with the acquisition of RIS.(See Note 5 of the Notes to the Consolidated Financial Statements.)

The share repurchases made in the past three fiscal years were part of distinct open market share repurchase programs through the Nasdaq National Market. The share repurchases made in fiscal 2000 were part of two open market share repurchase programs. The program adopted in October 1998 expired on October 8, 1999. Under this program the Corporation repurchased 3,161,800 of its shares for $35.4 million; all repurchased shares were cancelled. In October 1999, the Corporation adopted a new program that will enable it to purchase up to 4,200,000 common shares (not more than 5% of those issued and outstanding) between October 9, 1999 and October 8, 2000. Under the current program the Corporation has repurchased 100,000 shares for $1.3 million during fiscal 2000; all repurchased shares were cancelled. This program does not commit the Corporation to make any share repurchases. Purchases will be made on The Nasdaq Stock Market at prevailing open market prices and paid out of general corporate funds. All repurchased shares will be cancelled. A copy of the Notice of Intention to Make an Issuer Bid is available from the Corporate Secretary. (See Note 10 of the Notes to the Consolidated Financial Statements.)

The Corporation's policy with respect to foreign currency exposure is to manage its financial exposure to certain foreign exchange fluctuations with the objective of neutralizing some of the impact of foreign currency exchange movements. To achieve this objective, the Corporation enters into foreign exchange forward contracts to hedge portions of the net investment in its various subsidiaries. The Corporation enters into these foreign exchange forward contracts with major Canadian chartered banks, and therefore does not anticipate non-performance by these counterparties. The amount of the exposure on account of any non-performance is restricted to the unrealized gains in such contracts. As of February 29, 2000, the Corporation had foreign exchange forward contracts, with maturity dates ranging from March 30, 2000 to May 25, 2000, to exchange various foreign currencies in the amount of $6.2 million.

The Corporation has never declared or paid any cash dividends on its common shares. The Corporation's current policy is to retain its earnings to finance expansion and to develop, license, and acquire new software products, and to otherwise reinvest in the Corporation.

The Corporation anticipates that through fiscal 2001 its operations will be financed by current cash balances and funds from operations. If the Corporation were to require funds in excess of its current cash position to finance its longer-term operations, the Corporation would expect to obtain such funds from, one or a combination of, the expansion of its existing credit facilities, or from public or private sales of equity or debt securities.

Inflation has not had a significant impact on the Corporation's results of operations.

YEAR 2000 PROJECT

Beginning in fiscal 1998 the Corporation commenced an intensive effort to identify and categorize potential problem areas and develop action plans with respect to the Year 2000. This process involved an examination of its products, and its internal systems, hardware and software, as well as contacting its suppliers to obtain assurances regarding their Year 2000 readiness. The total project costs for both the Corporation's software products and its internal systems and processes were $2.4 million, of which approximately $0.1 million were capitalized. Of the total project costs, $0.7 million, were incurred during fiscal 2000, and $1.7 million during fiscal 1999.

EUROPEAN ECONOMIC AND MONETARY UNION

The introduction of the euro currency on January 1, 1999 has associated with it many potential implications for businesses operating in Europe including, but not limited to, products, information technology, pricing, currency exchange rate risk and derivatives exposure, continuity of material contracts, and potential tax consequences.

The Corporation is preparing for this new euro currency, which is scheduled to be introduced in stages over the course of a 3 1/2 year transition period. The Corporation believes the introduction of the euro will have limited longer-term implications on the Corporation's business. The Corporation is preparing for the introduction of the euro in the area of its internal processes and systems through identifying, modifying, and testing these processes and systems to handle transactions involving the euro in accordance with the regulations. The Corporation's financial application systems represent the most significant internal systems that will be affected by the introduction of the euro. The Corporation upgraded these systems to a version that enables it, together with certain process changes and modifications provided by the application vendor to its supported customers, to handle the initial requirements for transactions involving the euro. The Corporation continues to identify and, where necessary, modify its systems and processes in order to handle the various stages of the euro implementation. The Corporation is continuing to monitor its pricing in Europe, giving consideration to the introduction of the euro.

The Corporation believes that the costs relating to the conversion of its internal systems and processes will not have a material adverse effect on its business, results of operations, or financial condition.

MARKET RISK

Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of fluctuations in interest rates and foreign currency exchange rates. We do not hold or issue financial instruments for trading purposes.

Further discussion of our investment and foreign exchange policies can be found in Notes 1 and 8 of the Notes to the Consolidated Financial Statements.

INTEREST RATE RISK

Our exposure to market rate risk for changes in interest rates relates primarily to our investment portfolio. The investment of cash is regulated by our investment policy of which the primary objective is security of principal. Among other selection criteria, the investment policy states that the term to maturity of investments cannot exceed one year in length. We do not use derivative financial instruments in our investment portfolio.

Interest income on our cash, cash equivalents, and short-term investments is subject to interest rate fluctuations, but we believe that the impact of these fluctuations does not have a material effect on our financial position due to the short-term nature of these financial instruments. The amount of our long-term debt is immaterial. Our interest income and interest expense are most sensitive to the general level of interest rates in Canada and the United States. Sensitivity analysis is used to measure our interest rate risk. For the fiscal year ending February 29, 2000, a 100 basis-point adverse change in interest rates would not have had a material effect on our consolidated financial position, earnings, or cash flows.

FOREIGN CURRENCY RISK

We operate internationally; accordingly, a substantial portion of our financial instruments are held in currencies other than the United States dollar. Our policy with respect to foreign currency exposure is to manage financial exposure to certain foreign exchange fluctuations with the objective of neutralizing some of the impact of foreign currency exchange movements. To achieve this objective, we enter into foreign exchange forward contracts to hedge portions of the net investment in various subsidiaries. The forward contracts are typically between the United States dollar and the British pound, the German mark, and the Australian dollar. Sensitivity analysis is used to measure our foreign currency exchange rate risk. As of February 29, 2000, a 10% adverse change in foreign exchange rates versus the U.S. dollar would not have had a material effect on our reported cash, cash equivalents, and short-term investments.

CERTAIN FACTORS THAT MAY AFFECT FUTURE RESULTS

We make certain statements in this report that constitute forward-looking statements. These statements include, but are not limited to, statements relating to our expectations concerning future revenues and earnings, including future rates of growth, from the licensing of our business intelligence and application development products and related product support and services, and relating to the sufficiency of capital to meet our working capital and capital expenditure requirements. Forward-looking statements are subject to risks and uncertainties that may cause future results to differ materially from those expected. There can be no guarantee that future results will turn out as expected. Factors that may cause such differences include, but are not limited to, the factors discussed below. Additional risks and uncertainties that we are unaware of or currently deem immaterial may also adversely affect our business operations.

OUR GROWTH MAY NOT CONTINUE AT HISTORICAL GROWTH RATES.

Although we have experienced significant license revenue growth with respect to our business intelligence products over the past few fiscal years, we cannot assure you that we will continue to grow. If we do grow, we cannot assure you that we will be able to maintain the historical rate or extent of such growth in the future. Despite product license revenue growth from our application development tools during fiscal 1999, we have been experiencing a decline in product license revenue from our application development tools over the past several years. In the long term, we expect declining revenues in these more established proprietary markets for our application development tools.

OUR QUARTERLY AND ANNUAL OPERATING RESULTS ARE SUBJECT TO FLUCTUATIONS, WHICH MAY CAUSE OUR STOCK PRICE TO FLUCTUATE OR DECLINE.

Historically, our quarterly operating results have varied from quarter to quarter, and we anticipate this pattern to continue. We typically realize a larger percentage of our annual revenue and earnings in the fourth quarter of each fiscal year, and lower revenue and earnings in the first quarter of the next fiscal year. Our quarterly operating results may be adversely affected by a wide variety of factors, including:

     . our ability to maintain revenue growth at current levels or anticipate a decline in revenue from any of our products;

     . changes in product mix and our ability to anticipate changes in shipment patterns;

     . our ability to identify and develop new technologies and to commercialize those technologies into new products;

     . our ability to accurately select appropriate business models and strategies;

     . our ability to make appropriate decisions which will position us to achieve further growth;

     . our ability to identify, hire, train, motivate, and retain highly qualified personnel, and to achieve targeted productivity levels;

     . our ability to identify, develop, deliver, and introduce in a timely manner new and enhanced versions of our products which anticipate market demand and address customer needs;

     . market acceptance of business intelligence software generally and of new and enhanced versions of our products in particular;

     .    timing of new product announcements;

     .    our ability to establish and maintain a competitive advantage;

     . changes in our pricing policies or those of our competitors and other competitive pressures on selling prices;

     . size, timing, and execution of customer orders and shipments, including delays, deferrals, or cancellations of customer orders;

     . number and significance of product enhancements and new product and technology announcements by our competitors;

     . our reliance on third party distribution channels as part of our sales and marketing strategy;

     . the timing and provision of pricing protections and exchanges from certain distributors;

     . changes in foreign currency exchange rates and issues relating to the conversion to the euro; and

     .    our ability to enforce our intellectual property rights.

As a result of the foregoing and other factors, we may experience material fluctuations in future quarterly and annual operating results. These fluctuations could materially and adversely affect our stock price, as well as, our business, results of operations, and financial condition.

THE SOFTWARE MARKETS THAT WE TARGET ARE SUBJECT TO RAPID TECHNOLOGICAL CHANGE AND NEW PRODUCT INTRODUCTIONS AND ENHANCEMENTS.

The markets for our products are characterized by:

     .    rapid and significant technological change;

     .    frequent new product introductions and enhancements;

     .    changing customer demands; and

     .    evolving industry standards.

We believe that our future success depends principally on our ability to continue to support a number of popular operating systems and databases; our ability to maintain and improve our product line; and our ability to rapidly develop new products that achieve market acceptance, maintain technological competitiveness, and meet an expanding range of customer requirements. If we are unable to achieve these factors, we may lose our competitive position. Successful product development and introduction depend upon a number of factors, including new product selection, timely and efficient completion of product design, product performance at customer locations, and whether our competitors develop similar products. In addition, the introduction of products embodying new technologies can quickly make existing products obsolete and unmarketable. We cannot assure you that our products will remain competitive, respond to market demands and developments and new industry standards, and not become obsolete. In particular, we cannot assure you that we have developed the appropriate products to respond effectively to the growing market interest in Web-based software, or if so, whether we can continue to bring those products to market in a timely and cost-effective basis and distribute those products in the face of competition from similar products developed by existing or new competitors. We cannot assure you that market interest in Web-based software will continue at the same rate, or that alternative methods of deploying software will not become more popular. If we are unable to identify a shift in the market demand quickly enough, we may not be able to develop products to meet those new demands, or bring them to market in a timely way.

WE RELY ON PARTNERS AND OTHER DISTRIBUTION CHANNELS TO MARKET AND DISTRIBUTE OUR PRODUCTS AND ANY FAILURE OF THESE PARTIES TO DO SO, COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

Our sales and marketing strategy includes multi-tiered channels ranging from a direct sales force to various forms of third-party distributors, resellers, and original equipment manufacturers. We have developed a number of these relationships and intend to continue to develop new channel partner relationships. Our inability to attract important and effective channel partners, or these partners' inability to penetrate their respective market segments, or the loss of any of our channel partners as a result of competitive products offered by other companies or products developed internally by these channel partners or otherwise, could materially adversely affect our business, results of operations, and financial condition.

UNAUTHORIZED USED OF OUR INTELLECTUAL PROPERTY COULD DAMAGE OUR BUSINESS.

Our success depends in part on our ability to protect our proprietary rights in our intellectual property. We rely on certain intellectual property protections, including contractual provisions, patents, copyright, trademark and trade secret laws, to preserve our intellectual property rights. Despite our precautions, it may be possible for third parties to obtain and use our intellectual property without our authorization. Policing unauthorized use of software is difficult and some foreign laws do not protect proprietary rights to the same extent as Canada or the United States.

To protect our intellectual property, we may become involved in litigation, which could result in substantial expenses and materially disrupt the conduct of our business. Third parties could assert that our technology infringes their proprietary rights, which could adversely affect our ability to distribute our products and result in substantial litigation expenses and monetary liability. Any invalidation of our intellectual property rights or lengthy and expensive defense of those rights could have a material adverse affect on our business, results of operations, and financial condition.

THE LOSS OF OUR RIGHTS TO USE SOFTWARE LICENSED TO US BY THIRD PARTIES COULD HARM OUR BUSINESS.

In order to provide a complete solution, we license certain technologies used in our products from third parties, generally on a non-exclusive basis. The termination of such licenses, or the failure of the third-party licensors to adequately maintain or update their products, could delay our ability to ship certain of our products while we seek to implement alternative technology offered by other sources. In addition, alternative technology may not be available on commercially reasonable terms. In the future, it may be necessary or desirable to obtain other third-party technology licenses relating to one or more of our products or relating to current or future technologies to enhance our product offerings. We cannot assure you that we will be able to obtain licensing rights to the needed technology on commercially reasonable terms, if at all.

WE FACE INTENSE COMPETITION AND COULD BE AFFECTED BY THE ACTIONS OF OUR COMPETITORS.

We face substantial competition throughout the world, primarily from software companies located in the United States, Europe, and Canada. Some of our competitors have been in business longer than us and have substantially greater financial and other resources with which to pursue research and development, manufacturing, marketing, and distribution of their products. We expect our current competitors and potentially new competitors to continue to improve the performance of their current products and to introduce new products or new technologies that provide improved cost of ownership and performance characteristics. New product introductions by our competitors could cause a decline in sales, a reduction in the sales price, or a loss of market acceptance of our existing products. To the extent that we are unable to effectively compete against our current and future competitors, our ability to sell products could be harmed and our market share reduced. Any erosion of our competitiveness could have a material adverse effect on our business, results of operations, and financial condition.

WE HAVE MULTINATIONAL OPERATIONS THAT ARE SUBJECT TO RISKS INHERENT IN INTERNATIONAL OPERATIONS.

We derive a significant portion of our total revenues from international sales. International sales are subject to significant risks, including:

     . unexpected changes in legal and regulatory requirements and policy changes affecting our markets;

     .    changes in tariffs and other trade barriers;

     .    fluctuations in currency exchange rates;

     .    political and economic instability;

     . longer payment cycles and other difficulties in accounts receivable collection;

     .    difficulties in managing distributors and representatives;

     .    difficulties in staffing and managing foreign operations;

     .    difficulties in protecting our intellectual property; and

     .    potentially adverse tax consequences.

Each of these factors could adversely affect our business, results of operations, and financial condition.

OUR EXECUTIVE MANAGEMENT AND OTHER KEY PERSONNEL ARE ESSENTIAL TO OUR BUSINESS; WE MAY NOT BE ABLE TO RECRUIT AND RETAIN THE PERSONNEL WE NEED TO SUCCEED.

Our performance is substantially dependent on the performance of our key technical and management personnel. The loss of the services of any of these persons could have a material adverse effect on our business, results of operations, and financial condition. Our success is highly dependent on our continuing ability to identify, hire, train, motivate, and retain highly qualified management, technical, sales, and marketing personnel. Competition for such personnel is intense, and we cannot assure you that we will be able to attract, assimilate, or retain highly qualified technical and managerial personnel in the future. Our inability to attract and retain the necessary management, technical, sales, and marketing personnel could have a material adverse effect on our business, results of operations, and financial condition.

PURSUING AND COMPLETING RECENT AND POTENTIAL ACQUISITIONS COULD DIVERT MANAGEMENT ATTENTION AND FINANCIAL RESOURCES AND MAY NOT PRODUCE THE DESIRED BUSINESS RESULTS.

We completed the acquisitions of Information Tools AG, and the outstanding minority interest in Cognos Far East Pte Limited during fiscal 2000.In fiscal 1999, we acquired Relational Matters and LEX2000 Inc., and in fiscal 1998, Right Information Systems Limited and Interweave Software, Inc. We may in turn engage in additional selective acquisitions of other products or businesses that we believe are complementary to ours. We cannot assure you that we will be able to identify additional suitable acquisition candidates available for sale at reasonable prices, consummate any acquisition, or successfully integrate any acquired product or business into our operations. Further, acquisitions may involve a number of special risks, including:

     .    diversion of management's attention;

     .    disruption to our ongoing business;

     .    failure to retain key acquired personnel;

     . difficulties in assimilating acquired operations, technologies, products, and personnel;

     .    unanticipated expenses, events, or circumstances;

     .    assumption of legal and other undisclosed liabilities; and

     . the ability to appropriately value the acquired in-process research and development.

If we do not successfully address these risks or any other problems encountered in connection with an acquisition, the acquisition could have a material adverse effect on our business, results of operations, and financial condition. Problems with an acquired business could have a material adverse effect on our performance as a whole. In addition, if we proceed with an acquisition, our available cash may be used to complete the transaction, or shares may be issued which could cause a dilution to existing shareholders.

OUR STOCK PRICE WILL FLUCTUATE.

The market price of our common shares may be volatile and could be subject to wide fluctuations due to a number of factors, including:

     .    actual or anticipated fluctuations in our results of operations;

     . announcements of technological innovations or new products by us or our competitors;

     . changes in estimates of our future results of operations by securities analysts;

     . general industry changes in the business intelligence tools or client/server development tools markets; or

     .    other events or factors.

In addition, the financial markets have experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many high technology companies and that often have been unrelated to the operating performance of these companies. Broad market fluctuations, as well as economic conditions generally and in the software industry specifically, may adversely affect the market price of our common shares. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. Similar litigation may occur in the future with respect to us, which could result in substantial costs, divert management's attention and other company resources, and have a material adverse effect upon our business, results of operations, and financial condition.

Quarterly Results

The following table sets out selected unaudited consolidated financial information for each quarter in fiscal 1999 and fiscal 2000.

On April 6, 2000, subsequent to year-end, the Board of Directors of the Corporation authorized a two-for-one stock split, effected in the form of a stock dividend, payable on or about April 27, 2000 to shareholders of record at the close of business on April 20, 2000. All historic consolidated results have been restated for the split.


-------------------------------------------------------------------------------------------------------------------------------
                                                                     FISCAL 1999                                FISCAL 2000
                                       -----------------------------------------   -----------------------------------------
                                          First    Second     Third      Fourth     First      Second      Third     Fourth
                                        Quarter    Quarter   Quarter     Quarter   Quarter    Quarter    Quarter    Quarter
-------------------------------------------------------------------------------------------------------------------------------
                                                                                ($000s, except per share amounts, U.S. GAAP)
Revenue                                 $67,309    $70,583    $76,308    $86,925    $81,645    $88,128    $97,753   $118,114
-------------------------------------------------------------------------------------------------------------------------------
Operating expenses
  Cost of product license                   942      1,137      1,354      2,305      1,054      1,001      1,456      1,724
  Cost of product support                 2,408      2,793      2,968      2,997      3,095      3,336      3,608      3,719
  Selling, general, and administrative   41,706     40,708     43,355     46,713     51,808     54,593     61,513     70,233
  Research and development                9,946     10,235     10,863     11,230     12,197     12,845     13,574     14,932
  Acquired in-process technology             --         --         --      3,800         --         --         --         --
-------------------------------------------------------------------------------------------------------------------------------
Total operating expenses                 55,002     54,873     58,540     67,045     68,154     71,775     80,151     90,608
-------------------------------------------------------------------------------------------------------------------------------
Operating income                        $12,307    $15,710    $17,768    $19,880    $13,491    $16,353    $17,602   $ 27,506
-------------------------------------------------------------------------------------------------------------------------------
Net income                              $11,276    $14,122    $15,855    $17,181    $10,865    $12,835    $13,851   $ 21,264
-------------------------------------------------------------------------------------------------------------------------------
Net income per share
  Basic                                   $0.13      $0.16      $0.18      $0.20      $0.13      $0.15      $0.16      $0.25
-------------------------------------------------------------------------------------------------------------------------------
  Diluted                                 $0.12      $0.16      $0.18      $0.19      $0.12      $0.15      $0.16      $0.24
-------------------------------------------------------------------------------------------------------------------------------

The Corporation's sales cycle typically ranges from a few days up to twelve months, depending on factors such as the size of the transaction, the product involved, the length of the customer relationship, the timing of new product introductions by the Corporation and others, the level of sales management activity, and general economic conditions. Delays in closing product licensing transactions at or near the end of any quarter may have a materially adverse effect on the financial results for that quarter. While the Corporation takes steps to minimize the impact of such delays, there can be no assurance that such delays will not occur. See Certain Factors That May Affect Future Results.