Form 10-K405, Exhibit 13
period 2000-02-29
COGNOS INC
filed 2000-05-26
CIK 746782

                                                                    Exhibit 13.5


                              COGNOS INCORPORATED


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


-------------------------------------------------------------------------------------------------------------------------------
                                                                     FISCAL 1999                                FISCAL 2000
                                       -----------------------------------------   -----------------------------------------
                                          First    Second     Third      Fourth     First      Second      Third     Fourth
                                        Quarter    Quarter   Quarter     Quarter   Quarter    Quarter    Quarter    Quarter
-------------------------------------------------------------------------------------------------------------------------------
                                                                                ($000s, except per share amounts, U.S. GAAP)
Revenue                                $ 67,309   $ 70,583   $ 76,308   $ 86,925   $ 81,645   $ 88,128   $ 97,753   $118,114
-------------------------------------------------------------------------------------------------------------------------------
Operating expenses
  Cost of product license                   942      1,137      1,354      2,305      1,054      1,001      1,456      1,724
  Cost of product support                 2,408      2,793      2,968      2,997      3,095      3,336      3,608      3,719
  Selling, general, and administrative   41,706     40,708     43,355     46,713     51,808     54,593     61,513     70,233
  Research and development                9,946     10,235     10,863     11,230     12,197     12,845     13,574     14,932
  Acquired in-process technology             --         --         --      3,800         --         --         --         --
-------------------------------------------------------------------------------------------------------------------------------
Total operating expenses                 55,002     54,873     58,540     67,045     68,154     71,775     80,151     90,608
-------------------------------------------------------------------------------------------------------------------------------
Operating income                       $ 12,307   $ 15,710   $ 17,768   $ 19,880   $ 13,491   $ 16,353   $ 17,602   $ 27,506
-------------------------------------------------------------------------------------------------------------------------------
Net income                             $ 11,276   $ 14,122   $ 15,855   $ 17,181   $ 10,865   $ 12,835   $ 13,851   $ 21,264
-------------------------------------------------------------------------------------------------------------------------------
Net income per share
  Basic                                $   0.13   $   0.16   $   0.18   $   0.20   $   0.13   $   0.15   $   0.16   $   0.25
-------------------------------------------------------------------------------------------------------------------------------
  Diluted                              $   0.12   $   0.16   $   0.18   $   0.19   $   0.12   $   0.15   $   0.16   $   0.24
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

Report of Management

The Corporation's management is responsible for preparing the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States. In preparing these consolidated financial statements, management selects appropriate accounting policies and uses its judgment and best estimates to report events and transactions as they occur. Management has determined such amounts on a reasonable basis in order to ensure that the financial statements are presented fairly, in all material respects. Financial data included throughout this Annual Report is prepared on a basis consistent with that of the financial statements.

The Corporation maintains a system of internal accounting controls designed to provide reasonable assurance, at a reasonable cost, that assets are safeguarded and that transactions are executed and recorded in accordance with the Corporation's policies for doing business. This system is supported by written policies and procedures for key business activities; the hiring of qualified, competent staff; and by a continuous planning and monitoring program.

Ernst & Young LLP, the independent auditors appointed by the shareholders, have been engaged to conduct an examination of the consolidated financial statements in accordance with generally accepted auditing standards, and have expressed their opinion on these statements. During the course of their audit, Ernst & Young LLP reviewed the Corporation's system of internal controls to the extent necessary to render their opinion on the consolidated financial statements.

The Board of Directors is responsible for ensuring that management fulfills its responsibility for financial reporting and internal control, and is ultimately responsible for reviewing and approving the consolidated financial statements. The Board carries out this responsibility principally through its Audit Committee; all members are outside Directors. The Committee meets four times annually to review audited and unaudited financial information prior to its public release. The Committee also considers, for review by the Board of Directors and approval by the shareholders, the engagement or reappointment of the external auditors. Ernst & Young LLP has full and free access to the Audit Committee.

Management acknowledges its responsibility to provide financial information that is representative of the Corporation's operations, is consistent and reliable, and is relevant for the informed evaluation of the Corporation's activities.


/S/ James M. Tory     /S/ Ron Zambonini              /S/ Donnie M. Moore

James M. Tory         Ron Zambonini                  Donnie M. Moore
Chairman              President and                  Senior Vice President,
                      Chief Executive Officer        Finance & Administration,
                                                     and Chief Financial Officer

March 30, 2000
[except Note 15, as to which
the date is April 6, 2000]

Auditors' Report

To the Board of Directors and Shareholders of Cognos Incorporated:

We have audited the consolidated balance sheets of Cognos Incorporated as at February 29, 2000 and February 28, 1999 and the consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended February 29, 2000. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Corporation as at February 29, 2000 and February 28, 1999, and the results of its operations and its cash flows for each of the years in the three-year period ended February 29, 2000, in accordance with accounting principles generally accepted in the United States of America.

On March 30, 2000, we reported separately to the Board of Directors and Shareholders of Cognos Incorporated on financial statements for the same periods, prepared in accordance with accounting principles generally accepted in Canada.


                                        /S/ Ernst & Young LLP

Ottawa, Canada                          Ernst & Young LLP
March 30, 2000                          Chartered Accountants
[except Note 15, as to which
the date is April 6, 2000]

Consolidated Statements of Income

(US$000s except share amounts, U.S. GAAP)

--------------------------------------------------------------------------------
                                            YEARS ENDED THE LAST DAY OF FEBRUARY
--------------------------------------------------------------------------------
                                     Note     2000        1999          1998
--------------------------------------------------------------------------------
Revenue
  Product license                          $ 203,299   $ 158,393    $ 126,820
  Product support                            118,061      93,311       72,832
  Services                                    64,280      49,421       45,182
--------------------------------------------------------------------------------
Total revenue                                385,640     301,125      244,834
--------------------------------------------------------------------------------

Operating expenses
  Cost of product license                      5,235       5,738        3,828
  Cost of product support                     13,758      11,166        9,694
  Selling, general, and administrative       238,147     172,482      140,882
  Research and development                    53,548      42,274       33,530
  Acquired in-process technology       5          --       3,800       18,000
--------------------------------------------------------------------------------
Total operating expenses                     310,688     235,460      205,934
--------------------------------------------------------------------------------

Operating income                              74,952      65,665       38,900
  Interest expense                     6        (718)       (527)        (481)
  Interest income                              7,454       6,430        5,340
--------------------------------------------------------------------------------

Income before taxes                           81,688      71,568       43,759
Income tax provision                   9      22,873      13,134       11,117
--------------------------------------------------------------------------------

Net income                                 $  58,815   $  58,434    $  32,642
================================================================================

Net income per share              10, 15
  Basic                                    $    0.68   $    0.67    $    0.37
================================================================================
  Diluted                                  $    0.67   $    0.66    $    0.36
================================================================================

Weighted average number of
shares (000s)                     10, 15
  Basic                                       85,972      87,416       88,414
================================================================================
  Diluted                                     88,100      88,940       91,544
================================================================================

                            (see accompanying notes)

Consolidated Balance Sheets

(US$000s, U.S. GAAP)

--------------------------------------------------------------------------------
                                               Note   FEBRUARY 29,  FEBRUARY 28,
                                                           2000         1999
--------------------------------------------------------------------------------
Assets
Current assets
  Cash and cash equivalents                       8    $ 132,435    $  93,617
  Short-term investments                          8       64,284       56,074
  Accounts receivable                             2      107,823       76,876
  Inventories                                                806          807
  Prepaid expenses                                         7,840        6,388
--------------------------------------------------------------------------------
                                                         313,188      233,762
Fixed assets                                      3       44,835       30,164
Intangible assets                                 4       21,863       25,203
--------------------------------------------------------------------------------
                                                       $ 379,886    $ 289,129
================================================================================
Liabilities
Current liabilities
  Accounts payable                                     $  22,908    $  18,960
  Accrued charges                                         17,540       13,148
  Salaries, commissions, and related items                24,024       19,656
  Income taxes payable                                     3,548        7,290
  Current portion of long-term debt               6        2,176          123
  Deferred revenue                                        76,537       51,242
--------------------------------------------------------------------------------
                                                         146,733      110,419
Long-term debt                                    6           --        2,489
Long-term liabilities                             5        2,699        5,820
Deferred income taxes                             9       15,150        7,787
--------------------------------------------------------------------------------
                                                         164,582      126,515
--------------------------------------------------------------------------------
Commitments and Contingencies                     7


Stockholders' Equity
Capital stock
  Common shares (2000 - 86,657,578; 1999 -
  86,850,568)                                10, 15      106,936       91,985
Retained earnings                                        114,601       79,341
Other accumulated comprehensive items                     (6,233)      (8,712)
--------------------------------------------------------------------------------
                                                         215,304      162,614
--------------------------------------------------------------------------------
                                                       $ 379,886    $ 289,129
================================================================================
                            (see accompanying notes)


On behalf of the Board:



/s/ Douglas C. Cameron                      /s/ James M. Tory

    Douglas C. Cameron                          James M. Tory
    Director                                   Chairman

Consolidated Statements of Stockholders' Equity

(US$000s except share amounts, U.S. GAAP)



-------------------------------------------------------------------------------------------------------------------
                                                       Common Stock
                                                -------------------      Retained      Other Accumulated
                                                Shares       Amount      Earnings    Comprehensive Items   Total
                                               (000s)
-------------------------------------------------------------------------------------------------------------------
Balances, February 28, 1997                     87,178    $  74,739      $  46,122          $  (4,949)   $ 115,912
-------------------------------------------------------------------------------------------------------------------
Issuance of stock
  Stock option plans                             3,316        8,557                                          8,557
  Stock purchase plans                              74          776                                            776
  Business acquisitions                            180        1,607                                          1,607
Repurchase of shares                            (2,540)      (2,386)       (26,725)                        (29,111)
Income tax effect related to stock options                    2,425                                          2,425
-------------------------------------------------------------------------------------------------------------------
                                                88,208       85,718         19,397             (4,949)     100,166
-------------------------------------------------------------------------------------------------------------------
Net income                                                                  32,642                          32,642
Other comprehensive items
  Foreign currency translation adjustments                                                     (1,803)      (1,803)
-------------------------------------------------------------------------------------------------------------------
Comprehensive income                                                        32,642             (1,803)      30,839
-------------------------------------------------------------------------------------------------------------------
Balances, February 28, 1998                     88,208    $  85,718      $  52,039            $(6,752)    $131,005
-------------------------------------------------------------------------------------------------------------------
Issuance of stock
  Stock option plans                             1,054        4,141                                          4,141
  Stock purchase plans                              92          846                                            846
  Business acquisitions                            503        3,763                                          3,763
Repurchase of shares                            (3,006)      (3,005)       (31,132)                        (34,137)
Income tax effect related to stock options                      522                                            522
-------------------------------------------------------------------------------------------------------------------
                                                86,851       91,985         20,907             (6,752)     106,140
-------------------------------------------------------------------------------------------------------------------
Net income                                                                 58,434                           58,434
Other comprehensive items
  Foreign currency translation adjustments                                                     (1,960)      (1,960)
-------------------------------------------------------------------------------------------------------------------
Comprehensive income                                                        58,434             (1,960)      56,474
-------------------------------------------------------------------------------------------------------------------
Balances, February 28, 1999                     86,851     $ 91,985       $ 79,341            $(8,712)    $162,614
-------------------------------------------------------------------------------------------------------------------
Issuance of stock
  Stock option plans                             1,973       15,420                                         15,420
  Stock purchase plans                             120        1,095                                          1,095
Repurchase of shares                            (2,286)      (2,458)       (23,555)                        (26,013)
Income tax effect related to stock options        --            894                                            894
-------------------------------------------------------------------------------------------------------------------
                                                86,658      106,936         55,786             (8,712)     154,010
-------------------------------------------------------------------------------------------------------------------
Net income                                                                  58,815                          58,815
Other comprehensive items
  Foreign currency translation adjustments                                                      2,479        2,479
-------------------------------------------------------------------------------------------------------------------
Comprehensive income                                                        58,815              2,479       61,294
-------------------------------------------------------------------------------------------------------------------
Balances, February 29, 2000                     86,658     $106,936       $114,601            $(6,233)    $215,304
===================================================================================================================

                           (see accompanying notes)

Consolidated Statements of Cash Flows

(US$000s, U.S. GAAP)

----------------------------------------------------------------------------------------------------------------------------
                                                                                        YEARS ENDED THE LAST DAY OF FEBRUARY
----------------------------------------------------------------------------------------------------------------------------
                                                                       2000                       1999                 1998
----------------------------------------------------------------------------------------------------------------------------
Cash provided by (used in) operating activities
 Net income                                                       $  58,815                    $ 58,434             $ 32,642
 Non-cash items
  Depreciation and amortization                                      19,590                      12,145                9,754
  Write-off of acquired in-process technology                            --                       3,800               18,000
  Deferred income taxes                                               7,165                      (1,984)                 543
  Loss on disposal of fixed assets                                      148                         185                  403
----------------------------------------------------------------------------------------------------------------------------
                                                                     85,718                      72,580               61,342
 Change in non-cash working capital
  Increase in accounts receivable                                   (32,818)                    (12,805)             (17,135)
  Decrease (increase) in inventories                                     31                        (267)                  91
  Increase in prepaid expenses                                       (1,328)                     (2,852)                (837)
  Increase in accounts payable                                        3,930                       3,526                3,571
  Increase in accrued charges                                         1,004                       2,568                  300
  Increase in salaries,commissions,and related items                  4,394                       5,806                2,948
  Increase (decrease) in income taxes payable                        (3,993)                      5,624               (2,603)
  Increase in deferred revenue                                       26,280                      10,438                8,208
----------------------------------------------------------------------------------------------------------------------------
                                                                     83,218                      84,618               55,885
----------------------------------------------------------------------------------------------------------------------------
Cash provided by (used in) investing activities
 Maturity of short-term investments                                 138,796                      96,860              131,340
 Purchase of short-term investments                                (146,238)                   (116,093)            (151,141)
 Acquisition costs                                                   (2,146)                     (9,174)             (16,915)
 Additions to fixed assets                                          (28,096)                    (21,147)             (12,068)
 Proceeds from the sale of fixed assets                                  24                          12                   45
-----------------------------------------------------------------------------------------------------------------------------
                                                                    (37,660)                    (49,542)             (48,739)
-----------------------------------------------------------------------------------------------------------------------------
Cash provided by (used in) financing activities
 Issue of common shares                                              17,409                       5,509               11,758
 Repurchase of shares                                               (26,013)                    (34,137)             (29,111)
 Repayment of long-term debt                                           (467)                       (107)                 (92)
----------------------------------------------------------------------------------------------------------------------------
                                                                     (9,071)                    (28,735)             (17,445)
----------------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash                               2,331                      (2,338)              (1,240)
----------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                 38,818                       4,003              (11,539)
Cash and cash equivalents, beginning of period                       93,617                      89,614              101,153
----------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of period                            132,435                      93,617               89,614
Short-term investments, end of period                                64,284                      56,074               36,712
----------------------------------------------------------------------------------------------------------------------------
Cash, cash equivalents, and short-term investments, end of period $ 196,719                   $ 149,691            $ 126,326
============================================================================================================================

                            (see accompanying notes)

Notes to the Consolidated Financial Statements

1_SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

The Corporation develops, markets, and supports computer software products for data access, exploring, reporting, and analysis, and for application development on a wide range of open and proprietary platforms. The Corporation markets and supports these products both directly and through resellers worldwide.

BASIS OF PRESENTATION

These consolidated financial statements have been prepared by the Corporation in United States (U.S.) dollars and in accordance with generally accepted accounting principles (GAAP) in the U.S., applied on a consistent basis.

Consolidated financial statements prepared in accordance with Canadian GAAP, in U.S. dollars, are made available to all shareholders, and filed with various regulatory authorities.

BASIS OF CONSOLIDATION

These consolidated financial statements include the accounts of the Corporation and its subsidiaries. All but one of the subsidiaries are wholly owned. Intercompany transactions and balances have been eliminated.

ESTIMATES

The preparation of these consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. In the opinion of management, these consolidated financial statements reflect all adjustments necessary to present fairly the results for the periods presented. Actual results could differ from these estimates.

COMPREHENSIVE INCOME

Comprehensive income includes net income and "other comprehensive income." Other comprehensive income refers to changes in the balances of revenues, expenses, gains, and losses that are recorded directly as a separate component of Stockholders' Equity and excluded from net income. The only comprehensive item for the Corporation relates to foreign currency translation adjustments pertaining to those subsidiaries not using the U.S. dollar as their functional currency.

FOREIGN CURRENCY TRANSLATION

The financial statements of the parent company and its non-U.S. subsidiaries have been translated into U.S. dollars in accordance with the FASB Statement No.52, Foreign Currency Translation. All balance sheet amounts have been translated using the exchange rates in effect at the applicable year end. Income statement amounts have been translated using the weighted average exchange rate for the applicable year. The gains and losses resulting from the changes in exchange rates from year to year have been reported as a separate component of Stockholders' Equity. Currency transaction gains and losses are immaterial for all periods presented.

REVENUE

The Corporation recognizes revenue in accordance with Statement of Position
(SOP) 97-2, Software Revenue Recognition, issued by the American Institute of Certified Public Accountants.

Substantially all of the Corporation's product license revenue is earned from licenses of off-the-shelf software requiring no customization. Revenue from these licenses is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is probable. If a license includes the right to return the product for refund or credit, revenue is recognized net of an allowance for estimated returns provided all the requirements of SOP 97-2 have been met.

Revenue from product support contracts is recognized ratably over the life of the contract. Incremental costs directly attributable to the acquisition of product support contracts are deferred and expensed in the period the related revenue is recognized.

Revenue from education, consulting, and other services is recognized at the time such services are rendered.

For contracts with multiple obligations (e.g. deliverable and undeliverable products, support obligations, education, consulting and other services), the Corporation allocates revenue to each element of the contract based on objective evidence, specific to the Corporation, of the fair value of the element.

CASH, CASH EQUIVALENTS, AND SHORT-TERM INVESTMENTS

Cash includes cash equivalents, which are investments that are generally held to maturity and have terms to maturity of three months or less at the time of acquisition. Cash equivalents typically consist of commercial paper, term deposits, banker's acceptances and bearer deposit notes issued by major North American banks, and corporate debt. Cash and cash equivalents are carried at cost, which approximates their fair value.

Short-term investments are investments that are generally held to maturity and have terms greater than three months at the time of acquisition. Short-term investments typically consist of commercial paper, Government of Canada Treasury Bills, and banker's acceptances. Short-term investments are carried at cost, which approximates their fair value.

INVENTORIES

Inventories are comprised principally of finished goods and are stated at the lower of cost, on an average cost basis, and net realizable value.

FIXED ASSETS

Fixed assets are recorded at cost. Computer equipment and software, and the building, are depreciated using the straight line method. Office furniture is depreciated using the diminishing balance method. Leasehold improvements are amortized using the straight line method over either the life of the improvement or the term of the lease, whichever is shorter.

Assets leased on terms that transfer substantially all of the benefits and risks of ownership to the Corporation are accounted for as capital leases, as though the asset had been purchased and a liability incurred. All other leases are accounted for as operating leases.

INTANGIBLE ASSETS

This category includes acquired technology and goodwill associated with various acquisitions, and deferred software development costs.

Acquired technology represents the discounted fair value of the estimated net future income-producing capabilities of software products acquired on acquisitions. Acquired technology is amortized over five years on a straight line basis. The Corporation evaluates the expected future net cash flows of the acquired technology at each reporting date, and adjusts to net realizable value if necessary.

Goodwill represents the excess of the purchase price of acquired companies over the estimated fair value of the tangible and intangible net assets acquired. Goodwill is amortized over five years on a straight line basis. The Corporation evaluates the expected future net cash flows of the acquired businesses at each reporting date, and adjusts goodwill for any impairment.

Software development costs are expensed as incurred unless they meet generally accepted accounting criteria for deferral and amortization. Software development costs incurred prior to the establishment of technological feasibility do not meet these criteria, and are expensed as incurred. Research costs are expensed as incurred. For costs that are capitalized, the amortization is the greater of the amount calcu-lated using either (i) the ratio that the appropriate product's current gross revenues bear to the total of current and anticipated future gross revenues for that product, or (ii) the straight line method over the remaining economic life of the product. Such amortization is recorded over a period not exceeding three years. The Corporation reassesses whether it has met the relevant criteria for continued deferral and amortization at each reporting date.

Income Taxes

The liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and income tax bases of assets and liabilities, and are measured using the enacted tax rates and laws.

2_ACCOUNTS RECEIVABLE

Accounts receivable include an allowance for doubtful accounts of $4,734,000 and $4,430,000 as of February 29, 2000 and February 28, 1999, respectively.

3_FIXED ASSETS

-------------------------------------------------------------------------------------------------------------
                                                         2000                          1999
                                   --------------------------     --------------------------
                                                  Accumulated                    Accumulated    Depreciation/
                                                 Depreciation                   Depreciation    Amortization
                                     Cost    and Amortization         Cost  and Amortization           Rate
-------------------------------------------------------------------------------------------------------------
                                             ($000s)                       ($000s)
Computer equipment and software    $ 63,334         $43,370         $46,795        $32,665               33%
Office furniture                     21,602          11,317          15,877          9,230               20%
Leasehold improvements                8,160           3,726           5,404          2,754         Lease Term
Land                                    820              --             788             --               --
Building                              7,198           1,243           6,916            967              2.5%
Construction in progress*             3,377              --              --             --               --
-------------------------------------------------------------------------------------------------------------
                                    104,491        $ 59,656          75,780        $45,616
                                                   ========                        =======
                                    (59,656)                        (45,616)
                                    -------                         -------
Net book value                     $ 44,835                        $ 30,164
=============================================================================================================

* See Note 7

Depreciation and amortization of fixed assets was $13,898,000, $10,760,000, and $8,766,000 in each of fiscal 2000, 1999, and 1998, respectively.

4_INTANGIBLE ASSETS

Intangible assets as at February 29, 2000, and February 28, 1999, include acquired technology and goodwill, and are disclosed net of amortization.

The Corporation recorded $2,352,000 of goodwill in fiscal 2000 and $21,604,000 of acquired technology and goodwill in fiscal 1999. Amortization of intangible assets was $5,692,000, $1,330,000, and $558,000 in each of fiscal 2000, 1999, and 1998, respectively (see Note 5).

The Corporation did not capitalize any costs of internally-developed computer software to be sold, licensed, or otherwise marketed in each of fiscal 2000, 1999, and 1998, and recorded $0, $55,000, and $430,000 of corresponding amortization, respectively.

5_ACQUISITIONS

FISCAL 2000 ACQUISITIONS

On May 28, 1999, the Corporation completed the acquisition of Information Tools AG, the Corporation's distributor in Switzerland. The shareholders of Information Tools AG are to receive total consideration of approximately $657,000 of which $458,000 was received in cash during fiscal 2000. The remainder of the consideration ($199,000) is payable equally on the first and second anniversaries of the closing of the transaction. An amount not to exceed $500,000 could also be paid in contingent consideration. Of that amount, approximately $120,000 will be paid in fiscal 2001 relating to fiscal 2000 results and has been recorded as additional purchase price.

On July 15, 1999, the Corporation completed the purchase of the entire outstanding minority interest in the Corporation's subsidiary in Singapore, Cognos Far East Pte Limited. The former minority shareholders of Cognos Far East Pte Limited received approximately $1,688,000 in cash upon completion of the purchase. No further consideration is due to the former minority shareholders of the subsidiary.

Both acquisitions have been accounted for using the purchase method. The results of operations of both acquired companies prior to the acquisition were not material, and thus pro forma information has not been provided. The results of both acquired companies have been combined with those of the Corporation since their respective dates of acquisition.

Total consideration, including acquisition costs, was allocated based on estimated fair values on the acquisition date:($000s)

----------------------------------------------------------------------------------------------------------------
                                   Information Tools AG   Cognos Far East Pte Limited                   Total
----------------------------------------------------------------------------------------------------------------
Assets acquired                                 $   683                         $  --                 $   683
Liabilities assumed                                (570)                           --                    (570)
----------------------------------------------------------------------------------------------------------------
Net assets acquired                                 113                            --                     113
Goodwill                                            664                           1,688                 2,352
----------------------------------------------------------------------------------------------------------------
Purchase price                                  $   777                         $ 1,688               $ 2,465
================================================================================================================
Consideration
Cash                                                458                           1,688                 2,146
Deferred payment                                    319                            --                     319
----------------------------------------------------------------------------------------------------------------
                                                $   777                         $ 1,688               $ 2,465
================================================================================================================

FISCAL 1999 ACQUISITIONS

On December 3, 1998, the Corporation completed the acquisition of substantially all the assets of Relational Matters including DecisionStream software. DecisionStream aggregates and integrates large volumes of transaction data with multidimensional data structures. Relational Matters will receive approximately $7,555,000 over three years and 250,980 shares of the Corporation's common stock valued at $1,823,000 over the same time period. The shares, all of which were issued, are being held in escrow by the Corporation and will be released on the second (40%) and third (60%) anniversaries of the closing of the transaction. For valuation purposes, the deferred payments and shares were appropriately discounted. An independent appraisal valued the in-process research and development at $2,400,000. In the opinion of management and the appraiser, the acquired in-process research and development had not yet reached technological feasibility and had no alternative future uses. Accordingly, the Corporation recorded a special charge of $2,400,000 ($0.02 per share on a diluted basis) in the fourth quarter ended February 28, 1999, to write off the acquired in-process technology.

On February 24, 1999, the Corporation completed the acquisition of LEX2000 Inc., a developer of financial data mart and reporting software, for a combination of cash and the Corporation's common stock. The shareholders of LEX2000 Inc. will receive approximately $7,444,000 over three years and 252,118 shares of the Corporation's common stock valued at $1,940,000 over the same time period. Approximately 14,200 shares were issued at closing; the remainder, all of which were issued, are being held in escrow by the Corporation and will be released equally on the second (50%) and third (50%) anniversaries of the closing of the transaction. For valuation purposes, the deferred payments and remaining shares were appropriately discounted. An independent appraisal valued the in-process research and development at $1,400,000. In the opinion of management and the appraiser, the acquired in-process research and development had not yet reached technological feasibility and had no alternative future uses. Accordingly, the Corporation recorded a special charge of $1,400,000 ($0.02 per share on a diluted basis) in the fourth quarter ended February 28, 1999, to write off the acquired in-process technology.

The scheduled aggregate annual payments for the long-term liabilities related to these two acquisitions are $3,501,000 and $2,599,000 in fiscal 2001 and 2002 respectively. Amounts due within twelve months are included in accrued charges.

Both acquisitions have been accounted for using the purchase method. The results of operations of both acquired companies prior to the acquisitions were not material, and thus pro forma information has not been provided. The results of both acquired companies have been combined with those of the Corporation since their respective dates of acquisition.

Total consideration, including acquisition costs, was allocated based on estimated fair values on the acquisition date:($000s)

-------------------------------------------------------------------------------------------
                                 Relational Matters            LEX2000              Total
-------------------------------------------------------------------------------------------
Assets acquired
In-process technology                     $  2,400             $ 1,400            $ 3,800
Acquired technology                          3,600              13,165             16,765
Other assets                                    25               1,501              1,526
-------------------------------------------------------------------------------------------
                                             6,025              16,066             22,091
Liabilities assumed                            (37)             (2,869)            (2,906)
Deferred tax credits                          --                (5,267)            (5,267)
-------------------------------------------------------------------------------------------
Net assets acquired                          5,988               7,930             13,918
Goodwill                                     3,385               1,454              4,839
-------------------------------------------------------------------------------------------
Purchase price                            $  9,373            $  9,384           $ 18,757
===========================================================================================
Consideration
Cash                                      $  4,419            $  4,755           $  9,174
Deferred payment                             3,131               2,689              5,820
Shares                                       1,823               1,940              3,763
-------------------------------------------------------------------------------------------
                                          $  9,373            $  9,384           $ 18,757
===========================================================================================

FISCAL 1998 ACQUISITIONS

On April 9, 1997, the Corporation completed the acquisition of Right Information Systems Limited (RIS) of London, England. RIS was the provider of 4Thought((tm)), business modeling and forecasting software. The shareholders of RIS received $4,500,000 and 180,000 shares of the Corporation's common stock, valued at $1,607,000. These shares, all of which were issued, are being held in escrow by the Corporation until April 9, 2000. An independent appraisal valued the in-process research and development at $5,000,000. In the opinion of management and the appraiser, the acquired in-process research and development had not yet reached technological feasibility and had no alternative future uses. Accordingly, the Corporation recorded a special charge of $5,000,000 ($0.05 per share on a diluted basis) in the first quarter ended May 31, 1997, to write off the acquired in-process technology.

On October 24, 1997, the Corporation completed the acquisition of Interweave Software, Inc. (Interweave) of Santa Clara, California, U.S.A. Interweave was the developer and marketer of the Interweave software product line, which allows information technology organizations to deploy intranet- and extranet-based business intelligence applications more broadly within and across enterprises. The acquisition agreement called for the Corporation to pay $12,415,000 to the shareholders of Interweave, the majority of which was paid upon completion of the acquisition. An independent appraisal valued the in-process research and development at $13,000,000. In the opinion of management and the appraiser, the acquired in-process research and development had not yet reached technological feasibility and had no alternative future uses. Accordingly, the Corporation recorded a special charge of $13,000,000 ($0.14 per share on a diluted basis) in the third quarter ended November 30, 1997, to write off the acquired in-process technology.

Both acquisitions have been accounted for using the purchase method. The results of operations of both acquired companies prior to the acquisitions were not material, and thus pro forma information has not been provided. The results of both acquired companies have been combined with those of the Corporation since their respective dates of acquisition.

Total consideration, including acquisition costs, was allocated based on estimated fair values on the acquisition date:($000s)

-----------------------------------------------------------------------------------
                                     RIS          Interweave              Total
-----------------------------------------------------------------------------------
Assets acquired
  In-process technology         $  5,000            $ 13,000           $ 18,000
  Other assets                       239                 390                629
-----------------------------------------------------------------------------------
                                   5,239              13,390             18,629
Liabilities assumed               (1,050)             (4,544)            (5,594)
-----------------------------------------------------------------------------------
Net assets acquired                4,189               8,846             13,035
Goodwill                           1,918               3,569              5,487
-----------------------------------------------------------------------------------
Purchase price                  $  6,107            $ 12,415           $ 18,522
===================================================================================
Consideration
  Cash                          $  4,500            $ 12,415           $ 16,915
  Shares                           1,607                --                1,607
-----------------------------------------------------------------------------------
                                $  6,107            $ 12,415           $ 18,522
===================================================================================

6_LONG-TERM DEBT

------------------------------------------------------------------------------------
                                                                2000          1999
------------------------------------------------------------------------------------
                                                                      ($000s)
Mortgage at 12.5% per annum,repayable in blended
  monthly installments of principal and interest
  of Cdn $45,200 to October 2000                             $ 2,142        $ 2,160
Other                                                             34            452
------------------------------------------------------------------------------------
                                                               2,176          2,612
Less current portion                                          (2,176)          (123)
------------------------------------------------------------------------------------
                                                             $  --          $ 2,489
====================================================================================

Interest expense on long-term debt was $264,000, $271,000, and $301,000 in fiscal 2000, 1999, and 1998, respectively.

7_COMMITMENTS

Certain of the Corporation's offices, computer equipment, and vehicles are leased under various terms. The annual aggregate lease expense in each of fiscal 2000, 1999, and 1998 was $12,205,000, $9,219,000, and $8,599,000, respectively.

The aggregate amount of payments for these operating leases, in each of the next five fiscal years and thereafter, is approximately as follows:($000s)

2001       $12,939
2002        10,261
2003         7,501
2004         4,915
2005         4,200
Thereafter   8,770

In August 1999, the Corporation announced plans for the construction of a second building on the site of its corporate headquarters on Riverside Drive in Ottawa
- Riverside II. The total cost of Riverside II and related improvements is estimated to be $21 million. The Corporation is currently committed to approximately $15 million of the total cost and as at February 29, 2000, had incurred capital expenditures of approximately $3.4 million. Construction is expected to be substantially complete before the end of fiscal 2001.

8_FINANCIAL INSTRUMENTS

OFF-BALANCE-SHEET RISK

The Corporation's policy with respect to foreign currency exposure is to manage its financial exposure to certain foreign exchange fluctuations with the objective of neutralizing some of the impact of foreign currency exchange movements. To achieve this objective, the Corporation enters into foreign exchange forward contracts to hedge portions of the net investment in its various subsidiaries. As a result, the exchange gains and losses recorded on translation of the subsidiaries' financial statements are partially offset by the gains and losses attributable to the applicable foreign exchange forward contracts. Realized and unrealized gains and losses from the applicable foreign exchange forward contracts are recorded as part of the foreign currency translation adjustments included in the Consolidated Statements of Stockholders' Equity. The Corporation has foreign exchange conversion facilities that allow it to hold foreign exchange contracts of Cdn $130,000,000 (US $89,730,000) outstanding at any one time. The Corporation enters into foreign exchange forward contracts with major Canadian chartered banks, and therefore does not anticipate non-performance by these counterparties. The amount of the exposure on account of any non-performance is restricted to the unrealized gains in such contracts. As of February 29, 2000, the Corporation had foreign exchange forward contracts, with maturity dates ranging from March 30, 2000 to May 25, 2000, to exchange various foreign currencies in the amount of $6,239,000. As of February 28, 1999, the Corporation had foreign exchange forward contracts, with maturity dates ranging from March 25, 1999 to May 27, 1999, to exchange various foreign currencies in the amount of $3,862,000.

CONCENTRATION OF CREDIT RISK

The investment of cash is regulated by the Corporation's investment policy, which is periodically reviewed and approved by the Audit Committee of the Board of Directors. The primary objective of the Corporation's investment policy is security of principal. The Corporation manages its investment credit risk through a combination of (i) a selection of securities with an acceptable credit rating; (ii) selection of term to maturity, which in no event exceeds one year in length; and (iii) diversification of debt issuers, both individually and by industry grouping.

Included in cash, cash equivalents, and short-term investments as of February 29, 2000 and February 28, 1999 were corporate debt amounts of $73,805,000 and $46,941,000, respectively. The corporate debt amounts as of February 29, 2000 and February 28, 1999 were with two distinct issuers. These amounts were repaid, in full, at maturity in March of their respective years. All the Corporation's short-term investments as of February 29, 2000 and February 28, 1999 had maturity dates before the end of June of their respective years. The Corporation's cash, cash equivalents, and short-term investments are denominated predominantly in Canadian and U.S. dollars.

The Corporation has an unsecured credit facility, subject to annual renewal, that includes an operating line and foreign exchange conversion facilities. The operating line permits the Corporation to borrow funds or issue letters of credit or guarantee up to an aggregate of Cdn $15,000,000 (US $10,353,000), subject to certain covenants. As of February 29, 2000 and February 28, 1999, there were no direct borrowings under this operating line.

There is no concentration of credit risk related to the Corporation's position in trade accounts receivable. Credit risk, with respect to trade receivables, is minimized because of the Corporation's large customer base and its geographical dispersion (see Note 12).

FAIR VALUE OF FINANCIAL INSTRUMENTS

For certain of the Corporation's financial instruments, including accounts receivable, accounts payable, and other accrued charges, the carrying amounts approximate the fair value due to their short maturities. Cash and cash equivalents, short-term investments, long-term debt, and long-term liabilities are carried at cost, which approximates their fair value.

9_INCOME TAXES

Details of the income tax provision (recovery) are as follows:($000s)

------------------------------------------------------------------------------
                                          2000            1999            1998
------------------------------------------------------------------------------
Current
  Canadian                             $ 4,909         $ 5,313         $ 1,360
  Foreign                                9,943           9,228           8,550
------------------------------------------------------------------------------
                                        14,852          14,541           9,910
------------------------------------------------------------------------------
Deferred
  Canadian                               8,201          (1,370)          2,459
  Foreign                                 (180)            (37)         (1,252)
------------------------------------------------------------------------------
                                         8,021          (1,407)          1,207
------------------------------------------------------------------------------
Income tax provision                   $22,873         $13,134         $11,117
==============================================================================

The reported income tax provision differs from the amount computed by applying the Canadian rate to income before income taxes. The reasons for this difference and the related tax effects are as follows:($000s)

------------------------------------------------------------------------------------------------------------------
                                                                             2000         1999                1998
------------------------------------------------------------------------------------------------------------------
Expected Canadian tax rate                                                   44.0%        44.0%               44.0%
------------------------------------------------------------------------------------------------------------------
Expected tax provision                                                   $ 35,943     $ 31,490            $ 19,254
Foreign tax rate differences                                              (10,422)     (10,906)             (8,740)
Net change in valuation allowance and other income tax benefits earned     (6,688)      (9,142)            (10,759)
Non-deductible expenses and non-taxable income                              2,876          193                 643
Non-deductible in-process R&D write-off                                      --            560               7,400
Withholding tax on foreign income                                           1,179          987                 822
Reorganization costs                                                         --           --                 2,426
Other                                                                         (15)         (48)                 71
------------------------------------------------------------------------------------------------------------------
Reported income tax provision                                            $ 22,873     $ 13,134            $ 11,117
==================================================================================================================

Deferred income taxes result principally from temporary differences in the recognition of certain revenue and expense items for financial and tax reporting purposes. Significant components of the Corporation's deferred tax assets and liabilities as of February 29, 2000 and February 28, 1999 are as follows:
($000s)

-------------------------------------------------------------------
                                                  2000        1999
-------------------------------------------------------------------
Deferred tax assets
Net operating tax loss carryforwards          $  4,460    $  5,507
Investment tax credits                           1,404       4,499
Deferred revenue                                 2,490       2,702
Other                                            2,186       1,912
-------------------------------------------------------------------
Total deferred tax assets                       10,540      14,620
Valuation allowance for deferred tax assets     (4,460)     (5,507)
-------------------------------------------------------------------
Net deferred tax assets                          6,080       9,113
-------------------------------------------------------------------
Deferred tax liabilities
Book and tax differences on assets               9,489       6,969
Reserves and allowances                          7,484       5,415
Income tax credits                               5,346       4,502
Other                                           (1,089)         14
-------------------------------------------------------------------
Total deferred tax liabilities                  21,230      16,900
-------------------------------------------------------------------
Net deferred income tax liability             $ 15,150    $  7,787
===================================================================

The net change in the total valuation allowance for the years ended February 29, 2000 and February 28, 1999 was a decrease of $1,047,000 and $7,309,000, respectively.

Realization of the net deferred tax assets is dependent on generating sufficient taxable income in certain legal entities. Although realization is not assured, management believes it is more likely than not that the net amount of the deferred tax asset will be realized. However, this estimate could change in the near term as future taxable income in these certain legal entities changes.

As of February 29, 2000, the Corporation had tax loss carryforwards of approximately $10,027,000 available to reduce future years' income for tax purposes. These losses expire as follows:($000s)

------------------------
2002           $   294
2003-2010          425
Indefinitely     9,308
------------------------
Total          $10,027
========================

Income before taxes attributable to all foreign operations was $41,548,000, $42,152,000, and $23,546,000 in each of fiscal 2000, 1999, and 1998, respectively.

The Corporation has provided for foreign withholding taxes on the portion of the undistributed earnings of foreign subsidiaries expected to be remitted.

Income taxes paid were $18,658,000, $8,201,000, and $11,273,000 in each of fiscal 2000, 1999, and 1998, respectively.

10_STOCKHOLDERS' EQUITY

CAPITAL STOCK

The authorized capital of the Corporation consists of an unlimited number of common shares, without nominal or par value, and an unlimited number of preferred shares, issuable in series. No series of preferred shares has been created or issued.

Share Repurchase Programs

The share repurchases made in the past three fiscal years were part of distinct open market share repurchase programs through the Nasdaq National Market. The share repurchases made in fiscal 2000 were part of two open market share repurchase programs. The program adopted in October 1998 expired on October 8, 1999. Under this program the Corporation repurchased 3,161,800 of its shares; all repurchased shares were cancelled. In October 1999, the Corporation adopted a new program that will enable it to purchase up to 4,200,000 common shares (not more than 5% of those issued and outstanding) between October 9, 1999 and October 8, 2000. This program does not commit the Corporation to make any share repurchases. Purchases will be made on The Nasdaq Stock Market at prevailing open market prices and paid out of general corporate funds. All repurchased shares will be cancelled.

The details of the share repurchases were as follows:

--------------------------------------------------------------------------------
                                    2000              1999                 1998
                         ---------------  -----------------   ------------------
                         Shares     Cost     Shares    Cost     Shares    Cost
--------------------------------------------------------------------------------
                         (000s)   ($000s)    (000s)   ($000s)   (000s)   ($000s)
July 1996 program         --     $  --        --     $  --         170   $ 1,931
October 1997 program      --        --       2,030    23,463     2,370    27,180
October 1998 program     2,186    24,689       976    10,674      --        --
October 1999 program       100     1,324      --        --        --        --
--------------------------------------------------------------------------------
                         2,286   $26,013     3,006   $34,137     2,540   $29,111
================================================================================

The amount paid to acquire the shares over and above the average carrying value has been charged to retained earnings.

Stock Option Plans

As of February 29, 2000, the Corporation had stock options outstanding under two plans: 4,421,000 pertain to the 1997-2002 Stock Option Plan and 2,849,000 pertain to the 1993-1998 Stock Option Plan.

There were 14,000,000 shares of common stock originally reserved by the Board of Directors for issuance under the Corporation's 1997-2002 Stock Option Plan ("the Plan"), which was approved by the Corporation's shareholders in June 1997 and replaced the 1993-1998 Stock Option Plan. Options may be granted to directors, officers, employees, and consultants at such times and under such terms as established by the Plan. Options may be fully exercisable on the date of grant or may be exercisable in installments. Options will expire not later than 10 years from the date of grant or any shorter period as may be determined. All options are priced at the market price of the Corporation's shares on The Toronto Stock Exchange on the trading day preceding the date of grant. In June 1999, options were awarded to employees, executive officers, and directors. These options vest equally in April 2000, April 2001, April 2002, and April 2003, and expire in April 2007. There were 9,381,000 options available for grant under the Plan as of February 29, 2000.

Under the 1993-1998 Stock Option Plan, options were awarded to directors, officers, and employees. For the options outstanding as of February 29, 2000, the vesting dates extend to September 2001 and the expiry dates range from April 2000 to September 2005. In April 1996, options were awarded to certain key officers under an executive option award. These options vest equally in April 1999, April 2000, and April 2001, and expire in April 2003. All options were priced at the market price of the Corporation's shares on The Toronto Stock Exchange on the trading day preceding the date of grant. The 1993-1998 Stock Option Plan expired on January 1, 1998.

Employee Stock Purchase Plan

This plan was approved by the Corporation's shareholders in July 1993 and was amended on May 19, 1999. The amended plan was approved by the Corporation's shareholders on June 22, 1999, and will terminate on November 30, 2002. Under the plan, 3,000,000 common shares were reserved for issuance. A participant in the Employee Stock Purchase Plan authorizes the Corporation to deduct an amount per pay period that cannot exceed five (5) percent of annual target salary divided by the number of pay periods per year. Deductions are accumulated during each of the Corporation's fiscal quarters ("Purchase Period") and on the first trading day following the end of any Purchase Period these deductions are applied toward the purchase of common shares. The purchase price per share is ninety (90) percent of the lesser of The Toronto Stock Exchange average closing price on (a) the first five trading days of the Purchase Period or (b) the last five trading days of the Purchase Period. All full-time and part-time permanent employees may participate in the plan.

Accounting for Stock-Based Compensation

The Corporation applies APB Opinion 25 in accounting for its stock option and purchase plans. The exercise price of all stock options is equal to the market price of the stock on the trading day preceding the date of grant. Accordingly, no compensation cost has been recognized in the financial statements for its stock option and stock purchase plans.

If the fair values of the options granted since fiscal 1996 had been recognized as compensation expense on a straight line basis over the vesting period of the grant (consistent with the method prescribed by FASB Statement No. 123), stock-based compensation costs would have reduced net income by $9,096,000, $8,239,000, and $6,824,000; reduced basic net income per share by $0.11, $0.09, and $0.08, and reduced diluted net income per share by $0.10, $0.09, and $0.07 in fiscal 2000, 1999, and 1998, respectively.

Because Statement No. 123 is applicable only to options granted subsequent to February 28, 1995 and the Corporation's amortization period for compensation expense approximates four years, the above pro forma disclosure for fiscal 1998 is not indicative of pro forma amounts that will be reported in future years. The pro forma disclosure for fiscal 2000 and 1999 includes the full extent of amortization expense for four years of option grants.

The fair value of the options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for fiscal 2000, 1999, and 1998, respectively: risk-free interest rates of 5.8%, 5.5%, and 6.5%, expected life of the options of 2.8 years, 2.9 years, and 3.0 years, expected volatility of 55%, 56%, and 56%, and for all years, a dividend yield of zero.

Activity in the stock option plans for fiscal 2000, 1999, and 1998 was as follows:


-------------------------------------------------------------------------------------------------------------------------
                                                            2000                        1999                         1998
                                       -------------------------    ------------------------    -------------------------
                                                Weighted Average            Weighted Average             Weighted Average
                                       Options    Exercise Price    Options   Exercise Price    Options    Exercise Price
-------------------------------------------------------------------------------------------------------------------------
                                         (000s)                       (000s)                      (000s)
Outstanding,beginning of year            6,769          $   9.72      6,571       $   8.29         7,940       $   5.33
Granted                                  2,772             11.18      1,935          13.33         2,190          11.48
Exercised                               (1,973)             7.81     (1,054)          3.94        (3,316)          2.60
Cancelled                                 (298)            11.73       (683)          9.52          (243)          9.54
-------------------------------------------------------------------------------------------------------------------------
Outstanding,end of year                  7,270             11.17      6,769           9.72         6,571           8.29
=========================================================================================================================
Options exercisable at year end          1,234                        1,460                        1,077
                                         =====                        =====                        =====
Weighted average per share fair value
of options granted during the year
calculated using the Black-Scholes
option pricing model                                    $   4.59                    $ 5.54                     $   4.84
=========================================================================================================================

The following table summarizes significant ranges of outstanding and exercisable options held by directors, officers, and employees as of February 29, 2000:

-------------------------------------------------------------------------------------------------------------------
                                                            Options Outstanding                 Options Exercisable
                                 ----------------------------------------------       -----------------------------
                                           Weighted Average    Weighted Average                    Weighted Average
Range of Exercise Prices         Options     Remaining Life      Exercise Price       Options        Exercise Price
-------------------------------------------------------------------------------------------------------------------
                                   (000s)                                                  (000s)
$ 3.55-$ 5.52                         26             0.4 year         $    4.22                25         $    4.22
$ 8.76-$10.69                      1,801             4.2                   8.95               407              8.96
$10.70-$11.04                      3,612             6.5                  10.93               449             10.94
$11.05-$13.86                      1,660             6.2                  13.37               353             13.17
$17.58-$23.56                        158             7.8                  18.65                --                --
$27.95-$28.06                         13             7.9                  28.03                --                --
                                   -----                                                    -----
                                   7,270             5.9                  11.17             1,234             10.78
===================================================================================================================

NET INCOME PER SHARE

The dilutive effect of stock options is excluded under the requirements of FASB Statement No. 128 for calculating net income per share, but is included in the calculation of diluted net income per share.

The reconciliation of the numerator and denominator for the calculation of net income per share and diluted net income per share is as follows:(000s, except per-share amounts)

-------------------------------------------------------------------------------------
                                                            2000      1999      1998
-------------------------------------------------------------------------------------
Net Income per Share
Net income                                               $58,815   $58,434   $32,642
=====================================================================================
Weighted average number of shares outstanding             85,972    87,416    88,414
=====================================================================================
Net income per share                                       $0.68     $0.67     $0.37
=====================================================================================

Diluted Net Income per Share
Net income                                               $58,815   $58,434   $32,642
=====================================================================================
Weighted average number of shares outstanding             85,972    87,416    88,414

Dilutive effect of stock options *                         2,128     1,524     3,130
-------------------------------------------------------------------------------------
Adjusted weighted average number of shares outstanding    88,100    88,940    91,544
=====================================================================================
Diluted net income per share                               $0.67     $0.66     $0.36
=====================================================================================

* All anti-dilutive options have been excluded. The average number of anti-dilutive options was 1,580,000, 1,980,000, and 542,000 for fiscal 2000, 1999, and 1998, respectively.

11_PENSION PLANS

The Corporation operates a Retirement Savings Plan for the parent company and also operates various other defined contribution pension plans for its subsidiaries. The Corporation contributes amounts related to the level of employee contributions for both types of plans.

The pension costs in fiscal 2000, 1999, and 1998 were $3,839,000, $2,744,000, and $2,327,000, respectively.

12_SEGMENTED INFORMATION

The Corporation operates in one business segment-computer software tools. This segment engages in business activities from which it earns license, support, and services revenue, and incurs expenses. Within this business segment, the Corporation develops, markets, and supports two complementary lines of software products that are designed to satisfy enterprise-wide business-critical needs. The Corporation's business intelligence products give individual users the ability to independently access, explore, analyze, and report corporate data. The Corporation's client/server application development tools are designed to increase the productivity of system analysts and developers. Cognos products are distributed both directly and through resellers worldwide.

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

No single customer accounted for 10% or more of the Corporation's revenue during any of the last three fiscal years. In addition, the Corporation is not dependent on any single customer or group of customers, or supplier.

The accounting policies for the segment are the same as those described in the Summary of Significant Accounting Policies. The required financial information for segment profit and segment assets is the same as that presented in the Consolidated Financial Statements.

Geographic information is as follows: ($000s)

----------------------------------------------------------------
                                     2000       1999       1998
----------------------------------------------------------------
Revenue to external customers*
U.S.A                            $204,730   $153,827   $123,774
Canada                             30,120     24,040     22,328
United Kingdom                     44,972     41,563     38,257
Europe                             77,778     60,502     43,189
Asia/Pacific                       28,040     21,193     17,286
----------------------------------------------------------------
                                 $385,640   $301,125   $244,834
================================================================

*    Revenues are attributed to countries based on location of customer

----------------------------------------------------
                                   2000        1999
----------------------------------------------------
Fixed assets
Canada                          $31,055     $20,148
U.S.A                             8,659       6,078
Other countries                   5,121       3,938
----------------------------------------------------
                                $44,835     $30,164
====================================================
Intangible assets
Canada                          $ 8,264     $ 7,966
U.S.A                            13,599      17,237
----------------------------------------------------
                                $21,863     $25,203
====================================================

13_NEW ACCOUNTING PRONOUNCEMENTS

In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities which establishes standards for derivative instruments and hedging activities. It requires that all derivatives be recognized as either assets or liabilities on the Balance Sheet and be measured at fair value. This Statement is effective for fiscal years beginning after June 15, 2000, which is the fiscal year beginning March 1, 2001 for the Corporation. Prior periods should not be restated. The Corporation has not yet quantified the impact, if any, of this pronouncement on its consolidated financial statements.

In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, which was amended in March 2000 by SAB 101A. The SAB summarizes certain of the SEC staff views in applying generally accepted accounting principles to revenue recognition in financial statements. This SAB is effective beginning the Corporation's second quarter of fiscal 2001. The Corporation does not expect the adoption of this SAB to have a material impact on its results of operations or financial position.

14_COMPARATIVE RESULTS

Certain of the prior years' figures have been reclassified in order to conform to the presentation adopted in the current year.

15_SUBSEQUENT EVENT

On April 6, 2000, the Board of Directors of the Corporation authorized a two-for-one stock split, effected in the form of a stock dividend, payable on or about April 27, 2000, to shareholders of record at the close of business on April 20, 2000.

All share and per-share amounts in the accompanying financial statements, and notes thereto, have been adjusted for the split.