Form 10-K405, Exhibit 13
period 2001-02-28
COGNOS INC
filed 2001-05-29
CIK 746782

                                                                    Exhibit 13.1

2OO1

                             COGNOS ANNUAL REPORT

COMMON SHARE INFORMATION

--------------------------------------------------------------------------------

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

On April 6, 2000, the Board of Directors of the Corporation authorized a two-for-one stock split, effected in the form of a stock dividend. All historic information has been adjusted for the split.

The following table sets forth the high and low sale prices, as well as the trading volume, for the common shares for the fiscal periods shown below:


                                      -----------------------------------------------------------------------------
                                               Nasdaq National Market               The Toronto Stock Exchange
                                           High            Low     Volume         High           Low      Volume
                                      -----------------------------------------------------------------------------
Fiscal 2000                               (US$)          (US$)     (000s)       (Cdn$)        (Cdn$)      (000s)
-------------------------------------------------------------------------------------------------------------------
     First Quarter                       12.938          9.750     13,625        18.88         14.88       9,465
     Second Quarter                      12.063          9.844     14,415        17.80         14.63      12,054
     Third Quarter                       19.188          9.688     19,314        28.00         14.30      13,575
     Fourth Quarter                      37.125         16.688     29,621        54.00         24.73      16,386

Fiscal 2001
-------------------------------------------------------------------------------------------------------------------
     First Quarter                       41.125         23.313     31,208        60.50         34.00      14,300
     Second Quarter                      46.500         35.375     24,729        67.00         52.60      11,639
     Third Quarter                       48.000         30.500     22,482        73.10         49.00      12,614
     Fourth Quarter                      40.875         16.000     34,771        62.90         25.25      20,858

Fiscal 2002
-------------------------------------------------------------------------------------------------------------------
     First Quarter                       24.770         13.938     15,734        38.30         22.00      12,153
     (through April 20, 2001)
                                      -----------------------------------------------------------------------------


SHAREHOLDERS
As of April 20, 2001, there were approximately 2,719 registered shareholders.

DIVIDEND POLICY
The Corporation has never declared or paid any cash dividends on its common shares. The Corporation's current policy is to retain its earnings to finance expansion and to develop, license, and acquire new software products, and to otherwise reinvest in the Corporation.

                                                                           P. 65