Form 10-K405, Exhibit 13
period 2001-02-28
COGNOS INC
filed 2001-05-29
CIK 746782

                                                                    Exhibit 13.2

2OO1

                              COGNOS ANNUAL REPORT

SELECTED CONSOLIDATED FINANCIAL DATA

--------------------------------------------------------------------------------

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

On April 6, 2000, the Board of Directors of the Corporation authorized a two-for-one stock split, effected in the form of a stock dividend, payable on or about April 27, 2000 to stockholders of record at the close of business on April 20, 2000. All historic consolidated results have been restated for the split.


                                                                             Years Ended the Last Day of February
                                                                           (US$000s except share amounts, U.S. GAAP)
                                                         -------------------------------------------------------------------------
                                                                2OO1           2OOO           1999           1998           1997
Statement of Income Data
Revenue                                                    $ 495,652      $ 385,640      $ 301,125      $ 244,834      $ 198,185
----------------------------------------------------------------------------------------------------------------------------------
Operating expenses
   Cost of product license                                     7,315          5,235          5,738          3,828          3,266
   Cost of product support                                    17,820         13,758         11,166          9,694          9,634
   Selling, general, and administrative                      320,535        238,147        172,482        140,882        114,617
   Research and development                                   67,264         53,548         42,274         33,530         28,951
   Acquired in-process technology                              3,000             --          3,800         18,000             --
----------------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                     415,934        310,688        235,460        205,934        156,468
----------------------------------------------------------------------------------------------------------------------------------
Operating income                                              79,718         74,952         65,665         38,900         41,717
Interest expense                                                (786)          (718)          (527)          (481)          (427)
Interest income                                               12,386          7,454          6,430          5,340          4,524
----------------------------------------------------------------------------------------------------------------------------------
Income before taxes                                           91,318         81,688         71,568         43,759         45,814
Income tax provision                                          27,058         22,873         13,134         11,117          9,025
----------------------------------------------------------------------------------------------------------------------------------
Net income                                                 $  64,260      $  58,815      $  58,434      $  32,642      $  36,789
==================================================================================================================================
Net income per share
   Basic                                                       $0.74          $0.68          $0.67          $0.37          $0.43
   Diluted                                                     $0.70          $0.67          $0.66          $0.36          $0.40
Net income per share, excluding the effect of the
write-off of acquired in-process technology
   Basic                                                       $0.77          $0.68          $0.71          $0.57          $0.43
   Diluted                                                     $0.73          $0.67          $0.69          $0.55          $0.40
Weighted average number of shares (000s)
   Basic                                                      87,324         85,972         87,416         88,414         86,298
   Diluted                                                    91,973         88,100         88,940         91,544         92,104


Balance Sheet Data (at end of period)
Working capital                                            $ 197,673      $ 166,455      $ 123,343      $ 112,846      $ 103,727
Total assets                                                 495,592        377,803        286,259        220,279        189,748
Total debt                                                        32          2,176          2,612          2,457          2,655
Stockholders' equity                                         290,529        212,591        159,028        131,005        115,912
                                                         -------------------------------------------------------------------------


                                                                           P. 64