Form 10-K405, Exhibit 13
period 2001-02-28
COGNOS INC
filed 2001-05-29
CIK 746782

                                                                    Exhibit 13.3

2OO1

                              COGNOS ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
(in United States dollars, unless otherwise indicated, and in accordance with U.S. GAAP)




The following discussion should be read in conjunction with the audited consolidated financial statements and notes included in this Annual Report. We prepare and file our consolidated financial statements and the Management's Discussion and Analysis of Financial Condition and Results of Operations (MD&A) in United States (U.S.) dollars and in accordance with U.S. Generally Accepted Accounting Principles (GAAP). The consolidated financial statements and MD&A in accordance with Canadian GAAP, in U.S. dollars, are made available to all shareholders and filed with various regulatory authorities.

On April 6, 2000, our Board of Directors authorized a two-for-one stock split, effected in the form of a stock dividend, payable on or about April 27, 2000 to stockholders of record at the close of business on April 20, 2000. Share and per-share amounts in this MD&A, and the audited consolidated financial statements and notes thereto included in this Annual Report, have been adjusted retroactively for this split.

OVERVIEW
Cognos is a leading global provider of business intelligence software solutions. We develop, market, and support an integrated business intelligence platform that allows our customers, as well as their partners, customers, and suppliers, to analyze and report data from multiple perspectives and to effectively coordinate decision-making and actions across the extended enterprise through intranets, extranets, and the Internet. Our software is designed to allow our customers to effectively use data to make faster, more informed decisions in order to improve operational effectiveness, increase customer satisfaction, accelerate corporate response times, and, ultimately, enhance revenues and profits.

Our enterprise business intelligence platform (EBI Platform) is uniquely positioned to take advantage of the accelerating demand for business intelligence solutions for the extended enterprise across all industries. Our EBI Platform is an integrated software foundation that is designed to meet our customers' end-to-end business intelligence requirements, including reporting, analysis, query, and visualization, in a secure, Web-based environment that is easy to use and deploy across the extended enterprise. The information produced by our platform is distributed over a business intelligence portal that enables users, both inside and outside the organization, to access business intelligence content, such as reports and scorecarding, through a secure, personalized Web-based interface. Our business intelligence solution also includes an integrated set of analytic applications built upon the foundation of our EBI Platform, which provide "out-of-the-box" functionality for reporting and analysis in functional areas such as finance, inventory, and sales.

Revenue is derived from the licensing of software and the provision of related services, which include product support and education, consulting, and other services. We generally license software and provide services subject to terms and conditions consistent with industry standards. Our customers may elect to contract with us for product support, which includes product and documentation enhancements, as well as telephone support, by paying either an annual fee or fees based on their usage of support services.

We operate internationally with a substantial portion of our business conducted in foreign currencies. Accordingly, our results are affected by year-over-year exchange rate fluctuations of the United States dollar relative to the Canadian dollar, to various European currencies, and, to a lesser extent, to other foreign currencies.

P. 22

2OO1

                              COGNOS ANNUAL REPORT

--------------------------------------------------------------------------------

Currently we derive our revenue from the licensing, support, and service of business intelligence solutions and application development tools. In the most recent fiscal year, revenue associated with our business intelligence solutions made up 90% of our total revenues; application development tools made up 10% of our total revenues. The percentage of revenue attributable to application development tools has declined over the last six fiscal years and is expected to continue to decline in the future as the market moves away from proprietary systems and towards packaged application products. We are focused on maintaining our leadership position in the business intelligence market and believe that the application development tools market will continue to decrease in importance for our financial results.

We recognize revenue in accordance with Statement of Position (SOP) 97-2, Software Revenue Recognition. Substantially all of our product license revenue is earned from licenses of off-the-shelf software requiring no customization. Revenue from these licenses is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is probable. If a license includes the right to return the product for refund or credit, revenue is recognized net of an allowance for estimated returns provided all the requirements of SOP 97-2 have been met. Revenue from product support contracts is recognized ratably over the life of the contract. Incremental costs directly attributable to the acquisition of product support contracts, and that would not have been incurred but for the acquisition of that contract, are deferred and expensed in the period the related revenue is recognized. These costs include commissions payable on sales of support contracts. Revenue from education, consulting, and other services is recognized at the time the services are rendered. For contracts with multiple obligations (e.g., deliverable and undeliverable products, support obligations, education, consulting, and other services), we allocate revenue to each element of the contract based on objective evidence of the fair value of the element.

The sales cycle for our products may span nine months or more. Historically, we have recognized a substantial portion of our revenues in the last month of a quarter, with these revenues frequently concentrated in the last two weeks of a quarter. Even minor delays in booking orders may have a significant adverse impact on revenues for a particular quarter. To the extent that delays are incurred in connection with orders of significant size, the impact will be correspondingly greater. As corporations move to enterprise-wide deployments, orders become larger and, hence, the impact of the sales cycle becomes increasingly harder to predict. We currently operate with virtually no order backlog because our software products typically are shipped shortly after orders are received. Product license revenues in any quarter are substantially dependent on orders booked and shipped in that quarter. As a result of these and other factors, our quarterly results have varied significantly in the past and are likely to fluctuate significantly in the future. Accordingly, we believe that quarter-to-quarter comparisons of our results of operations are not necessarily indicative of the results to be expected in any future period.

We license our software through our direct sales force and value-added resellers, system integrators, and original equipment manufacturers. Direct sales accounted for approximately 70%, 69%, and 69% of our license revenues for the years ended February 28, 2001 (fiscal 2001), February 29, 2000 (fiscal
2000), and February 28, 1999 (fiscal 1999), respectively. As enterprise-wide deployments become more important to our customers, we believe that the direct sales channel is the most effective method of penetrating the large enterprise market; however, in order to have adequate market coverage for smaller and mid-size companies, we continue to expend a significant amount of resources developing our indirect sales activities. We also continue to commit significant management time and financial resources to developing direct and indirect international sales and support channels.

                                                                           P. 23

2OO1

                              COGNOS ANNUAL REPORT

--------------------------------------------------------------------------------

RESULTS OF OPERATIONS

[GRAPH]

Net Income (US$M)

                           Net Income,
          Net Income   Excluding Write-Offs

1999         $ 58              $ 62
2000         $ 59              $ 59
2001         $ 64              $ 67

Total revenue for fiscal 2001 was $495.7 million, which was 29% more than the fiscal 2000 revenue of $385.6 million which, in turn, was 28% more than the fiscal 1999 revenue of $301.1 million. Net income for fiscal 2001 was $64.3 million and diluted net income per share was $0.70, compared to fiscal 2000 net income of $58.8 million and diluted net income per share of $0.67, and net income of $58.4 million and diluted net income per share of $0.66 for fiscal 1999.

The results for fiscal 2001 include the write-off of $3.0 million related to the in-process technology acquired on the purchase of NoticeCast Software Ltd. during the third quarter of fiscal 2001. Excluding the effect of this item,net income and diluted net income per share for fiscal 2001 would have been $67.3 million and $0.73, respectively. Fiscal 2000 results did not include the write-off of any acquired in-in-process technology. The results for fiscal 1999 include the write-off of $3.8 million of acquired in-process technology as a result of the acquisitions of Relational Matters and LEX2000 Inc., both of which occurred in the last fiscal quarter of fiscal 1999. Excluding the effect of these write-offs, net income and diluted net income per share for fiscal 1999 would have been $61.8 million and $0.69, respectively.

[GRAPH]

Income Before Taxes (US$M)

                              Income Before Taxes,
      Income Before Taxes     Excluding Write-Offs

1999         $ 72                     $ 75
2000         $ 82                     $ 82
2001         $ 91                     $ 94

Basic net income per share was $0.74, $0.68, and $0.67 in fiscal 2001, 2000, and 1999, respectively. Excluding the effect of the write-offs in fiscal 2001 and fiscal 1999, basic net income per share would have been $0.77 and $0.71, respectively.

We experienced decreases in net income as a percentage of revenue in fiscal 2001 and 2000. In both fiscal 2001 and 2000 we increased our investment in our sales channels to focus on revenue growth and expand global market coverage. During fiscal 2001 the decrease in net income as a percentage of revenue was the result of increases in selling, general, and administrative expenses and the write-off of in-process technology acquired on the purchase of NoticeCast Software Ltd. during the third quarter. The decrease during fiscal 2000 was the result of increases in selling, general, and administrative expenses as well as an increase in the provision for income taxes.The provision for income taxes increased in fiscal 2000 from the prior fiscal years as we recognized the benefits of previously unrecorded tax benefits during fiscal 1999.

P. 24

2OO1

                              COGNOS ANNUAL REPORT

--------------------------------------------------------------------------------

The following table sets out, for each fiscal year indicated, the percentage that each income and expense item bears to revenue, and the percentage change in the dollar amount of each item as compared to the prior fiscal year.

                                               Percentage of Revenue     Percentage Change from Fiscal
                                          ------------------------------------------------------------
                                              2OO1      2OOO      1999          2OOO          1999
                                                                             to 2OO1       to 2OOO
                                          ------------------------------------------------------------
Revenue                                     100.0%    100.0%    100.0%         28.5%         28.1%
                                          ------------------------------------------------------------
Operating expenses
   Cost of product license                    1.5       1.3       1.9          39.7          (8.8)
   Cost of product support                    3.6       3.5       3.7          29.5          23.2
   Selling, general, and administrative      64.6      61.8      57.3          34.6          38.1
   Research and development                  13.6      13.9      14.0          25.6          26.7
   Acquired in-process technology             0.6       0.0       1.3            *         (100.0)
------------------------------------------------------------------------------------------------------
Total operating expenses                     83.9      80.5      78.2          33.9          31.9
------------------------------------------------------------------------------------------------------
Operating income                             16.1      19.5      21.8           6.4          14.1
Interest expense                             (0.2)     (0.2)     (0.2)          9.5          36.2
Interest income                               2.5       1.9       2.2          66.2          15.9
------------------------------------------------------------------------------------------------------
Income before taxes                          18.4      21.2      23.8          11.8          14.1
Income tax provision                          5.4       5.9       4.4          18.3          74.2
------------------------------------------------------------------------------------------------------
Net income                                   13.0%     15.3%     19.4%          9.3%          0.7%
                                          ===============================-----------------------------

*not meaningful

The following table sets out, for each fiscal year indicated, the percentage that specific items bear to revenue, and the percentage change in the dollar amount of each item as compared to the prior fiscal year,when the effect of the write-offs of acquired in-process technology is excluded.

                                               Percentage of Revenue     Percentage Change from Fiscal
                                          ------------------------------------------------------------
                                              2OO1      2OOO      1999          2OOO          1999
                                                                             to 2OO1       to 2OOO
                                          ------------------------------------------------------------
Revenue                                     100.0%    100.0%    100.0%         28.5%         28.1%
Total operating expenses                     83.3      80.5      76.9          32.9          34.1
Operating income                             16.7      19.5      23.1          10.4           7.9
Net income                                   13.6%     15.3%     20.5%         14.4%         (4.8%)
                                          ------------------------------------------------------------

                                                                           P. 25

2001

                              COGNOS ANNUAL REPORT

--------------------------------------------------------------------------------

REVENUE

Our total revenue was $495.7 million in fiscal 2001, compared to $385.6 million in fiscal 2000, and $301.1 million in fiscal 1999. Our growth in total revenue was derived primarily from the increase in revenue from our business intelligence products, principally Web versions of Impromptu(R) and PowerPlay(R); contributing to the increase, but to a lesser extent, were Cognos Visualizer, DecisionStream(TM), Cognos Query, and Cognos Finance. Total revenue for all business intelligence products was $446.8 million, $328.0 million, and $230.9 million in fiscal 2001, 2000, and 1999, respectively, which resulted in year-over-year increases of 36% and 42%, respectively. Total revenue from our business intelligence products represented 90%, 85%, and 77% of total revenue in fiscal 2001, 2000, and 1999, respectively.

[GRAPH]

Total Revenue

              License Support Services

1999                   $ 301
2000                   $ 386
2001                   $ 496

Total revenue from our application development tools, PowerHouse(R) and Axiant(R), was $48.9 million in fiscal 2001, compared to $57.6 million in fiscal 2000, and $70.2 million in fiscal 1999, which resulted in year-over-year decreases of 15% and 18%, respectively.

The growth in total revenue from product license, product support, and services in fiscal 2001 from fiscal 2000 was as follows: a 29% increase in product license revenue, a 25% increase in product support revenue, and a 33% increase in services revenue. This compares to an increase for the same categories for fiscal 2000 from fiscal 1999 as follows: 28%, 27%, and 30%, respectively.

[GRAPH]

Fiscal 2001 Total Revenue
by Geography

North America   64%
Europe          30%
Asia/Pacific     6%

Our operations are divided into three main geographic regions: (1) North America (includes Latin America), (2) Europe (consists of the U.K. and Continental Europe), and (3) Asia/Pacific (consists of Australia and countries in the Far
East). In fiscal 2001, the percentage of total revenue from North America, Europe, and Asia/Pacific was 64%, 30%, and 6%, respectively, compared to 61%, 32%, and 7%, respectively, in fiscal 2000 and 59%, 34%, and 7%, respectively, in fiscal 1999. In fiscal 2001, total revenue from North America, Europe, and Asia/Pacific increased from fiscal 2000 by 35%, 19%, and 13%, respectively, compared to increases of 32%, 20%, and 32%, respectively, in fiscal 2000 from fiscal 1999. The increase in growth for fiscal 2001 compared to fiscal 2000 in North America is attributable to the increase in revenue from the business intelligence products; however, due to economic conditions, growth rates began to slow in the fourth quarter of fiscal 2001. The decrease in growth for Europe was partly the result of foreign exchange rate fluctuations. Further, we were able to take advantage of market opportunities in Continental Europe, but were unable to realize these advantages in the United Kingdom. Excluding exchange rate fluctuations, revenue growth for Europe would have been 32% for fiscal 2001 as compared to 28% growth, excluding exchange fluctuations, for fiscal 2000. The decline in growth rate during fiscal 2001 in Asia/Pacific was mainly attributable to our Australian markets, where we experienced slower growth which was mainly attributable to year-over-year exchange rate fluctuations.

A substantial portion of our business is conducted in foreign currencies. Accordingly, our results are affected by year-over-year exchange rate fluctuations of the United States dollar relative to the Canadian dollar, to various European currencies, and, to a lesser extent, to other foreign currencies. The effect of foreign exchange rate fluctuations decreased the overall revenue growth by four percentage points in fiscal 2001 from fiscal 2000 and by two percentage points in fiscal 2000 from fiscal 1999.

P. 26

2OO1

                              COGNOS ANNUAL REPORT

--------------------------------------------------------------------------------

PRODUCT LICENSE REVENUE

[GRAPH]

Business Intelligence Product License Revenue (US$M)

1999            $132
2000            $187
2001            $249

Total product license revenue was $262.8 million, $203.3 million, and $158.4 million in fiscal 2001, 2000, and 1999, respectively, and accounted for 53% of our revenue for each of the respective time periods. The increase in all periods occurred predominantly as a result of the performance of our business intelligence products. Product license revenue from these products was $248.8 million, $186.6 million, and $131.9 million in fiscal 2001, 2000, and 1999, respectively, which resulted in year-over-year increases of 33% and 41%, respectively. The growth in product license revenue from the business intelligence products during fiscal 2001 was less than the growth rate reported in fiscal 2000. Although the overall revenue growth rate in North America increased in fiscal 2001 from fiscal 2000, we experienced the impact of the rapid economic slowdown in this geographical region late in our fourth fiscal quarter. We experienced hesitancy on the part of commercial customers in North America to make large commitments. We believe that the softening North American economy is causing a retrenchment in the near-term level of investment in higher valued software products. Product license revenue associated with the business intelligence products contributed approximately 95%, 92%, and 83% to this revenue category in fiscal 2001, 2000, and 1999, respectively.

Product license revenue from our application development tools, PowerHouse and Axiant, was $14.0 million, $16.7 million, and $26.5 million in fiscal 2001, 2000, and 1999, respectively. We expect that, in both the short and long term, the trend of decreasing product license revenue from these products will continue.

Our sales and marketing strategy includes multi-tiered channels ranging from a direct sales force to various forms of third-party distributors, resellers, and original equipment manufacturers. We believe that a direct sales force is more effective than third-party sales in reaching Global 2000 companies because it is more relationship focused. We use third-party distributors in selected regions in order to extend our geographic coverage.

[GRAPH]

Application Development Product License Revenue (US$M)

1999            $26
2000            $17
2001            $14

Total product license revenue from third-party channels represented 30% of total product license revenue in fiscal 2001 compared to 31% in fiscal 2000 and 1999. Within our business intelligence market, product license revenue from third-party channels was $75.7 million in fiscal 2001, compared to $57.3 million in fiscal 2000 and $42.3 million in fiscal 1999. Product license revenue within this market from third-party channels represented 30% of our product license revenue in fiscal 2001, compared to 31% in fiscal 2000 and 32% in fiscal 1999.

PRODUCT SUPPORT REVENUE
Product support revenue was $147.6 million, $118.1 million, and $93.3 million in fiscal 2001, 2000, and 1999, respectively. Product support revenue accounted for 30% of our total revenue for fiscal 2001 and 31% for fiscal 2000 and 1999. The increase in the dollar amounts was the result of new support contracts from the expansion of our customer base, as well as the renewal of existing support contracts.

Total product support revenue from the business intelligence products was $114.2 million, $78.8 million, and $52.0 million in fiscal 2001, 2000, and 1999, respectively and made up 77%, 67%, and 56% of the total product support revenue in fiscal 2001, 2000, and 1999, respectively. In fiscal 2001, total product support revenue from business intelligence products increased by 45% from fiscal 2000 and total product support revenue from application development tools decreased by 15% over the same period. In fiscal 2000, total product support revenue from the business intelligence products increased by 52% from fiscal 1999 and total product support revenue from the application development tools decreased by 5% over the same period.

                                                                           P. 27

2OO1

                              COGNOS ANNUAL REPORT

--------------------------------------------------------------------------------

SERVICES REVENUE
Revenue from education, consulting, and other services was $85.3 million, $64.3 million, and $49.4 million in fiscal 2001, 2000, and 1999, respectively. Services revenue accounted for 17% of our total revenue for fiscal 2001 and 2000 and accounted for 16% of our total revenue for fiscal 1999. During fiscal 2001, we continued to increase the level of sales of our business intelligence solutions within global enterprises. Our business intelligence solutions were increasingly being deployed on an enterprise-wide, global basis within organizations for mission-critical applications. Successful installation and deployment of our solution has become critical to our customers' success. As a result, our customers have increasingly required services such as strategic planning, project management, analysis and design, technical advisory, and instruction to effectively deploy our solutions.

The increase in services revenue in fiscal 2001 was predominantly the result of an increase in consulting revenue and, to a lesser extent, increases in education revenue associated with the business intelligence products. Services revenue associated with the business intelligence products contributed approximately 98%, 97%, and 95% to this revenue category in fiscal 2001, 2000, and 1999, respectively.

OPERATING EXPENSES
COST OF PRODUCT LICENSE
The cost of product license consists primarily of royalties for technology licensed from third parties and the costs of materials and distribution related to licensed software. Product license costs in fiscal 2001 were $7.3 million compared to $5.2 million in fiscal 2000 and $5.7 million in fiscal 1999. Product license costs represented 3% of product license revenue for fiscal 2001 and 2000 and 4% of product license revenue for fiscal 1999. The increase, in dollar terms, in fiscal 2001 from fiscal 2000 is due to increases in royalty costs; material and distribution costs remained relatively consistent with fiscal 2000 levels. The decrease in fiscal 2000 from fiscal 1999 was due to decreases in both royalty costs and materials and distribution costs associated with product offerings.

COST OF PRODUCT SUPPORT
The cost of product support includes the costs associated with resolving customer inquiries and other telesupport and web-support activities, royalties in respect of technological support received from third parties, and the cost of materials delivered in connection with enhancement releases. The cost of product support was $17.8 million, $13.8 million, and $11.2 million in fiscal 2001, 2000, and 1999, respectively. These costs represented 12% of product support revenue for each of fiscal 2001, 2000, and 1999. The increase, in dollar terms, in fiscal 2001 from fiscal 2000 was associated predominantly with increases in customer telesupport and websupport costs. The increase in fiscal 2000 from fiscal 1999 was associated predominantly with increases in customer telesupport and websupport costs; while enhancement release costs contributed to a lesser extent to the increase.

[GRAPH]

Selling, General, and Administrative Expenses As A Percent Of Total Revenue

1999            57%
2000            62%
2001            65%

SELLING, GENERAL, AND ADMINISTRATIVE

Selling, general, and administrative expenses were $320.5 million, $238.1 million, and $172.5 million in fiscal 2001, 2000, and 1999, respectively. These costs were 65% of revenue in fiscal 2001 compared to 62% and 57% in fiscal
2000 and 1999, respectively. The increase in the selling, general, and administrative expenses in fiscal 2001 was primarily the result of increases in staffing and related compensation expenses. Contributing to a lesser extent to the increase were facilities, marketing costs, and the amortization of the technology acquired on acquisitions of various companies over the last four fiscal years. During fiscal 2001, we continued to increase our investment in our sales channels, to focus on opportunities for new revenue growth and expand global market coverage. The average number of employees within the selling, general, and administrative areas grew by 29% in fiscal 2001, predominantly as the result of additions to sales and services staff. The increase in the selling, general, and administrative expenses in fiscal 2000 was primarily the result of increases in staffing and related compensation expenses and, to a lesser extent, increases in subcontracting, facilities, and marketing costs. During fiscal 2000, we increased our investment in our sales channels to focus on

P. 28

2OO1

                              COGNOS ANNUAL REPORT

--------------------------------------------------------------------------------

revenue growth and to expand our global market coverage. The average number of employees within the selling, general, and administrative areas grew by 30% in fiscal 2000, predominantly as the result of additions to sales and services staff. The costs per employee increased 4% in fiscal 2001 and 6% in fiscal 2000.

RESEARCH AND DEVELOPMENT

[GRAPH]

Research and Development (US$M)

1999            $42
2000            $54
2001            $67

Research and development costs were $67.3 million, $53.5 million, and $42.3 million for fiscal 2001, 2000, and 1999, respectively. Research and development costs have continued to increase, in dollar terms, over the last several fiscal years, but have remained constant at 14% of total revenue for each of fiscal 2001, 2000, and 1999. The growth in fiscal 2001 was primarily the result of increases associated with higher staffing levels in this area. Increases in services purchased externally and other costs associated with the development of our product lines to meet foreign market requirements also contributed to the increase for the fiscal year. The growth during fiscal 2000 was predominantly the result of higher staffing levels and related compensation expenses. The increase in the average number of employees in this area was 15% in fiscal 2001 from fiscal 2000, and was 26% in fiscal 2000 from fiscal 1999.

Software development costs are expensed as incurred unless they meet generally accepted accounting criteria for deferral and amortization. Software development costs incurred prior to the establishment of technological feasibility do not meet these criteria, and are expensed as incurred. Costs were not deferred in any of fiscal 2001, 2000, or 1999 because either no projects met the criteria for deferral or the period between (i) achieving technological feasibility and
(ii) the general availability of the product was short, and the associated costs were immaterial.

During fiscal 2001 we continued to invest in R&D activities for our business intelligence solutions, including further development of e-Application packages and continued investment in our existing enterprise business intelligence platform. During the current fiscal year we released a new version of Cognos Query, our Web-based database query and navigation tool, and DecisionStream 6.5, a data mart creation component of the BI platform which unites data from disparate sources and consolidates it into data marts. In addition to our e-Application for Sales Analysis, Inventory Analysis, and Financial Analysis, we released the e-Commerce Analysis application for the IBM WebSphere Commerce Suite during fiscal 2001. We also released Version 5.0 of Cognos Finance, a solution that delivers integrated budgeting, forecasting, consolidation, and financial reporting and analysis in one comprehensive system, and Version 1.5 of Cognos Visualizer which has significant enhancements for scorecarding and key performance indicator applications displaying these metrics in a single presentation. To further drive business value for customers, we released a new product that creates scorecards of key performance indicators. This packaged application addresses a key requirement for enterprise business performance measurement.

During fiscal 2002, we plan to make available a new version of all our core software products, with the release of EP Series 7. EP Series 7 will also introduce enterprise event management technology we acquired this past year through our purchase of NoticeCast Software Ltd. This technology monitors business processes and automatically notifies users of key events and performance indicators or data via their personal computer, personal digital assistant or other wireless device, enabling them to take immediate action. Our customers will be able to react rapidly to key business events and changes in business performance as they will be able to leverage our business intelligence platform to quickly relate these events to overall enterprise business performance. To help customers address a broader range of enterprise requirements, we plan to invest in research and development to extend our e-Application offerings.

                                                                           P. 29

2OO1

                              COGNOS ANNUAL REPORT

--------------------------------------------------------------------------------

ACQUIRED IN-PROCESS TECHNOLOGY
FISCAL 2001
During the second quarter of fiscal 2001, we acquired Powerteam OY, our distributor in Finland. The shareholders of Powerteam OY will receive approximately $2,258,000 in cash over two years and could also receive cash payments not to exceed $500,000 over the next three years. The acquisition of Powerteam OY did not involve the purchase of acquired in-process technology. We have conditioned a portion of the overall consideration on the continued tenure of certain employees. Under generally accepted accounting principles, these amounts are accounted for as compensation rather than as a component of the purchase price.

During the third quarter of fiscal 2001, we acquired NoticeCast Software Ltd., based in Twickenham, United Kingdom. NoticeCast's Enterprise Event Management Software monitors business processes and delivers timely business intelligence notifications to business users across the enterprise via e-mail on their personal computer, hand-held or wireless device. The shareholders of NoticeCast Software Ltd. received approximately $9,000,000 in cash on closing and will receive 148,468 shares of our common stock valued at approximately $4,820,000. We are holding the shares in escrow and they will be released on the second anniversary of the closing of the transaction. An independent appraisal valued the in-process research and development at $3,000,000. In the opinion of management and the appraiser, the acquired in-process research and development had not yet reached technological feasibility and had no alternative future uses. Accordingly, we have recorded a special charge of $3,000,000 (or $0.03 per share on a diluted basis) in the third quarter ended November 30, 2000 to write off the in-process technology.

At the time of acquisition, the NoticeCast product required integration with our platform, enhancements to ensure that the scalability of the product would be consistent with the Cognos platform as a whole, and systems testing to ensure predictability of performance. It is anticipated that the first Cognos version of the software will be made available coincident with the EP Series 7 release during fiscal 2002. We currently estimate that development efforts to complete this version of the software will cost approximately $4 million.

For the acquisition of NoticeCast, the fair value of NoticeCast's one in-process research and technology project, emPower(TM), was assessed by independent business valuators at $3.0 million. The valuators used the income forecast method, with the percentage completion approach, to value the acquired in-process research and development. The adjusted discount rate applied by the valuators to the project's cash flows was 35%. We believe that emPower was approximately 40% complete at the time of purchase. Cash inflows from this project are expected to commence in fiscal 2002.

With the integration of the NoticeCast technology into the Cognos solution, the average price of our products is expected to increase slightly. However, we do not expect a material impact, from the integration of this project, on the margin rates experienced historically.

The risks and uncertainties associated with completing the development of the project are as follows:

 . We may be unable to integrate the project with our platform on a timely basis. . We may be unable to scale the project to align it with our platform.
 . We may be unable to complete testing on a timely basis.
 . Testing of the project may show that predictability of performance is not in line with our quality standards.

If the project is not completed on schedule, our competition may introduce similar products before us. This could result in a decline in our sales or a loss of market acceptance of our products.

Also during the third quarter of fiscal 2001, we completed the acquisition of Johnson & Michaels, Inc. (JAMI), a leading provider of business intelligence consulting services. The shareholders of JAMI will receive total cash consideration of approximately $3,915,000 over three years and 104,230 shares of our common stock valued at $4,250,000 over the same period. Approximately $1,406,000 was paid and 39,085 shares were issued on closing; we are holding the remaining shares, all of which were issued, in escrow and they will be released on the first (33%), second (33%), and third (34%) anniversaries of the closing of the transaction. We have conditioned a portion of the overall consideration on the continued tenure of

P. 30

2OO1

                              COGNOS ANNUAL REPORT

--------------------------------------------------------------------------------

certain employees. Under generally accepted accounting principles, these amounts are accounted for as compensation rather than as a component of the purchase price. The deferred shares, valued at $2,656,000, are accounted for as an offset to capital stock. The acquisition of JAMI did not involve the purchase of acquired in-process technology.

FISCAL 2000
During fiscal 2000, we completed two acquisitions. Neither the acquisition of Information Tools AG nor the acquisition of the minority interest in Cognos Far East Pte Limited involved the purchase of acquired in-process technology.

We acquired Information Tools AG, our distributor in Switzerland. The shareholders of Information Tools AG are to receive total consideration of approximately $657,000, of which $458,000 was received in cash during fiscal 2000. The remainder of the consideration ($199,000) is payable equally on the first and second anniversaries of the closing of the transaction. An amount, not to exceed $500,000, could also be paid in contingent consideration. Of that amount, approximately $60,000 will be paid in fiscal 2002 relating to fiscal 2001 results and approximately $120,000 was paid in fiscal 2001 relating to fiscal 2000 results. We have conditioned a portion of the overall consideration on the continued tenure of certain employees. Under generally accepted accounting principles, these amounts are accounted for as compensation rather than as a component of purchase price.

We also purchased the entire outstanding minority interest in our subsidiary in Singapore, Cognos Far East Pte Limited. The former minority shareholders of Cognos Far East Pte Limited received approximately $1,688,000 in cash upon completion of the purchase. No further consideration is due to the former minority shareholders of the subsidiary.

FISCAL 1999
During the fourth quarter ended February 28, 1999 we acquired substantially all the assets of Relational Matters, including its DecisionStream software and technology. DecisionStream software is a high-performance data aggregation and integration tool used to populate data warehouses and data marts and OLAP (online analytical processing) servers. The software simplifies the loading of data marts into our business intelligence solutions providing a coordinated view of data marts throughout an organization. Relational Matters will receive approximately $7,550,000 over three years and 250,980 shares of our common stock valued at $1,823,000 over the same time period. We placed the shares, all of which were issued, in escrow on the closing of the acquisition. A portion (40%) was released on the second anniversary of the closing of the transaction and the remainder (60%) will be released on the third anniversary of the closing of the transaction. We have conditioned a portion of the overall consideration on the continued tenure of certain employees. Under generally accepted accounting principles, these amounts are accounted for as compensation rather than as a component of purchase price. The deferred shares, valued at $1,823,000, are accounted for as an offset to capital stock. An independent appraisal valued the in-process research and development at $2,400,000. In the opinion of management and the appraiser, the acquired in-process research and development had not yet reached technological feasibility and had no alternative future uses. Accordingly, we recorded a special charge of $2,400,000 ($0.02 per share on a diluted basis) in the fourth quarter ended February 28, 1999, to write off the acquired in-process technology.

DecisionStream was the primary technology acquired in this transaction. At the time of acquisition DecisionStream Version 3.0 had been released and was considered developed technology. Versions 3.1, 3.2, and 4.0 were approximately 90%, 40%, and 15% complete, respectively. Version 3.1 would build on the properties of Version 3.0 but would deliver support for additional databases, extend transformation features, and strengthen star schema support. Version 3.2 would be an incremental release to Version 3.1 adding metadata exports and support for additional OLAP targets. Version 4.0 would be focused on administrative enhancements. Version 3.1 was expected to be released in Q4 of fiscal 1999,Version 3.2 was expected to be released in Q1 of fiscal 2000, and Version 4.0 was expected to be released in Q3 of fiscal 2000. We also acquired a product package using DecisionStream technology as its foundation, which would deliver pre-configured metadata and application schema to deliver dimensional data marts from certain packaged applications. At the time of acquisition this technology was approximately 25% complete and it was anticipated that the product would not be ready for release until Q3 of fiscal 2000.

For the acquisition of Relational Matters the fair value of the in-process research and technology was determined by independent business valuators who assessed the fair value of the in-process technology purchased at $2,400,000. Based on consideration of the weighted average costs of capital, the weighted average return on assets, and venture capital rates of

                                                                           P. 31

2OO1

                              COGNOS ANNUAL REPORT

--------------------------------------------------------------------------------

return, the valuators used a discount rate of 30% to determine the fair value of in-process technology. The valuators used an income approach to determine that fair value. Cash inflows from Versions 3.1 and 3.2 of DecisionStream were expected in early fiscal 2000 and cash inflows from Version 4.0 and application data marts were expected to commence in late fiscal 2000. With the integration of the DecisionStream-based technology into the Cognos solution we did not expect a material impact on the margin rates experienced historically.

The risks and uncertainties surrounding the completion of the project were as follows:
 .    The complex nature of DecisionStream needed to be expressed through an intuitive GUI (Graphical User Interface). Developing an intuitive GUI that did not restrict advanced functionality was considered to be a significant challenge and one that could require the use of new and immature technology.
 .    DecisionStream versions under development required internal engine structure changes that could possibly disrupt the operation of existing functions.
 .    OLAP interfaces for DecisionStream that would be used in development were largely unproven.
 .    The integration interfaces for packaged applications were likely to be proprietary and complex or not well defined.

If the projects were not completed on schedule, our competition could have introduced similar products before us. This may have resulted in a decline in our sales or a loss of market acceptance of the product.

In addition, during the fourth quarter of fiscal 1999, we acquired LEX2000 Inc., for a combination of cash and our common stock. LEX2000(TM) was the only significant in-process research and development project acquired on the purchase. LEX2000 is a financial reporting, consolidation, budgeting, and forecasting system designed to gather data from many sources and allow users to report on and analyze data. LEX2000 provides the user with enterprise-wide access to financial data creating data marts and retrieving information in order to build complex financial reports. The shareholders of LEX2000 Inc. will receive approximately $7,444,000 over three years and 252,118 shares of our common stock valued at $1,940,000 over the same time period. Approximately 14,200 shares were issued at closing; we placed the remainder, all of which were issued, in escrow on the closing of the acquisition. A portion (50%) was released on the second anniversary of the closing of the transaction and the remainder (50%) will be released on the third anniversary of the closing of the transaction. We have conditioned a portion of the overall consideration on the continued tenure of certain employees. Under generally accepted accounting principles, these amounts are accounted for as compensation rather than as a component of purchase price. The deferred shares, valued at $1,644,000, are accounted for as an offset to capital stock.An independent appraisal valued the in-process research and development at $1,400,000. In the opinion of management and the appraiser, the acquired in-process research and development had not yet reached technological feasibility and had no alternative future uses. Accordingly, we recorded a special charge of $1,400,000 ($0.02 per share on a diluted basis) in the fourth quarter ended February 28, 1999, to write off the acquired in-process technology.

We believed that LEX2000,Version 4.0 for Windows, which built upon prior versions, was approximately 82% complete at the time of purchase. At that time, LEX2000 was a financial consolidation and reporting product that offered a full suite of reporting, consolidation, budgeting, and EIS reporting within a single product. It was anticipated that LEX2000, Version 4.0 for Windows, would be released in Q1 of fiscal 2000. We anticipated that costs to complete Version 4.0 would be $400,000.

For the LEX2000 acquisition the fair value of the in-process research and development was determined using the valuation reports prepared by independent business valuators.The valuators used an income approach to determine fair market value. Cash inflows from the project were projected to start in fiscal 2000. Based on consideration of the weighted average costs of capital, the weighted average return on assets, and venture capital rates of return, the valuators used a discount rate of 34%.With the integration of the LEX2000 technology into the Cognos solution we did not expect a material impact on the margin rates experienced historically.

The risks and uncertainties surrounding the completion of the project were assessed as follows:

 .    The underlying code base for the LEX2000 project was APL2000. This code had to stay current with all the new features and functionality of other
     Windows development tools. There was risk that adding these features could degrade performance and increase support requirements. This may have caused delays in the development schedule for the project.

If the projects were not completed on schedule, our competition could have introduced similar products before us. This may have resulted in a decline in our sales or a loss of market acceptance of the product.

P. 32

2OO1

                              COGNOS ANNUAL REPORT

--------------------------------------------------------------------------------

The acquisitions in fiscal 2001, 2000, and 1999 have been accounted for using the purchase method. The results of operations of all acquired companies prior to their respective dates of acquisition were not material. The results of all acquired companies have been combined with our results of operations since their respective dates of acquisition.

INTEREST INCOME AND EXPENSE
Interest income was earned on our cash, cash equivalents, and short-term investments and interest expense related primarily to the interest on our mortgage, which was discharged during fiscal 2001, and capital leases. Net interest income was $11.6 million, $6.7 million, and $5.9 million in fiscal 2001, 2000, and 1999, respectively. The increase during fiscal 2001 was the result of an increase in the average size of the investment portfolio, and an increase in the average effective interest rates earned on investments during fiscal 2001. This increase was offset slightly by the impact of unfavorable exchange rate fluctuations. The increase in fiscal 2000 was the result of an increase in the average size of the investment portfolio and, to a lesser extent, the impact of favorable exchange rate fluctuations. This increase was offset by a slight decrease in the average effective interest rates earned on investments during fiscal 2000.

TAX EXPENSE
Our tax rate is affected by the relative profitability of our operations in various geographic regions. In fiscal 2001, we recorded an income tax provision of $27.1 million on $91.3 million of pre-tax income, representing an effective income tax rate of 30%. In fiscal 2000, we recorded an income tax provision of $22.9 million on $81.7 million of pre-tax income. This tax expense represented an effective income tax rate of 28% for the year, as compared to an effective income tax rate of 18% for 1999. The rate for fiscal 2000 increased from fiscal 1999 as a result of having recognized the benefits of previously unrecorded tax benefits during fiscal 1999.

LIQUIDITY AND CAPITAL RESOURCES
As of February 28, 2001, we held $234.6 million in cash, cash equivalents, and short-term investments, an increase of $37.8 million from February 29, 2000. In addition, we have arranged an unsecured credit facility that includes an operating line and foreign exchange conversion facilities. The operating line permits us to borrow funds or issue letters of credit or guarantee up to Cdn$15.0 (US$9.8) million, subject to certain covenants. As of February 28, 2001, there were no direct borrowings under this operating line. As discussed further below, we have foreign exchange conversion facilities that allow us to hold foreign exchange contracts of approximately Cdn$130.0 (US$84.9) million outstanding at any one time.

As of February 28, 2001, we had a total of $1.6 million of long-term liabilities (including the current portion of long-term debt and long-term liabilities). As of February 28, 2001, working capital was $197.7 million, an increase of $31.2 million from February 29, 2000, primarily because of higher levels of short-term investments and accounts receivable which were partially offset by a decrease in cash and increases in deferred revenue and other current liabilities. During fiscal 2001 we used $14.0 million in cash for share repurchases and $11.4 million for acquisitions.

Cash provided by operating activities (after changes in non-cash working capital items) for fiscal 2001 was $99.0 million, an increase of $15.8 million compared to the prior fiscal year. This fluctuation was due to an increase in net income after adjustments for depreciation, amortization, and other non-cash items and a net decrease in non-cash working capital as compared to a net increase in non-cash working capital during fiscal 2000.

Cash used in investing activities was $119.2 million for fiscal 2001, an increase in investment of $81.5 million compared to the prior fiscal year. The majority of the fluctuation stems from an increase in net investment in short-term investments and increases in fixed asset additions and acquisition costs. In fiscal 2001, we spent $56.6 million related to the activity in short-term investments compared to $7.4 million (both net of maturities) in fiscal 2000. In addition, we spent $11.4 million in fiscal 2001 on acquisitions, compared to $2.1 million in fiscal 2000. (See Note 5 of the Notes to the Consolidated Financial Statements.) The increase in fixed asset additions was primarily the result of the construction, during fiscal 2001, of a second building on the site of our corporate headquarters in Ottawa as well as purchases of computer equipment and

                                                                           P. 33

2OO1

                              COGNOS ANNUAL REPORT

--------------------------------------------------------------------------------

software. We invested approximately $17.8 million during fiscal 2001 in the expansion of our headquarters, as compared to $3.4 million during fiscal 2000. This headquarters expansion was substantially complete in December 2000 and the building was fully occupied by the end of fiscal 2001.

Cash provided by financing activities was $4.5 million for fiscal 2001, compared to the use of $9.1 million for financing activities during fiscal 2000. Our financing activities for both fiscal years involved the repurchase of our own shares in the open market, and the issuance of shares pursuant to our stock purchase plan and the exercise of stock options. Relating to financing activities, we issued 1,889,000 common shares for consideration of $20.6 million during fiscal 2001, compared to 2,093,000 shares for consideration of $16.5 million in fiscal 2000. The issuance of shares in both periods was pursuant to our stock purchase plan and the exercise of stock options by employees, officers, and directors. During fiscal 2001 we repurchased 579,500 shares at a cost of $14.0 million, compared to 2,286,000 shares repurchased at a cost of $26.0 million in fiscal 2000.

The share repurchases made in the past two fiscal years were part of distinct open market share repurchase programs through the Nasdaq National Market. The share repurchases made in fiscal 2001 were part of two open market share repurchase programs. The program adopted in October 1999 expired on October 8, 2000. Under this program we repurchased 150,000 of our shares for $3.4 million; all repurchased shares were cancelled. In October 2000, we adopted a new program that will enable us to purchase up to 4,403,510 common shares (not more than 5% of those issued and outstanding) between October 9, 2000 and October 8, 2001. Under the current program we have repurchased 529,500 shares for $11.9 million during fiscal 2001; all repurchased shares were cancelled. This program does not commit us to make any share repurchases. Purchases will be made on the Nasdaq National Market at prevailing open market prices and paid out of general corporate funds. All repurchased shares will be cancelled. A copy of the Notice of Intention to Make an Issuer Bid is available from the Corporate Secretary. (See Note 10 of the Notes to the Consolidated Financial Statements.)

Our policy with respect to foreign currency exposure is to manage our financial exposure to certain foreign exchange fluctuations with the objective of neutralizing some of the impact of foreign currency exchange movements. To achieve this objective, we enter into foreign exchange forward contracts to hedge portions of the net investment in our various subsidiaries. Typically these contracts are between the United States dollar, the euro, the British pound, the German mark, and the Australian dollar. We enter into these foreign exchange forward contracts with major Canadian chartered banks, and therefore we do not anticipate non-performance by these counterparties. The amount of the exposure on account of any non-performance is restricted to the unrealized gains in such contracts. As of February 28, 2001, we had foreign exchange forward contracts, with maturity dates ranging from March 29, 2001 to July 26, 2001, to exchange various foreign currencies in the amount of $15.2 million.

We have never declared or paid any cash dividends on our common shares. Our current policy is to retain our earnings to finance expansion and to develop, license, and acquire new software products, and to otherwise reinvest in Cognos.

We anticipate that through fiscal 2002 our operations will be financed by current cash balances and funds from operations. If we were to require funds in excess of our current cash position to finance our longer-term operations, we would expect to obtain such funds from, one or a combination of, the expansion of our existing credit facilities, or from public or private sales of equity or debt securities.

Inflation has not had a significant impact on our results of operations.

EUROPEAN ECONOMIC AND MONETARY UNION
The euro currency was introduced on January 1, 1999, and the transition to this new currency has associated with it many potential implications for businesses operating in Europe including, but not limited to, products, information technology, pricing, currency exchange rate risk and derivatives exposure, continuity of material contracts, and potential tax consequences.

The new euro currency is being introduced in stages over the course of a 31/2 year transition period. We believe the transition to the euro will have limited longer-term implications on our business. We have taken steps in the transition to the euro in the area of our internal processes and systems through identifying, modifying, and testing these processes and systems to handle transactions and reporting requirements involving the euro in accordance with the regulations. Our financial application systems represent the most significant internal systems that are affected by the transition to the euro. We continue to upgrade

P. 34

2OO1

                              COGNOS ANNUAL REPORT

--------------------------------------------------------------------------------

these systems to enable us, together with certain process changes and modifications provided by the application vendor to its supported customers, to handle the requirements for transactions and reporting involving the euro. To handle the full requirements of the euro we plan to implement the latest version level upgrade of our financial applications systems during fiscal 2002. We continue to identify, upgrade, and modify our systems and processes in order to handle the various stages of the euro implementation. We are continuing to monitor our pricing in Europe, giving consideration to the transition to the euro.

We believe that the costs relating to the conversion of our internal systems and processes incurred to date, along with any future costs relating to such conversions, will not have a material adverse effect on our business, results of operations, or financial condition.

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

Interest income on our cash, cash equivalents, and short-term investments is subject to interest rate fluctuations, but we believe that the impact of these fluctuations does not have a material effect on our financial position due to the short-term nature of these financial instruments. The amount of our long-term debt is immaterial. Our interest income and interest expense are most sensitive to the general level of interest rates in Canada and the United States. Sensitivity analysis is used to measure our interest rate risk. For the fiscal year ending February 28, 2001, a 100 basis-point adverse change in interest rates would not have had a material effect on our consolidated financial position, earnings, or cash flows.

FOREIGN CURRENCY RISK
We operate internationally; accordingly, a substantial portion of our financial instruments are held in currencies other than the United States dollar. Our policy with respect to foreign currency exposure is to manage financial exposure to certain foreign exchange fluctuations with the objective of neutralizing some of the impact of foreign currency exchange movements. To achieve this objective, we enter into foreign exchange forward contracts to hedge portions of the net investment in various subsidiaries. The forward contracts are typically between the United States dollar, the euro, the British pound, the German mark, and the Australian dollar. Sensitivity analysis is used to measure our foreign currency exchange rate risk. As of February 28, 2001, a 10% adverse change in foreign exchange rates versus the U.S.dollar would not have had a material effect on our reported cash, cash equivalents, and short-term investments.

CERTAIN FACTORS THAT MAY AFFECT FUTURE RESULTS
We make certain statements in this report that constitute forward-looking statements. These statements include, but are not limited to, statements relating to our expectations concerning future revenues and earnings, including future rates of growth, from the licensing of our business intelligence and application development products and related product support and services, and relating to the sufficiency of capital to meet our working capital and capital expenditure requirements. Forward-looking statements are neither promises nor guarantees, and are subject to risks and uncertainties that may cause future results to differ materially from those stated in the forward-looking statements. There can be no guarantee that future results will turn out as expected. Factors that may cause such differences include, but are not limited to, the factors discussed

                                                                           P. 35

2OO1

                              COGNOS ANNUAL REPORT

--------------------------------------------------------------------------------

below. Additional risks and uncertainties that we are unaware of or currently deem immaterial may also adversely affect our business operations. We disclaim any obligation to publicly update or revise any such statements to reflect any change in our expectations or events, conditions, or circumstances on which any such statement may be based.

RISKS RELATED TO OUR BUSINESS
OUR REVENUE MAY NOT CONTINUE TO GROW AT HISTORICAL RATES.
Although we have experienced significant license revenue growth with respect to our business intelligence products over the past few fiscal years, we cannot assure you that we will continue to grow. If we do grow, we cannot assure you that we will be able to maintain the historical rate or extent of such growth in the future. Our growth rate may be affected by global economic conditions generally, and the current economic slowdown, in particular.

OUR QUARTERLY AND ANNUAL OPERATING RESULTS ARE SUBJECT TO FLUCTUATIONS, WHICH MAY CAUSE OUR STOCK PRICE TO FLUCTUATE OR DECLINE.
Historically, our quarterly operating results have varied from quarter to quarter, and we anticipate this pattern to continue. We typically realize a larger percentage of our annual revenue and earnings in the fourth quarter of each fiscal year, and lower revenue and earnings in the first quarter of the next fiscal year. Our quarterly and annual operating results may be adversely affected by a wide variety of factors, including:

 .  our ability to maintain revenue growth at current levels or anticipate a decline in revenue from any of our products;
 .  the impact of global economic conditions on the sales cycle;
 .  our ability to obtain and close large enterprise transactions;
 .  changes in product mix and our ability to anticipate changes in shipment patterns;
 .  our ability to identify and develop new technologies and to commercialize those technologies into new products;
 . our ability to accurately select appropriate business models and strategies; . our ability to make appropriate decisions which will position us to achieve further growth;
 .  our ability to identify, hire, train, motivate, and retain highly qualified personnel, and to achieve targeted productivity levels;
 . our ability to identify, develop, deliver, and introduce in a timely manner new and enhanced versions of our products which anticipate market demand and address customer needs;
 .  market acceptance of business intelligence software generally and of new and enhanced versions of our products in particular;
 .  timing of new product announcements;
 .  our ability to establish and maintain a competitive advantage;
 .  changes in our pricing policies or those of our competitors and other competitive pressures on selling prices;
 .  size, timing, and execution of customer orders and shipments, including delays, deferrals, or cancellations of customer orders;
 .  number and significance of product enhancements and new product and technology announcements by our competitors;
 .  our reliance on third-party distribution channels as part of our sales and marketing strategy;
 .  the timing and provision of pricing protections and exchanges from certain distributors;
 .  changes in foreign currency exchange rates and issues relating to the conversion to the euro; and
 .  our ability to enforce our intellectual property rights.

These fluctuations could materially adversely affect our share price and our business, results of operations, and financial condition.

OUR ABILITY TO ADJUST OUR EXPENSES IN THE NEAR TERM IS LIMITED, WHICH COULD CAUSE OUR PROFITS TO DECREASE.
In recent fiscal years, we have experienced an increase in our operating expenses as a result of decisions to invest in our sales channels, technical support, and research and development organizations. As a result of current economic conditions discretionary spending levels will be tempered; however, we will continue to selectively incur expenditures in areas that we view as strengthening our position in the marketplace. We base our operating expense budgets on expected revenue trends which are more difficult to predict in periods of economic uncertainty. If we do not meet revenue goals, we may not be able to meet reduced operating expense levels. It is possible that in one or more future quarters, our operating results may be below the expectations of public market analysts and investors. In that event, the price of our common shares may fall.

P. 36

2OO1

                              COGNOS ANNUAL REPORT

--------------------------------------------------------------------------------

WE MAY LOSE SALES, OR SALES MAY BE DELAYED, DUE TO THE LONG SALES AND IMPLEMENTATION CYCLES FOR OUR PRODUCTS, WHICH WOULD REDUCE OUR REVENUES.
Our customers typically invest substantial time, money, and other resources when deciding to license our software products, in particular in situations where we are making large enterprise-wide sales. As a result, we may wait many months after our first contact with a customer while that customer seeks internal approval for the purchase of our products. During this long sales cycle, events may occur that affect the size or timing of the order or even cause it to be cancelled. For example, purchasing decisions may be postponed, or large purchases reduced, by periods of economic uncertainty, our competitors may introduce new products, or the customer's own budget and purchasing priorities may change. The time required for implementation of our product varies among our customers and may last several months, depending on our customer's needs. It may be difficult to install our products if the customer has complicated operation requirements, such as integrating databases, hardware, and software from different vendors. Also, if a customer hires a third party to install our products, we cannot be sure that our products will be installed successfully.

WE RELY, IN PART, ON PARTNERS AND OTHER DISTRIBUTION CHANNELS TO MARKET AND DISTRIBUTE OUR PRODUCTS, AND ANY FAILURE OF THESE PARTIES TO DO SO COULD SIGNIFICANTLY HARM OUR ABILITY TO EXPAND OUR CUSTOMER BASE, WHICH WOULD ADVERSELY AFFECT OUR GROWTH STRATEGY.
Our sales and marketing strategy includes multi-tiered channels of third-party distributors, resellers, and original equipment manufacturers. We have developed a number of these relationships and intend to continue to develop new channel partner relationships. Our inability to attract effective channel partners, or these partners' inability to penetrate their respective market segments, or the loss of any of our channel partners as a result of competitive products offered by other companies or products developed internally by these channel partners or otherwise could harm our ability to expand our customer base and, as a result, could cause our business to grow more slowly than forecasted or could result in additional, unanticipated expenses.

IF WE DO NOT PROTECT OUR INTELLECTUAL PROPERTY, WE MAY NOT BE COMPETITIVE.
Our success depends in part on our ability to protect our proprietary rights in our intellectual property. We rely on certain intellectual property protections, including contractual provisions, patents, copyright, trademark and trade secret laws, to preserve our intellectual property rights. Despite our precautions, it may be possible for third parties to obtain and use our intellectual property without our authorization. Policing unauthorized use of intellectual property is difficult and some foreign laws do not protect proprietary rights to the same extent as Canada or the United States.

To protect our intellectual property, we may become involved in litigation, which could result in substantial expenses and materially disrupt the conduct of our business.

INTELLECTUAL PROPERTY CLAIMS COULD BE TIME CONSUMING AND COSTLY TO DEFEND AGAINST, AND, IF WE ARE UNSUCCESSFUL, OUR ABILITY TO USE INTELLECTUAL PROPERTY IN THE FUTURE COULD BE LIMITED OR WE MAY HAVE TO PAY DAMAGES.
We may become increasingly subject to claims by third parties that our technology infringes their proprietary rights due to the growth of software products in our target markets and the overlap in functionality of these products. Regardless of their merit, any such claims could:
 .  be time consuming;
 .  be expensive to defend;
 .  divert management's attention and focus away from the business;
 .  cause product shipment delays; and
 .  require us to enter into costly royalty or licensing agreements.

On May 5, 2000, an action was filed in the United States District Court for the Northern District of California against us and our subsidiary Cognos Corporation by Business Objects S.A., for alleged patent infringement. The complaint alleges that our Impromptu product infringes Business Objects' United States Patent No. 5,555,403 entitled "Relational Database Access System using Semantically Dynamic Objects". The complaint seeks relief in the form of an injunction against us and unspecified damages. On May 30, 2000 we answered the complaint, denying all material allegations,and counterclaimed

                                                                           P. 37

2OO1

                              COGNOS ANNUAL REPORT

--------------------------------------------------------------------------------

against Business Objects for a declaratory judgment that we are not infringing Business Objects' patent and that the patent is invalid. Based on the preliminary stage of the proceedings, we cannot estimate the financial impact, if any, at this time. If successful, a claim of infringement against us and our inability to license the infringed or similar technology on commercially reasonable terms could have a material adverse effect on our business, operating results, and financial condition.

THE LOSS OF OUR RIGHTS TO USE SOFTWARE LICENSED TO US BY THIRD PARTIES COULD SIGNIFICANTLY INCREASE OUR OPERATING EXPENSES BY FORCING US TO SEEK ALTERNATIVE TECHNOLOGY AND ADVERSELY AFFECT OUR ABILITY TO COMPETE.
In order to provide a complete business intelligence solution, we license certain technologies used in our products from third parties, generally on a non-exclusive basis. The termination of such licenses, or the failure of the third-party licensors to adequately maintain or update their products, could delay our ability to ship certain of our products while we seek to implement alternative technology offered by other sources. In addition, alternative technology may not be available on commercially reasonable terms. In the future, it may be necessary or desirable to obtain other third-party technology licenses relating to one or more of our products or relating to current or future technologies to enhance our product offerings. We cannot assure you that we will be able to obtain licensing rights to the needed technology on commercially reasonable terms, if at all.

WE FACE SIGNIFICANT OPERATIONAL AND FINANCIAL RISKS ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS.
We derive a significant portion of our total revenues from international sales. International sales are subject to significant risks, including:

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

Each of these factors could materially impact our international operations and adversely affect our business as a whole.

PURSUING, COMPLETING, AND INTEGRATING RECENT AND POTENTIAL ACQUISITIONS COULD DIVERT MANAGEMENT'S ATTENTION AND FINANCIAL RESOURCES AND MAY NOT PRODUCE THE DESIRED BUSINESS RESULTS.
In the past we have made acquisitions of products and businesses. In the future, we may engage in additional selective acquisitions of other products or businesses that we believe are complementary to ours. We cannot assure you that we will be able to identify additional suitable acquisition candidates available for sale at reasonable prices, consummate any acquisition, or successfully integrate any acquired product or business into our operations. Further, acquisitions may involve a number of special risks, including:
 .  diversion of management's attention;
 .  disruption to our ongoing business;
 .  failure to retain key acquired personnel;
 .  difficulties in assimilating acquired operations, technologies, products, and personnel;
 .  unanticipated expenses, events, or circumstances;
 . assumption of legal and other undisclosed liabilities; and . the risk that we will not be able to value the acquired in-process research and development appropriately.

P. 38

2OO1

                              COGNOS ANNUAL REPORT

--------------------------------------------------------------------------------

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

FAILURE TO MANAGE OUR GROWTH MAY IMPACT OUR OPERATING RESULTS.
We expect to continue to grow our business. The expansion of our business and customer base has placed, and will continue to place, increased demands on our management, operating systems, internal controls, and financial resources. If not managed effectively, these increased demands may adversely affect the services we provide to our existing clients. In addition, our personnel, systems, procedures, and controls may be inadequate to support our future operations. Consequently, in order to manage our growth effectively, we may be required to increase expenditures to expand, train, and manage our employee base, improve our management, financial, and information systems and controls, or make other capital expenditures. Our results of operations and financial condition could be harmed if we encounter difficulties in effectively managing our growth.

IF OUR PRODUCT CONTAINS MATERIAL DEFECTS, OUR ABILITY TO ATTRACT AND RETAIN CUSTOMERS MAY BE HARMED.
Our software products are complex and may contain errors or defects, particularly when first introduced, when new versions or enhancements are released, or when configured to individual customer computing systems. We currently have known errors and defects in our products. Despite testing conducted by us, additional defects and errors found in current versions, new versions, or enhancements of our products after commencement of commercial shipment could result in the loss of revenues or a delay in market acceptance. The occurrence of any of these events could cause us to lose customers or require us to pay damages to existing customers and, therefore, could seriously harm our business, operating results, and financial condition.

IF A SUCCESSFUL PRODUCT LIABILITY CLAIM IS MADE AGAINST US, OUR BUSINESS WOULD BE SERIOUSLY HARMED.
Our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. Despite this, it is possible that such limitation of liability provisions may not be effective as a result of existing or future laws or unfavorable judicial decisions. We have not experienced any product liability claims to date. However, the sale and support of our products may entail the risk of such claims, which are likely to be substantial in light of the use of our products in business-critical applications. A successful product liability claim could result in significant monetary liability and could seriously disrupt our business.

CURRENCY FLUCTUATIONS MAY ADVERSELY AFFECT US.

A substantial portion of our revenues are earned in currencies other than U.S. dollars, and, similarly, a substantial portion of our operating expenses are incurred in currencies other than U.S. dollars. Fluctuations in the exchange rate between the U.S. dollar and other currencies, such as the Canadian dollar and the euro, may have a material adverse effect on our business, financial condition, and operating results. Our policy with respect to foreign currency exposure is to manage financial exposure to certain foreign exchange fluctuations with the objective of neutralizing some of the impact of foreign currency exchange movements. We enter into foreign exchange forward contracts to hedge portions of the net investment in various subsidiaries, typically between the United States dollar, the euro, the British pound, the German mark, and the Australian dollar.

OUR EXECUTIVE MANAGEMENT AND OTHER KEY PERSONNEL ARE ESSENTIAL TO OUR BUSINESS, AND IF WE ARE NOT ABLE TO RECRUIT AND RETAIN QUALIFIED PERSONNEL, OUR ABILITY TO DEVELOP, MARKET, AND SUPPORT OUR PRODUCTS AND SERVICES COULD BE HARMED.
We depend on the services of our key technical and management personnel. The loss of the services of any of these persons could have a material adverse effect on our business, results of operations, and financial condition. Our success is highly dependent on our continuing ability to identify, hire, train, motivate, and retain highly qualified management, technical, sales, and marketing personnel. Competition for such personnel is intense, and we cannot assure you that we will be able to attract, assimilate, or retain highly qualified technical and managerial personnel in the future. Our inability to attract and retain the necessary management, technical, sales, and marketing personnel may adversely affect our future growth and profitability.

                                                                           P. 39

2OO1

                              COGNOS ANNUAL REPORT

--------------------------------------------------------------------------------

RISKS RELATED TO OUR INDUSTRY

WE FACE INTENSE COMPETITION AND, IF WE FAIL TO COMPETE SUCCESSFULLY, OUR BUSINESS COULD BE SERIOUSLY HARMED AND OUR REVENUES COULD GROW MORE SLOWLY THAN EXPECTED.
We face substantial competition throughout the world, primarily from software companies located in the United States, Europe, and Canada. Some of our competitors have been in business longer than we have and have substantially greater financial and other resources with which to pursue research and development, manufacturing, marketing, and distribution of their products. We expect our existing competitors and potentially new competitors to continue to improve the performance of their current products and to introduce new products or new technologies that provide improved cost of ownership and performance characteristics. New product introductions by our competitors could cause a decline in sales, a reduction in the sales price, or a loss of market acceptance of our existing products. To the extent that we are unable to effectively compete against our current and future competitors, our ability to sell products could be harmed and our market share reduced. Any erosion of our competitiveness could have a material adverse effect on our business, results of operations, and financial condition.

IF WE DO NOT RESPOND EFFECTIVELY AND ON A TIMELY BASIS TO RAPID TECHNOLOGICAL CHANGE, OUR PRODUCTS AND SERVICES MAY BECOME OBSOLETE AND WE COULD LOSE CUSTOMERS.
The markets for our products are characterized by:

 .  rapid and significant technological change;
 .  frequent new product introductions and enhancements;
 .  changing customer demands; and
 .  evolving industry standards.

We cannot assure you that our products will remain competitive, respond to market demands and developments and new industry standards, and not become obsolete. If we are unable to identify a shift in the market demand quickly enough, we may not be able to develop products to meet those new demands, or bring them to market in a timely way. In addition, failure to respond successfully to technological change may harm our ability to attract and retain customers.

RISKS RELATED TO EXTERNAL CONDITIONS
OUR STOCK PRICE WILL FLUCTUATE.
The market price of our common shares may be volatile and could be subject to wide fluctuations due to a number of factors, including:

 .  actual or anticipated fluctuations in our results of operations;
 .  announcements of technological innovations or new products by us or our competitors;
 .  changes in estimates of our future results of operations by securities analysts;
 .  general industry changes in the business intelligence tools or solutions markets; or
 .  other events or factors.

In addition, the financial markets have experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many high-technology companies and that often have been unrelated to the operating performance of these companies. Broad market fluctuations, as well as economic conditions generally and in the software industry specifically, may adversely affect the market price of our common shares. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. Similar litigation may occur in the future with respect to us, which could result in substantial costs, divert management's attention and other company resources, and have a material adverse effect upon our business, results of operations, and financial condition.

P. 40

2OO1

                              COGNOS ANNUAL REPORT

--------------------------------------------------------------------------------

QUARTERLY RESULTS

The following table sets out selected unaudited consolidated financial information for each quarter in fiscal 2001 and fiscal 2000.

On April 6, 2000 our Board of Directors authorized a two-for-one stock split, effected in the form of a stock dividend, payable on or about April 27, 2000 to stockholders of record at the close of business on April 20, 2000. All historic consolidated results have been restated for the split.

                                                  ($000s, except per share amounts, U.S. GAAP)
                             -------------------------------------------------------------------------------------
                                             Fiscal 2000                                 Fiscal 2001
                             -------------------------------------------------------------------------------------
                                First     Second      Third     Fourth      First     Second      Third     Fourth
                              Quarter    Quarter    Quarter    Quarter    Quarter    Quarter    Quarter    Quarter
                             -------------------------------------------------------------------------------------
Revenue                      $ 81,645   $ 88,128   $ 97,753   $118,114   $108,698   $118,213   $124,638   $144,103
------------------------------------------------------------------------------------------------------------------
Operating expenses
   Cost of product license      1,054      1,001      1,456      1,724      1,729      1,713      1,925      1,948
   Cost of product support      3,095      3,336      3,608      3,719      4,274      4,071      4,551      4,924
   Selling, general,
     and administrative        51,808     54,593     61,513     70,233     72,625     75,931     81,339     90,640
   Research and
     development               12,197     12,845     13,574     14,932     15,854     16,507     16,854     18,049
   Acquired in-process
     technology                    --         --         --         --         --         --      3,000         --
------------------------------------------------------------------------------------------------------------------
Total operating
   expenses                    68,154     71,775     80,151     90,608     94,482     98,222    107,669    115,561
------------------------------------------------------------------------------------------------------------------
Operating income             $ 13,491   $ 16,353   $ 17,602   $ 27,506   $ 14,216   $ 19,991   $ 16,969   $ 28,542
==================================================================================================================
Net income                   $ 10,865   $ 12,835   $ 13,851   $ 21,264   $ 11,984   $ 16,511   $ 13,627   $ 22,138
==================================================================================================================
Net income per share
   Basic                        $0.13      $0.15      $0.16      $0.25      $0.14      $0.19      $0.15      $0.25
==================================================================================================================
   Diluted                      $0.12      $0.15      $0.16      $0.24      $0.13      $0.18      $0.15      $0.24
                             =====================================================================================

Our sales cycle may span nine months or more, depending on factors such as the size of the transaction, the product involved, the length of the customer relationship, the timing of our new product introductions and product introductions by others, the level of sales management activity, and general economic conditions. Delays in closing product licensing transactions at or near the end of any quarter may have a materially adverse effect on the financial results for that quarter. While we take steps to minimize the impact of such delays, there can be no assurance that such delays will not occur. (See Certain Factors That May Affect Future Results.)

                                                                           P. 41