Form 10-K405, Exhibit 13
period 2001-02-28
COGNOS INC
filed 2001-05-29
CIK 746782

                                                                    Exhibit 13.5

2OO1

                              COGNOS ANNUAL REPORT

REPORT OF MANAGEMENT

--------------------------------------------------------------------------------

The Corporation's management is responsible for preparing the accompanying consolidated financial statements in conformity with United States generally accepted accounting principles. In preparing these consolidated financial statements, management selects appropriate accounting policies and uses its judgment and best estimates to report events and transactions as they occur. Management has determined such amounts on a reasonable basis in order to ensure that the financial statements are presented fairly, in all material respects. Financial data included throughout this Annual Report is prepared on a basis consistent with that of the financial statements.

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

Ernst & Young LLP, the independent auditors appointed by the stockholders, have been engaged to conduct an examination of the consolidated financial statements in accordance with generally accepted auditing standards, and have expressed their opinion on these statements. During the course of their audit, Ernst & Young LLP reviewed the Corporation's system of internal controls to the extent necessary to render their opinion on the consolidated financial statements.

The Board of Directors is responsible for ensuring that management fulfills its responsibility for financial reporting and internal control, and is ultimately responsible for reviewing and approving the consolidated financial statements. The Board carries out this responsibility principally through its Audit Committee; all members are outside Directors. The Committee meets four times annually to review audited and unaudited financial information prior to its public release. The Committee also considers, for review by the Board of Directors and approval by the stockholders, the engagement or reappointment of the external auditors. Ernst & Young LLP have full and free access to the Audit Committee.

Management acknowledges its responsibility to provide financial information that is representative of the Corporation's operations, is consistent and reliable, and is relevant for the informed evaluation of the Corporation's activities.

                           /s/ James M. Tory
                           James M. Tory CHAIRMAN

                           /s/ Ron Zambonini
                           Ron Zambonini PRESIDENT AND CHIEF EXECUTIVE OFFICER

                           /s/ Donnie M. Moore
March 30, 2001             Donnie M. Moore SENIOR VICE PRESIDENT,
                           FINANCE & ADMINISTRATION, AND CHIEF FINANCIAL OFFICER




P. 42

2OO1

                             COGNOS ANNUAL REPORT

AUDITORS' REPORT

--------------------------------------------------------------------------------

To the Board of Directors and Stockholders of Cognos Incorporated:

We have audited the consolidated balance sheets of Cognos Incorporated as at February 28, 2001 and February 29, 2000 and the consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended February 28, 2001. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with United States and Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Corporation as at February 28, 2001 and February 29, 2000, and the results of its operations and its cash flows for each of the years in the three-year period ended February 28, 2001, in accordance with United States generally accepted accounting principles.

On March 30, 2001, we reported separately to the Board of Directors and Stockholders of Cognos Incorporated on financial statements for the same periods,prepared in accordance with Canadian generally accepted accounting principles.


                                             /s/ Ernst & Young LLP
Ottawa, Canada                               ERNST & YOUNG LLP
March 30, 2001                               CHARTERED ACCOUNTANTS




                                                                           P. 43

2OO1

                              COGNOS ANNUAL REPORT

CONSOLIDATED STATEMENTS OF INCOME

--------------------------------------------------------------------------------
(US$000s except share amounts, U.S. GAAP)


                                                  Years Ended the Last Day of February
                                             -----------------------------------------------
                                                Note        2001        2000         1999
--------------------------------------------------------------------------------------------
Revenue
  Product license                                      $ 262,766   $ 203,299    $ 158,393
  Product support                                        147,589     118,061       93,311
  Services                                                85,297      64,280       49,421
--------------------------------------------------------------------------------------------
Total revenue                                            495,652     385,640      301,125
--------------------------------------------------------------------------------------------
Operating expenses
  Cost of product license                                  7,315       5,235        5,738
  Cost of product support                                 17,820      13,758       11,166
  Selling, general, and administrative                   320,535     238,147      172,482
  Research and development                                67,264      53,548       42,274
  Acquired in-process technology                   5       3,000          --        3,800
--------------------------------------------------------------------------------------------
Total operating expenses                                 415,934     310,688      235,460
--------------------------------------------------------------------------------------------
Operating income                                          79,718      74,952       65,665
Interest expense                                   6        (786)       (718)        (527)
Interest income                                           12,386       7,454        6,430
--------------------------------------------------------------------------------------------
Income before taxes                                       91,318      81,688       71,568
Income tax provision                               9      27,058      22,873       13,134
--------------------------------------------------------------------------------------------
Net income                                             $  64,260   $  58,815    $  58,434
============================================================================================
Net income per share                              10
  Basic                                                    $0.74       $0.68        $0.67
============================================================================================
  Diluted                                                  $0.70       $0.67        $0.66
============================================================================================
Weighted average number of shares (000s)          10
  Basic                                                   87,324      85,972       87,416
============================================================================================
  Diluted                                                 91,973      88,100       88,940
============================================================================================


                            (See accompanying notes)

P. 44

2OO1

                              COGNOS ANNUAL REPORT

CONSOLIDATED BALANCE SHEETS

--------------------------------------------------------------------------------
(US$000s, U.S. GAAP)


                                               -------------------------------------------
                                                  Note       February 28,   February 29,
                                                                     2001           2000
------------------------------------------------------------------------------------------
Assets
Current assets
  Cash and cash equivalents                          8          $ 115,293      $ 132,435
  Short-term investments                             8            119,265         64,284
  Accounts receivable                                2            146,867        107,823
  Inventories                                                         730            806
  Prepaid expenses                                                  8,648          8,470
------------------------------------------------------------------------------------------
                                                                  390,803        313,818
Fixed assets                                         3             74,208         44,835
Other assets                                         4             30,581         19,150
------------------------------------------------------------------------------------------
                                                                $ 495,592      $ 377,803
==========================================================================================
Liabilities
Current liabilities
  Accounts payable                                              $  28,256      $  22,908
  Accrued charges                                                  21,798         17,540
  Salaries, commissions, and related items                         28,822         24,024
  Income taxes payable                                             17,548          3,548
  Current portion of long-term debt                  6                 32          2,176
  Deferred revenue                                                 96,674         77,167
------------------------------------------------------------------------------------------
                                                                  193,130        147,363
Long-term liabilities                                5              1,539          2,699
Deferred income taxes                                9             10,394         15,150
------------------------------------------------------------------------------------------
                                                                  205,063        165,212
------------------------------------------------------------------------------------------
Commitments and Contingencies                        5, 7, 14
Stockholders' Equity
Capital stock
  Common shares
    (2001 - 87,885,161; 2000 - 86,168,680)          10            134,791        104,223
Retained earnings                                                 165,755        114,601
Accumulated other comprehensive income                            (10,017)        (6,233)
------------------------------------------------------------------------------------------
                                                                  290,529        212,591
------------------------------------------------------------------------------------------
                                                                $ 495,592      $ 377,803
==========================================================================================


                            (See accompanying notes)

On behalf of the Board:

/s/ Douglas C. Cameron                    /s/ James M. Tory
Douglas C. Cameron DIRECTOR               James M. Tory CHAIRMAN

                                                                           P. 45

2OO1

                              COGNOS ANNUAL REPORT

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

--------------------------------------------------------------------------------
(US$000s except share amounts, U.S. GAAP)


                                                   Common Stock
                                              -----------------------   Retained   Accumulated Other
                                                Shares       Amount     Earnings       Comprehensive
                                                (OOOs)                                        Income       Total
-------------------------------------------------------------------------------------------------------------------
BALANCES, FEBRUARY 28, 1998                     88,208    $  85,718    $  52,039          $  (6,752)   $ 131,005
-------------------------------------------------------------------------------------------------------------------
Issuance of stock
  Stock option plans                             1,054        4,141                                        4,141
  Stock purchase plans                              92          846                                          846
  Business acquisitions                            503        3,763                                        3,763
  Deferred stock-based compensation               (489)      (3,467)                                      (3,467)
  Amortization of deferred stock-based
     compensation                                                61                                           61
Repurchase of shares                            (3,006)      (3,005)     (31,132)                        (34,137)
Income tax effect related to stock options                      522                                          522
-------------------------------------------------------------------------------------------------------------------
                                                86,362       88,579       20,907             (6,752)     102,734
-------------------------------------------------------------------------------------------------------------------
Net income                                                                58,434                          58,434
Other comprehensive income
  Foreign currency translation adjustments                                                   (1,960)      (1,960)
-------------------------------------------------------------------------------------------------------------------
Comprehensive income                                                      58,434             (1,960)      56,474
-------------------------------------------------------------------------------------------------------------------
BALANCES, FEBRUARY 28, 1999                     86,362    $  88,579    $  79,341          $  (8,712)   $ 159,208
-------------------------------------------------------------------------------------------------------------------
Issuance of stock
  Stock option plans                             1,973       15,420                                       15,420
  Stock purchase plans                             120        1,095                                        1,095
  Amortization of deferred stock-based
     compensation                                               693                                          693
Repurchase of shares                            (2,286)      (2,458)     (23,555)                        (26,013)
Income tax effect related to stock options                      894                                          894
-------------------------------------------------------------------------------------------------------------------
                                                86,169      104,223       55,786             (8,712)     151,297
-------------------------------------------------------------------------------------------------------------------
Net income                                                                58,815                          58,815
Other comprehensive income
  Foreign currency translation adjustments                                                    2,479        2,479
-------------------------------------------------------------------------------------------------------------------
Comprehensive income                                                      58,815              2,479       61,294
-------------------------------------------------------------------------------------------------------------------
BALANCES, FEBRUARY 29, 2000                     86,169    $ 104,223    $ 114,601          $  (6,233)   $ 212,591
-------------------------------------------------------------------------------------------------------------------
Issuance of stock
  Stock option plans                             1,816       18,574                                       18,574
  Stock purchase plans                              73        2,018                                        2,018
  Business acquisitions                            253        9,070                                        9,070
  Deferred stock-based compensation                154       (2,656)                                      (2,656)
  Amortization of deferred stock-based
     compensation                                             1,233                                        1,233
Repurchase of shares                              (580)        (881)     (13,106)                        (13,987)
Income tax effect related to stock options                    3,210                                        3,210
-------------------------------------------------------------------------------------------------------------------
                                                87,885      134,791      101,495             (6,233)     230,053
-------------------------------------------------------------------------------------------------------------------
Net income                                                                64,260                          64,260
Other comprehensive income
  Foreign currency translation adjustments                                                   (3,784)      (3,784)
-------------------------------------------------------------------------------------------------------------------
Comprehensive income                                                      64,260             (3,784)      60,476
-------------------------------------------------------------------------------------------------------------------
BALANCES, FEBRUARY 28, 2001                     87,885    $ 134,791    $ 165,755          $ (10,017)   $ 290,529
===================================================================================================================


                            (See accompanying notes)

P. 46

2OO1

                              COGNOS ANNUAL REPORT

CONSOLIDATED STATEMENTS OF CASH FLOWS

--------------------------------------------------------------------------------
(US$000s, U.S. GAAP)


                                                                   Years Ended the Last Day of February
                                                                 -----------------------------------------
                                                                         2001         2000         1999
----------------------------------------------------------------------------------------------------------
Cash provided by (used in) operating activities
   Net income                                                       $  64,260    $  58,815    $  58,434
   Non-cash items
     Depreciation and amortization                                     23,657       17,546       11,789
     Amortization of deferred stock-based compensation                  1,233          693           61
     Amortization of other deferred compensation                        1,809        1,351          295
     Write-off of acquired in-process technology                        3,000           --        3,800
     Deferred income taxes                                             (3,853)       7,165       (1,984)
     Loss on disposal of fixed assets                                     561          148          185
----------------------------------------------------------------------------------------------------------
                                                                       90,667       85,718       72,580
   Change in non-cash working capital
     Increase in accounts receivable                                  (39,824)     (32,818)     (12,805)
     Decrease (increase) in inventories                                    37           31         (267)
     Increase in prepaid expenses                                        (731)      (1,422)      (2,772)
     Increase in accounts payable                                       4,320        3,930        3,526
     Increase in accrued charges                                        3,145        1,004        2,568
     Increase in salaries, commissions, and related items               5,630        4,394        5,806
     Increase (decrease) in income taxes payable                       14,262       (3,993)       5,624
     Increase in deferred revenue                                      21,467       26,374       10,358
----------------------------------------------------------------------------------------------------------
                                                                       98,973       83,218       84,618
----------------------------------------------------------------------------------------------------------
Cash provided by (used in) investing activities
   Maturity of short-term investments                                 138,803      138,796       96,860
   Purchase of short-term investments                                (195,386)    (146,238)    (116,093)
   Acquisition costs                                                  (11,377)      (2,146)      (9,174)
   Additions to fixed assets                                          (51,963)     (28,096)     (21,147)
   Proceeds from the sale of fixed assets                                 759           24           12
----------------------------------------------------------------------------------------------------------
                                                                     (119,164)     (37,660)     (49,542)
----------------------------------------------------------------------------------------------------------
Cash provided by (used in) financing activities
   Issue of common shares                                              23,802       17,409        5,509
   Repurchase of shares                                               (13,987)     (26,013)     (34,137)
   Repayment of long-term debt and long-term liabilities               (5,293)        (467)        (107)
----------------------------------------------------------------------------------------------------------
                                                                        4,522       (9,071)     (28,735)
----------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash                                (1,473)       2,331       (2,338)
----------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                  (17,142)      38,818        4,003
Cash and cash equivalents, beginning of period                        132,435       93,617       89,614
----------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of period                              115,293      132,435       93,617
Short-term investments, end of period                                 119,265       64,284       56,074
----------------------------------------------------------------------------------------------------------
Cash, cash equivalents, and short-term investments, end of period   $ 234,558    $ 196,719    $ 149,691
==========================================================================================================


                            (See accompanying notes)

                                                                           P. 47

2OO1

                  COGNOS ANNUAL REPORT

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

1 _ SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS
Cognos Incorporated (the "Corporation") is a global provider of business intelligence software solutions. The Corporation develops, markets, and supports an integrated business intelligence platform that allows customers, as well as their partners, customers, and suppliers, to analyze and report data from multiple perspectives. The Corporation markets and supports these solutions both directly and through resellers worldwide.

BASIS OF PRESENTATION
These consolidated financial statements have been prepared by the Corporation in United States (U.S.) dollars and in accordance with United States generally accepted accounting principles (GAAP), applied on a consistent basis.

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

COMPREHENSIVE INCOME
Comprehensive income includes net income and "other comprehensive income." Other comprehensive income refers to changes in net assets from transactions and other events, and circumstances other than transactions with stockholders. These changes are recorded directly as a separate component of Stockholders' Equity and excluded from net income. The only comprehensive income item for the Corporation relates to foreign currency translation adjustments pertaining to those subsidiaries not using the U.S. dollar as their functional currency.

FOREIGN CURRENCY TRANSLATION
The financial statements of the parent company and its non-U.S. subsidiaries have been translated into U.S. dollars in accordance with the Financial Accounting Standards Board's (FASB) Statement No. 52, Foreign Currency Translation. The financial statements of the foreign subsidiaries are measured using local currency as the functional currency. All balance sheet amounts have been translated using the exchange rates in effect at the applicable year end. Income statement amounts have been translated using the weighted average exchange rate for the applicable year. The gains and losses resulting from the changes in exchange rates from year to year have been reported as a separate component of Stockholders' Equity. Currency transaction gains and losses are immaterial for all periods presented.

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

P. 48

2OO1

                  COGNOS ANNUAL REPORT

--------------------------------------------------------------------------------

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

For contracts with multiple obligations (e.g., deliverable and undeliverable products, support obligations, education, consulting, and other services), the Corporation allocates revenue to each element of the contract based on objective evidence, specific to the Corporation, of the fair value of the element.

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

FIXED ASSETS
Fixed assets are recorded at cost. Computer equipment and software, and the building, are depreciated using the straight line method. Office furniture is depreciated using the diminishing balance method. Building improvements are amortized using the straight line method over the life of the improvement. Leasehold improvements are amortized using the straight line method over either the life of the improvement or the term of the lease, whichever is shorter.

Assets leased on terms that transfer substantially all of the benefits and risks of ownership to the Corporation are accounted for as capital leases, as though the asset had been purchased and a liability incurred. All other leases are accounted for as operating leases.

OTHER ASSETS
This category includes acquired technology, goodwill, and other deferred compensation associated with various acquisitions, and deferred software development costs.

Acquired technology represents the discounted fair value of the estimated net future income-producing capabilities of software products acquired on acquisitions. Acquired technology is amortized over five years on a straight line basis. The Corporation evaluates the expected future net cash flows of the acquired technology at each reporting date, and adjusts to estimated fair value if necessary.

Goodwill represents the excess of the purchase price of acquired companies over the estimated fair value of the tangible and intangible net assets acquired. Goodwill is amortized over five years on a straight line basis. The Corporation evaluates the expected future net cash flows of the acquired businesses at each reporting date, and adjusts goodwill for any impairment.

                                                                           P. 49

2OO1

                  COGNOS ANNUAL REPORT

--------------------------------------------------------------------------------

Other deferred compensation includes cash consideration associated with acquisitions made by the Corporation. Other deferred compensation is recorded when its future payment is determinable and is payable contingent upon the continued tenure of the principals of the acquired companies who have become employees of the Corporation. Under generally accepted accounting principles, these amounts are accounted for as compensation rather than as a component of purchase price.

Software development costs are expensed as incurred unless they meet generally accepted accounting criteria for deferral and amortization. Software development costs incurred prior to the establishment of technological feasibility do not meet these criteria, and are expensed as incurred. Research costs are expensed as incurred. For costs that are capitalized, the amortization is the greater of the amount calculated using either (i) the ratio that the appropriate product's current gross revenues bear to the total of current and anticipated future gross revenues for that product, or (ii) the straight line method over the remaining economic life of the product. Such amortization is recorded over a period not exceeding three years. The Corporation reassesses whether it has met the relevant criteria for continued deferral and amortization at each reporting date. The Corporation did not capitalize any costs of internally-developed computer software to be sold, licensed, or otherwise marketed in each of fiscal 2001, 2000, and 1999.

INCOME TAXES
The liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and income tax bases of assets and liabilities, and are measured using the enacted tax rates and laws.


2 _ ACCOUNTS RECEIVABLE

Accounts receivable include an allowance for doubtful accounts of $6,056,000 and $4,734,000 as of February 28, 2001, and February 29, 2000, respectively.


3 _ FIXED ASSETS


                                           --------------------------------------------------------------------------------
                                                         2001                            2000
                                           --------------------------------------------------------------------------------
                                                            Accumulated                     Accumulated
                                                           Depreciation                    Depreciation     Depreciation/
                                                                    and                             and      Amortization
                                                  Cost     Amortization            Cost    Amortization              Rate
                                           --------------------------------------------------------------------------------
                                                        ($000s)                         ($000s)
Computer equipment and software              $  72,100        $  47,991       $  63,334       $  43,370               33%
Office furniture                                27,756           12,538          21,602          11,317               20%
Building and Leasehold improvements             17,438            5,350           8,160           3,726           Life of
                                                                                                             Improvement/
                                                                                                               Lease Term
Land                                               775               --             820              --               --
Building                                        23,521            1,503           7,198           1,243              2.5%
Construction in progress                            --               --           3,377              --               --
---------------------------------------------------------------------------------------------------------------------------
                                               141,590        $  67,382         104,491       $  59,656
                                                            =============                   =============
                                               (67,382)                         (59,656)
                                           -------------                    -------------
Net book value                               $  74,208                        $  44,835
                                           ================================================================================


Depreciation and amortization of fixed assets was $18,475,000, $13,898,000, and $10,760,000 in each of fiscal 2001, 2000, and 1999, respectively.

P. 50

2OO1

                             COGNOS ANNUAL REPORT

--------------------------------------------------------------------------------

4 _ OTHER ASSETS

Other assets as at February 28, 2001, and February 29, 2000, include acquired technology, goodwill, and other deferred compensation, and are disclosed net of amortization.

The Corporation recorded $18,421,000 of goodwill, workforce, and other deferred compensation in fiscal 2001, and $2,352,000 of goodwill and other deferred compensation in fiscal 2000. Amortization of other assets was $6,991,000, $4,999,000, and $1,269,000 in each of fiscal 2001, 2000, and 1999, respectively
(see Note 5).

The Corporation did not capitalize any costs of internally-developed computer software to be sold, licensed, or otherwise marketed in each of fiscal 2001, 2000, and 1999, and recorded $0, $0, and $55,000 of corresponding amortization, respectively.


5 _ ACQUISITIONS

FISCAL 2001 ACQUISITIONS
On June 1, 2000, the Corporation acquired Powerteam OY, the Corporation's distributor in Finland. The shareholders of Powerteam OY will receive approximately $2,258,000 in cash over two years and could also receive cash payments not to exceed $500,000 over the next three years. The Corporation has conditioned a portion of the consideration on the continued tenure of certain employees. Under generally accepted accounting principles, these amounts are accounted for as compensation rather than as a component of purchase price.

On September 21, 2000, the Corporation acquired NoticeCast Software Ltd., based in Twickenham, United Kingdom. NoticeCast's Enterprise Event Management Software monitors business processes and delivers timely business intelligence notifications to business users across the enterprise via e-mail on their personal computer, hand-held or wireless device. The shareholders of NoticeCast Software Ltd. received approximately $9,000,000 in cash on closing and will receive 148,468 shares of the Corporation's common stock valued at approximately $4,820,000. The shares are being held in escrow by the Corporation and will be released on the second anniversary of the closing of the transaction. An independent appraisal valued the in-process research and development at $3,000,000. In the opinion of management and the appraiser, the acquired in-process research and development had not yet reached technological feasibility and had no alternative future uses. Accordingly, the Corporation recorded a special charge of $3,000,000 (or $0.03 per share on a diluted basis) in the third quarter ended November 30, 2000, to write off the in-process technology.

On November 1, 2000, the Corporation completed the acquisition of Johnson & Michaels, Inc. (JAMI), a leading provider of business intelligence consulting services. The shareholders of JAMI will receive total cash consideration of approximately $3,915,000 over three years and 104,230 shares of the Corporation's common stock valued at $4,250,000 over the same period. Approximately $1,406,000 was paid and 39,085 shares were issued on closing; the remaining shares, all of which were issued, are being held in escrow by the Corporation and will be released on the first (33%), second (33%), and third (34%) anniversaries of the closing of the transaction. The Corporation has conditioned a portion of the overall consideration on the continued tenure of certain employees. Under generally accepted accounting principles, these amounts are accounted for as compensation rather than as a component of purchase price. The deferred shares, valued at $2,656,000, are accounted for as an offset to capital stock.

The scheduled aggregate annual payments for the long-term liabilities related to these acquisitions are $921,000 and $1,539,000 in fiscal 2002 and 2003, respectively. Amounts due within twelve months are included in accrued charges.

The acquisitions have been accounted for using the purchase method. The results of operations of all three acquired companies prior to the acquisitions were not material, and thus pro forma information has not been provided. The results of the acquired companies have been combined with those of the Corporation from the date of the acquisition.

                                                                           P. 51

2OO1

                              COGNOS ANNUAL REPORT

--------------------------------------------------------------------------------

Total consideration, including acquisition costs, was allocated based on estimated fair values on the acquisition date as follows: ($000s)


                                          ------------------------------------------------------------------
                                            Powerteam        NoticeCast         Johnson &
                                                   OY      Software Inc.    Michaels, Inc.          Total
                                          ------------------------------------------------------------------
Assets acquired
  In-process technology                      $     --          $  3,000           $     --       $  3,000
  Other assets                                  3,906               450                814          5,170
------------------------------------------------------------------------------------------------------------
                                                3,906             3,450                814          8,170
Liabilities assumed                            (2,502)           (1,580)              (922)        (5,004)
------------------------------------------------------------------------------------------------------------
Net assets acquired                             1,404             1,870               (108)         3,166
Goodwill                                          854            11,950              3,545         16,349
------------------------------------------------------------------------------------------------------------
Purchase price                               $  2,258          $ 13,820           $  3,437       $ 19,515
============================================================================================================
Purchase price consideration
  Cash                                       $    971          $  9,000           $  1,406       $ 11,377
  Deferred payment                              1,287                --                437          1,724
  Shares                                           --             4,820              1,594          6,414
------------------------------------------------------------------------------------------------------------
                                             $  2,258          $ 13,820           $  3,437       $ 19,515
============================================================================================================
Other consideration
  Deferred cash                                    --                --              2,072          2,072
  Deferred shares                                  --                --              2,656          2,656
------------------------------------------------------------------------------------------------------------
Total consideration                          $  2,258          $ 13,820           $  8,165       $ 24,243
                                           =================================================================


FISCAL 2000 ACQUISITIONS

On May 28, 1999, the Corporation completed the acquisition of Information Tools AG, the Corporation's distributor in Switzerland. The shareholders of Information Tools AG are to receive total consideration of approximately $657,000 of which $458,000 was received in cash during fiscal 2000. The remainder of the consideration ($199,000) is payable equally on the first and second anniversaries of the closing of the transaction. An amount not to exceed $500,000 could also be paid in contingent consideration. Of that amount, approximately $60,000 will be paid in fiscal 2002 relating to fiscal 2001 results, and approximately $120,000 was paid in fiscal 2001 relating to fiscal 2000 results. The Corporation has conditioned a portion of the overall consideration on the continued tenure of certain employees. Under generally accepted accounting principles, these amounts are accounted for as compensation rather than as a component of purchase price.

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

P. 52

2OO1

                              COGNOS ANNUAL REPORT

--------------------------------------------------------------------------------

Total consideration, including acquisition costs, was allocated based on estimated fair values on the acquisition date as follows: ($000s)

                                    -------------------------------------------
                                                     Cognos Far
                                      Information      East Pte
                                         Tools AG       Limited        Total
                                    -------------------------------------------
Assets acquired                           $   683       $    --      $   683
Liabilities assumed                          (570)           --         (570)
-------------------------------------------------------------------------------
Net assets acquired                           113            --          113
Goodwill                                      544         1,688        2,232
-------------------------------------------------------------------------------
Purchase price                            $   657       $ 1,688      $ 2,345
===============================================================================
Purchase price consideration
  Cash                                        458         1,688        2,146
  Deferred payment                            199            --          199
-------------------------------------------------------------------------------
                                          $   657       $ 1,688      $ 2,345
===============================================================================
Other consideration
  Deferred cash                               180            --          180
-------------------------------------------------------------------------------
Total consideration                       $   837       $ 1,688      $ 2,525
                                    ===========================================


FISCAL 1999 ACQUISITIONS

On December 3, 1998, the Corporation completed the acquisition of substantially all the assets of Relational Matters including DecisionStream software. DecisionStream aggregates and integrates large volumes of transaction data with multidimensional data structures. Relational Matters will receive approximately $7,550,000 over three years and 250,980 shares of the Corporation's common stock valued at $1,823,000 over the same time period. The shares, all of which were issued, were placed in escrow on the closing of the transaction by the Corporation. A portion (40%) were released on the second anniversary of the closing of the transaction and the remainder (60%) will be released on the third anniversary of the closing of the transaction. The Corporation has conditioned a portion of the overall consideration on the continued tenure of certain employees. Under generally accepted accounting principles, these amounts are accounted for as compensation rather than as a component of purchase price. The deferred shares, valued at $1,823,000, are accounted for as an offset to capital stock. An independent appraisal valued the in-process research and development at $2,400,000. In the opinion of management and the appraiser, the acquired in-process research and development had not yet reached technological feasibility and had no alternative future uses. Accordingly, the Corporation recorded a special charge of $2,400,000 ($0.02 per share on a diluted basis) in the fourth quarter ended February 28, 1999, to write off the acquired in-process technology.

On February 24, 1999, the Corporation completed the acquisition of LEX2000 Inc., a developer of financial reporting, consolidation, budgeting, and forecasting systems, for a combination of cash and the Corporation's common stock. The shareholders of LEX2000 Inc. will receive approximately $7,444,000 over three years and 252,118 shares of the Corporation's common stock valued at $1,940,000 over the same time period. Approximately 14,200 shares were issued at closing; the remainder, all of which were issued, were placed in escrow on the closing of the transaction by the Corporation. A portion (50%) were released on the second anniversary of the closing of the transaction and the remainder (50%) will be released on the third anniversary of the closing of the transaction. The Corporation has conditioned a portion of the overall consideration on the continued tenure of certain employees. Under generally accepted accounting principles, these amounts are accounted for as compensation rather than as a component of purchase price. The deferred shares, valued at $1,644,000, are accounted for as an offset to capital stock. An independent appraisal valued the in-process research and development at $1,400,000. In the opinion of management and the appraiser, the acquired in-process research and development had not yet reached technological feasibility and had no alternative future uses. Accordingly, the Corporation recorded a special charge of $1,400,000 ($0.02 per share on a diluted basis) in the fourth quarter ended February 28, 1999, to write off the acquired in-process technology.

                                                                           P. 53

2OO1

                              COGNOS ANNUAL REPORT

--------------------------------------------------------------------------------

The scheduled aggregate annual payments for the long-term liabilities related to these two acquisitions are $2,893,000 in fiscal 2002. Amounts due within twelve months are included in accrued charges.

Both acquisitions have been accounted for using the purchase method. The results of operations of both acquired companies prior to the acquisitions were not material, and thus pro forma information has not been provided. The results of both acquired companies have been combined with those of the Corporation since their respective dates of acquisition.

Total consideration, including acquisition costs, was allocated based on estimated fair values on the acquisition date as follows: ($000s)

                                  ----------------------------------------------
                                    Relational
                                       Matters        LEX2000          Total
                                  ----------------------------------------------
Assets acquired
   In-process technology              $  2,400       $  1,400       $  3,800
   Acquired technology                   2,031         10,306         12,337
   Other assets                             25          1,501          1,526
--------------------------------------------------------------------------------
                                         4,456         13,207         17,663
Liabilities assumed                        (37)        (2,869)        (2,906)
Deferred tax credits                        --         (5,267)        (5,267)
--------------------------------------------------------------------------------
Net assets acquired                      4,419          5,071          9,490
Goodwill                                    --             --             --
--------------------------------------------------------------------------------
Purchase price                        $  4,419       $  5,071       $  9,490
================================================================================
Purchase price consideration
   Cash                               $  4,419       $  4,755       $  9,174
   Deferred payment                         --             20             20
   Shares                                   --            296            296
--------------------------------------------------------------------------------
                                      $  4,419       $  5,071       $  9,490
================================================================================
Other consideration
   Deferred cash                      $  3,131       $  2,669       $  5,800
   Deferred shares                       1,823          1,644          3,467
--------------------------------------------------------------------------------
Total consideration                   $  9,373       $  9,384       $ 18,757
                                  ==============================================

P. 54

2OO1

                              COGNOS ANNUAL REPORT

--------------------------------------------------------------------------------

6 _ LONG - TERM DEBT

                                                                                    ($000s)
                                                                            -----------------------
                                                                               2001         2000
                                                                            -----------------------
Mortgage at 12.5% per annum, repayable in blended monthly
installments of principal and interest of Cdn $45,200 to October 2000         $   -      $ 2,142
Other                                                                            32           34
---------------------------------------------------------------------------------------------------
                                                                                 32        2,176
Less current portion                                                            (32)      (2,176)
---------------------------------------------------------------------------------------------------
                                                                              $   -      $     -
                                                                            =======================


Interest expense on long-term debt was $166,000, $264,000, and $271,000 in fiscal 2001, 2000, and 1999, respectively.


7 _ COMMITMENTS

Certain of the Corporation's offices, computer equipment, and vehicles are leased under various terms. The annual aggregate lease expense in each of fiscal 2001, 2000, and 1999, was $14,715,000, $12,205,000, and $9,219,000,
respectively.

The aggregate amount of payments for these operating leases, in each of the next five fiscal years and thereafter, is approximately as follows: ($000s)

   2002           $ 13,810
   2003             10,735
   2004              7,352
   2005              5,743
   2006              3,141
Thereafter           6,693

8 _ FINANCIAL INSTRUMENTS

FOREIGN EXCHANGE FORWARD CONTRACTS
The Corporation's policy with respect to foreign currency exposure is to manage its financial exposure to certain foreign exchange fluctuations with the objective of neutralizing some of the impact of foreign currency exchange movements. To achieve this objective, the Corporation enters into foreign exchange forward contracts to hedge portions of the net investment in its various subsidiaries. As a result, the exchange gains and losses recorded on translation of the subsidiaries' financial statements are partially offset by the gains and losses attributable to the applicable foreign exchange forward contracts. Foreign exchange forward contracts are recorded at their estimated fair value. Realized and unrealized gains and losses from the applicable foreign exchange forward contracts are recorded as part of the foreign currency translation adjustments included in the Consolidated Statements of Stockholders' Equity.

The Corporation has foreign exchange conversion facilities that allow it to hold foreign exchange contracts of Cdn $130,000,000 (US $84,878,000) outstanding at any one time. The Corporation enters into foreign exchange forward contracts with major Canadian chartered banks, and therefore does not anticipate non-performance by these counterparties. The amount of the exposure on account of any non-performance is restricted to the unrealized gains in such contracts. As of February 28, 2001, the Corporation had foreign exchange forward contracts, with maturity dates ranging from

                                                                           P. 55

2OO1

                              COGNOS ANNUAL REPORT

--------------------------------------------------------------------------------

March 29, 2001 to July 26, 2001, to exchange various foreign currencies in the amount of $15,173,000 (the estimated fair value was $15,353,000). As of February 29, 2000, the Corporation had foreign exchange forward contracts, with maturity dates ranging from March 30, 2000 to May 25, 2000, to exchange various foreign currencies in the amount of $6,239,000 (the estimated fair value was $6,428,000).

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

Included in cash, cash equivalents, and short-term investments as of February 28, 2001 and February 29, 2000 were corporate debt amounts of $44,058,000 and $73,805,000, respectively. The corporate debt amounts as of February 28, 2001 and February 29, 2000 were with three and two distinct issuers, respectively. These amounts were repaid, in full, at maturity in March of their respective years. All the Corporation's short-term investments as of February 28, 2001 and February 29, 2000 had maturity dates before the end of June of their respective years. The Corporation's cash, cash equivalents, and short-term investments are denominated predominantly in Canadian and U.S. dollars.

The Corporation has an unsecured credit facility, subject to annual renewal, that includes an operating line and foreign exchange conversion facilities. The operating line permits the Corporation to borrow funds or issue letters of credit or guarantee up to an aggregate of Cdn $15,000,000 (US $9,794,000), subject to certain covenants. As of February 28, 2001 and February 29, 2000, there were no direct borrowings under this operating line.

There is no concentration of credit risk related to the Corporation's position in trade accounts receivable. Credit risk, with respect to trade receivables, is minimized because of the Corporation's large customer base and its geographical dispersion (see Note 12).

FAIR VALUE OF FINANCIAL INSTRUMENTS

For certain of the Corporation's financial instruments, including accounts receivable, accounts payable, and other accrued charges, the carrying amounts approximate the fair value due to their short maturities. Cash and cash equivalents, short-term investments, long-term debt, and long-term liabilities are carried at cost, which approximates their fair value. Foreign exchange forward contracts are recorded at their estimated fair value.

9 _ INCOME TAXES

Details of the income tax provision (recovery) are as follows: ($000s)

                                  ----------------------------------------------
                                        2001            2000            1999
--------------------------------------------------------------------------------
   Current
     Canadian                       $ 18,242        $  4,909        $  5,313
     Foreign                          12,707           9,943           9,228
--------------------------------------------------------------------------------
                                      30,949          14,852          14,541
                                  ----------------------------------------------
   Deferred
     Canadian                         (2,463)          8,201          (1,370)
     Foreign                          (1,428)           (180)            (37)
--------------------------------------------------------------------------------
                                      (3,891)          8,021          (1,407)
                                  ----------------------------------------------
Income tax provision                $ 27,058        $ 22,873        $ 13,134
                                  ==============================================

P. 56

2OO1

                              COGNOS ANNUAL REPORT

--------------------------------------------------------------------------------

The reported income tax provision differs from the amount computed by applying the Canadian rate to income before income taxes. The reasons for this difference and the related tax effects are as follows: ($000s)


                                                                       ----------------------------------------
                                                                              2001         2000         1999
---------------------------------------------------------------------------------------------------------------
Expected Canadian tax rate                                                   44.0%        44.0%        44.0%
                                                                       ========================================
Expected tax provision                                                   $ 40,180     $ 35,943     $ 31,490
Foreign tax rate differences                                              (14,603)     (10,422)     (10,906)
Net change in valuation allowance and other income tax benefits earned     (5,787)      (6,688)      (9,142)
Non-deductible expenses and non-taxable income                              4,121        2,876          193
Non-deductible in-process R&D write-off                                       900           --          560
Withholding tax on foreign income                                           1,774        1,179          987
Other                                                                         473          (15)         (48)
---------------------------------------------------------------------------------------------------------------
Reported income tax provision                                            $ 27,058     $ 22,873     $ 13,134
                                                                       ========================================


Deferred income taxes result principally from temporary differences in the recognition of certain revenue and expense items for financial and tax reporting purposes. Significant components of the Corporation's deferred tax assets and liabilities as of February 28, 2001 and February 29, 2000 are as follows:
($000s)

                                                      --------------------------
                                                            2001         2000
--------------------------------------------------------------------------------
Deferred tax assets
   Net operating tax loss carryforwards                 $  3,822     $  4,460
   Investment tax credits                                     --        1,404
   Deferred revenue                                        2,811        2,490
   Other                                                   3,409        2,186
--------------------------------------------------------------------------------
Total deferred tax assets                                 10,042       10,540
Valuation allowance for deferred tax assets               (3,022)      (4,460)
--------------------------------------------------------------------------------
Net deferred tax assets                                    7,020        6,080
--------------------------------------------------------------------------------
Deferred tax liabilities
   Book and tax differences on assets                      8,729        9,489
   Reserves and allowances                                 6,141        7,484
   Income tax credits                                      3,925        5,346
   Other                                                  (1,381)      (1,089)
--------------------------------------------------------------------------------
Total deferred tax liabilities                            17,414       21,230
--------------------------------------------------------------------------------
Net deferred income tax liability                       $ 10,394     $ 15,150
                                                      ==========================

The net change in the total valuation allowance for the years ended February 28, 2001 and February 29, 2000 was a decrease of $1,438,000 and $1,047,000, respectively.

Realization of the net deferred tax assets is dependent on generating sufficient taxable income in certain legal entities. Although realization is not assured, management believes it is more likely than not that the net amount of the deferred tax asset will be realized. However,this estimate could change in the near term as future taxable income in these certain legal entities changes.

                                                                           P. 57

2OO1

                              COGNOS ANNUAL REPORT

--------------------------------------------------------------------------------

As of February 28, 2001, the Corporation had tax loss carryforwards of approximately $8,872,000 available to reduce future years' income for tax purposes.These losses expire as follows: ($000s)

   ------------------------------
        2005-2011       $ 2,625
     Indefinitely         6,247
   ------------------------------
                        $ 8,872
   ==============================

Income before taxes attributable to all foreign operations was $45,565,000, $41,548,000, and $42,152,000, in each of fiscal 2001, 2000, and 1999, respectively.

The Corporation has provided for foreign withholding taxes on the portion of the undistributed earnings of foreign subsidiaries expected to be remitted.

Income taxes paid were $13,537,000, $18,658,000, and $8,201,000, in each of fiscal 2001, 2000, and 1999, respectively.


10 _ STOCKHOLDERS' EQUITY

CAPITAL STOCK
The authorized capital of the Corporation consists of an unlimited number of common shares, without nominal or par value, and an unlimited number of preferred shares, issuable in series. No series of preferred shares has been created or issued.

On April 6, 2000, the Corporation's Board of Directors authorized a two-for-one stock split, effected in the form of a stock dividend, payable on or about April 27, 2000 to stockholders of record at the close of business on April 20, 2000. Share and per-share amounts have been adjusted retroactively for this split.

SHARE REPURCHASE PROGRAMS
The share repurchases made in the past three fiscal years were part of distinct open market share repurchase programs through the Nasdaq National Market. The share repurchases made in fiscal 2001 were part of two open market share repurchase programs. The program adopted in October 1999 expired on October 8, 2000. Under this program the Corporation repurchased 150,000 of its shares; all repurchased shares were cancelled. In October 2000, the Corporation adopted a new program that will enable it to purchase up to 4,403,510 common shares (not more than 5% of those issued and outstanding) between October 9, 2000 and October 8, 2001. This program does not commit the Corporation to make any share repurchases. Purchases will be made on the Nasdaq National Market at prevailing open market prices and paid out of general corporate funds. All repurchased shares will be cancelled.

The details of the share repurchases were as follows:

                      ----------------------------------------------------------
                              2001                2000                1999
                      ----------------------------------------------------------
                        Shares      Cost    Shares      Cost    Shares      Cost
                      ----------------------------------------------------------
                        (000s)   ($000s)    (000s)   ($000s)    (000s)   ($000s)

October 1997 program        --   $    --        --   $    --     2,030   $23,463
October 1998 program        --        --     2,186    24,689       976    10,674
October 1999 program        50     2,041       100     1,324        --        --
October 2000 program       530    11,946        --        --        --        --
--------------------------------------------------------------------------------
                           580   $13,987     2,286   $26,013     3,006   $34,137
                      ==========================================================

The amount paid to acquire the shares over and above the average carrying value has been charged to retained earnings.

P. 58

2OO1

                              COGNOS ANNUAL REPORT

--------------------------------------------------------------------------------

STOCK OPTION PLANS
As of February 28, 2001, the Corporation had stock options outstanding under two plans: 5,858,000 pertain to the 1997-2002 Stock Option Plan and 1,711,000 pertain to the 1993-1998 Stock Option Plan.

There were 14,000,000 shares of common stock originally reserved by the Board of Directors for issuance under the Corporation's 1997-2002 Stock Option Plan ("the Plan"), which was approved by the Corporation's shareholders in June 1997 and replaced the 1993-1998 Stock Option Plan. Options may be granted to directors, officers, employees, and consultants at such times and under such terms as established by the Plan. Options may be fully exercisable on the date of grant or may be exercisable in installments. Options will expire not later than 10 years from the date of grant or any shorter period as may be determined. All options are priced at the market price of the Corporation's shares on The Toronto Stock Exchange on the trading day preceding the date of grant. In June 1999, options were awarded to employees, executive officers, and directors. These options vest equally in April 2000, April 2001, April 2002, and April 2003, and expire in April 2007. In June 2000, options were awarded to employees, executive officers, and directors. These options vest equally in April 2001, April 2002, April 2003, and April 2004, and expire in April 2008. There were 7,266,000 options available for grant under the Plan as of February 28, 2001.

Under the 1993-1998 Stock Option Plan, options were awarded to directors, officers, and employees. For the options outstanding as of February 28, 2001, the vesting dates extend to September 2001 and the expiry dates range from April 2003 to September 2005. In April 1996, options were awarded to certain key officers under an executive option award. These options vested equally in April 1999, April 2000, and April 2001, and expire in April 2003. All options were priced at the market price of the Corporation's shares on The Toronto Stock Exchange on the trading day preceding the date of grant. The 1993-1998 Stock Option Plan expired on January 1, 1998.

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

ACCOUNTING FOR STOCK OPTION AND STOCK PURCHASE PLANS
The Corporation applies APB Opinion 25 in accounting for its stock option and purchase plans. The exercise price of all stock options is equal to the market price of the stock on the trading day preceding the date of grant. Accordingly, no compensation cost has been recognized in the financial statements for its stock option and stock purchase plans.

If the fair values of the options granted since fiscal 1996 had been recognized as compensation expense on a straight line basis over the vesting period of the grant (consistent with the method prescribed by FASB Statement No. 123), stock-based compensation costs would have reduced net income by $20,106,000, $9,096,000, and $8,239,000, reduced basic net income per share by $0.23, $0.11, and $0.09, and reduced diluted net income per share by $0.22, $0.10, and $0.09 in fiscal 2001, 2000, and 1999, respectively.

The fair value of the options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for fiscal 2001, 2000, and 1999, respectively: risk-free interest rates of 6.1%, 5.8%, and 5.5%, expected life of the options of 3.0 years, 2.8 years, and 2.9 years, expected volatility of 54%, 55%, and 56%, and for all years, a dividend yield of zero.

                                                                           P. 59

2OO1

                              COGNOS ANNUAL REPORT

--------------------------------------------------------------------------------

Activity in the stock option plans for fiscal 2001, 2000, and 1999 was as follows:


                                           ---------------------------------------------------------------------------
                                                            2001                      2000                     1999
                                           ---------------------------------------------------------------------------
                                                        Weighted                  Weighted                 Weighted
                                                         Average                   Average                  Average
                                                        Exercise                  Exercise                 Exercise
                                             Options       Price       Options       Price      Options       Price
                                           ---------------------------------------------------------------------------
                                              (000s)                    (000s)                   (000s)
Outstanding, beginning of year                7,270      $ 11.17        6,769      $  9.72       6,571      $  8.29
   Granted                                    2,537        34.02        2,772        11.18       1,935        13.33
   Exercised                                 (1,816)       10.23       (1,973)        7.81      (1,054)        3.94
   Cancelled                                   (422)       18.21         (298)       11.73        (683)        9.52
                                           ----------                ----------               ----------
Outstanding, end of year                      7,569        17.81        7,270        11.17       6,769         9.72
                                           ==========                ==========               ==========
Options exercisable at year end               1,607                     1,234                    1,460
                                           ==========                ==========               ==========
Weighted average per share fair
   value of options granted during
   the year calculated using the
   Black-Scholes option pricing model                    $ 14.07                   $  4.59                  $  5.54
                                                         =======                   =======                  =======


The following table summarizes significant ranges of outstanding and exercisable options held by directors, officers, and employees as of February 28, 2001:


                         ------------------------------------------------------------------
                                Options Outstanding                   Options Exercisable
                         ------------------------------------------------------------------
                                      Weighted      Weighted                     Weighted
                                       Average       Average                      Average
Range of Exercise                    Remaining      Exercise                     Exercise
Prices                     Options        Life         Price        Options         Price
-------------------------------------------------------------------------------------------
                            (000s)     (Years)                       (000s)
 $8.30 - $9.96              1,096         3.2         $ 8.48           392         $ 8.49
$10.33 - $10.45             2,754         5.6          10.34           726          10.34
$10.53 - $13.11             1,140         5.2          12.74           393          12.70
$16.63 - $26.44               355         7.3          19.07            60          18.20
$26.54 - $32.48               177         7.2          29.24            22          31.46
$33.95 - $34.18             1,882         7.1          33.95            14          33.95
$35.26 - $46.29               165         7.5          40.25            --             --
                         ----------                               ----------
                            7,569         5.7         $17.81         1,607         $11.27
                         ==================================================================


DEFERRED STOCK-BASED COMPENSATION
The Corporation recorded aggregate deferred stock-based compensation of $2,656,000, $0, and $3,467,000 in fiscal 2001, 2000, and 1999, respectively. In each year deferred stock-based compensation was recorded in connection with acquisitions made by the Corporation in which stock was issued to principals of the acquired companies, but held in escrow to be released on condition of continued tenure. Under generally accepted accounting principles, these amounts are accounted for as compensation rather than as a component of purchase price.

P. 60

2OO1

                              COGNOS ANNUAL REPORT

--------------------------------------------------------------------------------

NET INCOME PER SHARE
The dilutive effect of stock options is excluded under the requirements of FASB Statement No. 128 for calculating net income per share, but is included in the calculation of diluted net income per share.

The reconciliation of the numerator and denominator for the calculation of net income per share and diluted net income per share is as follows: (000s, except per-share amounts)


                                                            --------------------------------
                                                                 2001      2000      1999
                                                            --------------------------------
Net Income per Share
     Net income                                               $64,260   $58,815   $58,434
============================================================================================
     Weighted average number of shares outstanding             87,324    85,972    87,416
============================================================================================
     Net income per share                                     $  0.74   $  0.68   $  0.67
============================================================================================


Diluted Net Income per Share
     Net income                                               $64,260   $58,815   $58,434
============================================================================================
     Weighted average number of shares outstanding             87,324    85,972    87,416
     Dilutive effect of stock options* and deferred
     stock-based compensation                                   4,649     2,128     1,524
--------------------------------------------------------------------------------------------
     Adjusted weighted average number of shares outstanding    91,973    88,100    88,940
============================================================================================
     Diluted net income per share                               $0.70     $0.67     $0.66
                                                            ================================


* All anti-dilutive options have been excluded. The average number of anti-dilutive options was 557,000, 1,580,000, and 1,980,000 for fiscal 2001, 2000, and 1999, respectively.


11 _ PENSION PLANS
The Corporation operates a Retirement Savings Plan for the parent company and also operates various other defined contribution pension plans for its subsidiaries. The Corporation contributes amounts related to the level of employee contributions for both types of plans.

The pension costs in fiscal 2001, 2000, and 1999 were $4,248,000, $3,839,000, and $2,744,000, respectively.


12 _ SEGMENTED INFORMATION
The Corporation operates in one business segment--computer software solutions. This segment engages in business activities from which it earns license, support, and services revenue, and incurs expenses. Within this business segment, the Corporation develops, markets, and supports two complementary lines of software solutions that are designed to satisfy enterprise-wide business-critical needs. The Corporation's business intelligence software solutions allow customers, as well as their partners, customers, and suppliers, to analyze and report data from multiple perspectives. The Corporation's client/server application development tools are designed to increase the productivity of system analysts and developers. Cognos products are distributed both directly and through resellers worldwide.

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

                                                                           P. 61

2OO1

                              COGNOS ANNUAL REPORT

--------------------------------------------------------------------------------

No single customer accounted for 10% or more of the Corporation's revenue during any of the last three fiscal years. In addition, the Corporation is not dependent on any single customer or group of customers or supplier.

The accounting policies for the segment are the same as those described in the Summary of Significant Accounting Policies. The required financial information for segment profit and segment assets is the same as that presented in the Consolidated Financial Statements. Geographic information is as follows: ($000s)

                                       -----------------------------------------
                                             2001          2000          1999
                                       -----------------------------------------
Revenue to external customers*
  U.S.A                                 $ 281,907     $ 204,730     $ 153,827
  Canada                                   35,890        30,120        24,040
  United Kingdom                           44,381        44,972        41,563
  Europe                                  101,888        77,778        60,502
  Asia/Pacific                             31,586        28,040        21,193
--------------------------------------------------------------------------------
                                        $ 495,652     $ 385,640     $ 301,125
                                       =========================================

*Revenues are attributed to countries based on location of customer

                                       ---------------------------
                                             2001          2000
                                       ---------------------------
Fixed assets
  Canada                                 $ 55,466      $ 31,055
  U.S.A                                     9,510         8,659
  Other countries                           9,232         5,121
------------------------------------------------------------------
                                         $ 74,208      $ 44,835
                                       ===========================

                                       ---------------------------
Other assets
  Canada                                 $ 16,655      $  6,866
  U.S.A                                    13,926        12,284
------------------------------------------------------------------
                                         $ 30,581      $ 19,150
                                       ===========================

P. 62

2OO1

                              COGNOS ANNUAL REPORT

--------------------------------------------------------------------------------

13 _ NEW ACCOUNTING PRONOUNCEMENTS

In June 1998 the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which was subsequently amended by Statement No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities--an amendment of SFAS No. 133. Statement No. 133 requires that all derivative financial instruments be recognized in the financial statements and measured at fair value. Changes in fair value of derivative financial instruments are either recognized periodically in net earnings or shareholders' equity, as a component of accumulated other comprehensive income. The Corporation will adopt Statement No. 133 and the corresponding amendments under Statement No. 138 beginning March 1, 2001. The impact of adopting these Statements will not result in a material change to net income, nor a material change to accumulated other comprehensive income.

14 _ LITIGATION

On May 5, 2000 an action was filed in the United States District Court for the Northern District of California against the Corporation and its subsidiary, Cognos Corporation (collectively "Cognos") by Business Objects S.A. ("Complainant"), for alleged patent infringement. The complaint alleges that the Corporation's Impromptu product infringes the Complainant's United States Patent No. 5,555,403 entitled "Relational Database Access System using Semantically Dynamic Objects". The complaint seeks relief in the form of an injunction against the Corporation and unspecified damages. On May 30, 2000 the Corporation answered the complaint, denying all material allegations, and counterclaimed against the Complainant for a declaratory judgment that the Corporation is not infringing on the Complainant's patent and that the patent is invalid. As these actions are at the preliminary stage, the Corporation cannot estimate the financial impact, if any, at this time.

In addition, the Corporation and its subsidiaries may, from time to time, be involved in other legal proceedings, claims, and litigation that arise in the ordinary course of business which the Corporation believes would not reasonably be expected to have a material adverse effect on the financial condition of the Corporation.

15 _ COMPARATIVE RESULTS

Certain of the prior years' figures have been reclassified in order to conform to the presentation adopted in the current year.

                                                                           P. 63